    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2000
                                                               REGISTRATION NO.
===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              -------------------


                          BIOSHIELD TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

            GEORGIA                           2842                     58-2181628
   (State or jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification Number)

                          BIOSHIELD TECHNOLOGIES, INC.
                             5655 PEACHTREE PARKWAY
                            NORCROSS, GEORGIA 30092
                                 (770) 246-2000
                   (Address and telephone number of principal
               executive offices and principal place of business)

                                TIMOTHY C. MOSES
                          BIOSHIELD TECHNOLOGIES, INC.
                             5655 PEACHTREE PARKWAY
                            NORCROSS, GEORGIA 30092
                                 (770) 246-2000
           (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:

                             RAYMOND L. MOSS, ESQ.
                          SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                           1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200
                               (770) 481-7210 FAX

         APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                       Amount         Proposed maximum offering     Proposed maximum
      Title of each class of           to be                   price                   aggregate            Amount of
   securities to be registered      registered(1)             per share             offering price(2)    registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         2,500,000 shares           $10.1875                 $25,468,750          $6,723.75
-------------------------------------------------------------------------------------------------------------------------

 (1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock split, stock dividend or similar event.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq SmallCap Market(TM) on January 5, 2000 in accordance with Rule 457 under the Securities Act of 1933.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                                   PROSPECTUS


                          BIOSHIELD TECHNOLOGIES, INC.

                        2,500,000 Shares of Common Stock


This prospectus relates to the resale of up to 2,500,000 shares of our common stock, which we may sell to Jackson, LLC pursuant to the terms of a private equity credit agreement.

Jackson LLC is an "underwriter" within the meaning of the Securities Act in connection with the resale of the shares it receives pursuant to the private equity credit agreement. Accordingly, the 20% discount on the purchase of the common stock to be received by Jackson LLC will be an underwriting discount under the Securities Act.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol BSTI. On January 7, 2000, the closing bid price of our common stock on the Nasdaq SmallCap Market was $10.375.

Our principal executive offices are located at 5655 Peachtree Parkway, Norcross, Georgia 30092, and our telephone number is (770) 246-2000.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                The date of this prospectus is January 10, 2000

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this prospectus. Investment in our common stock involves a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors" beginning on page 5.

                                  THE COMPANY

         BioShield Technologies, Inc. is a development stage company that has not yet generated enough sales to support its operations. We are engaged since our organization in 1995 in the development, marketing, and sale of surface modifying antimicrobials and biostatic products. Our primary focus in this area is to exploit our proprietary technology to become the leader in topical antimicrobials and biocides for consumer, industrial and institutional markets, environmental services, and medical device markets. BioShield products are an easily applied reactive coating technology that modifies surfaces of all types, by creating an invisible covalent bond between surfaces and a variety of chemical agents.

         We have also filed applications for patents with the United States Patent and Trademark Office with respect to our proprietary technology and one such patent has been granted. Specifically, we have discovered and claimed a variety of new compositions and methods of making and using our proprietary antimicrobial products. The mode of action of the core microbial technology is to disrupt the microbial cell membrane. By contrast, other antimicrobials rely on absorption of the antimicrobial by the organisms, which in turn disrupts the metabolic systems. These characteristics of our products combine to make the products ideal for use in a wide range of medical, household, commercial, and industrial applications.

         The largest near-term opportunity for these products is in the mass-market retail outlets such as supermarkets, mass volume retailers, drug stores, and home improvement superstores. Sales through these customers began in January 1998 and continue through the date of this prospectus. In April of 1999, Bioshield launched its OdorFree(TM) product, an odor remover and fabric freshener in a number of food retailers located in the largest Texas markets. Shipments of this product have been made to several major supermarket chains in the Dallas, Houston, and San Antonio markets.

         On April 7, 1999, we created a subsidiary to develop electronic commerce via the Internet. This subsidiary will provide managed care solutions to physicians and consumers over the internet. This business unit will seek to integrate three product offerings for providers (point of care medication management, electronic charting system, and pharmaceutical care services) with a comprehensive healthcare web site. The subsidiary, currently named Electronic Medical Distribution, Inc. (eMD.com), has not as yet commenced operations and from its formation to date has been in the development stage, which means that its primary focus has been organizational activities, raising capital, regulatory approvals, research and development, and further investigation into new markets.

         As a result, we currently operate in two distinct business segments, antimicrobial and biostatic products for use within the retail and institutional markets through BioShield and pharmaceutical healthcare via the Internet through eMD.com.

                                  THE OFFERING


         Under the equity line credit agreement, Bioshield is entitled to periodically cause Jackson LLC to purchase shares of Bioshield common stock. The following is a summary of the terms of that agreement:

Securities to be sold:                  Bioshield common stock

Maximum purchase price:                 $10,000,000

Period of sale:                         24 months after the date of this
                                        prospectus

Maximum amount of each draw:            $1,500,000

Minimum amount of each draw:            $  250,000

Draw dates:                             Dates selected by Bioshield, but no
                                        more frequently then once every 20
                                        trading days.

Sale price per share to
Jackson LLC:                            80% of average market price

Payment and delivery of shares:         20 trading days following a draw

Conditions to draws:                    - Average market price of our common
                                          stock has been at least $1

                                        - Our common stock must continue to be
                                          traded on The Nasdaq SmallCap Market

                                        - No more than a total of 1,263,831
                                          shares may be issued to Jackson LLC by
                                          Bioshield under the agreement and this
                                          prospectus, unless we have secured
                                          shareholder consent to exceed that
                                          number

                                        - Jackson LLC's ownership of our common
                                          stock after each draw cannot exceed
                                          9.9% of our outstanding shares

                                        - The registration statement which
                                          includes this prospectus must be
                                          effective

Limits on short sales:                  Jackson LLC may engage in short sales
                                        only after we have notified it of an
                                        upcoming draw, and only with respect to
                                        the number of shares covered by the
                                        draw

Ability to immediately resell shares:   Jackson LLC is able to immediately
                                        resell to the public any shares it
                                        acquires from us

Finder's fee:                           For arranging the sale to Jackson LLC,
                                        we have agreed to pay to J.P. Carey
                                        Securities, Inc., as agent, and
                                        Greenfield Capital Partners LLC, as
                                        subagent, the following fees:

                                             - a aggregate of 4% of the cash
                                               received from each draw;

                                             - warrants equal to 6,666 shares
                                               per each $1 million raised in
                                               each draw. The warrants will have
                                               an exercise price equal to the
                                               fair market value of a share of
                                               Bioshield's stock on the day
                                               immediately prior to the draw,
                                               and will have a term of 5 years.

                         SELECTED FINANCIAL INFORMATION

    The following selected financial data has been derived from our audited balance sheets as of June 30, 1998 and 1999 and audited income statements for the fiscal periods ended June 30, 1999, 1998, and 1997 and unaudited financial statements as of and for the three month periods ended September 30, 1999 and 1998. This selected financial data should be read together with the our financial statements and related notes included in this prospectus. See "Financial Statements."

                                                                                                           THREE MONTHS
                                                          FISCAL PERIODS ENDED JUNE 30,                  ENDED SEPTEMBER 30,
                                                   ---------------------------------------------    ----------------------------
                                                       1997             1998             1999          1998             1999
                                                   -----------      -----------      -----------    -----------      -----------

              OPERATING DATA:
              Net sales ......................     $   775,315      $   462,471      $   305,336    $    87,854      $   144,445
              Cost of sales ..................         315,822          154,658          188,913         33,736           90,488
              Gross profit ...................         459,493          307,813          116,423         54,118           53,957
              Operating expenses .............         987,353        1,764,909        3,566,213        412,163        4,463,105
              Operating loss .................        (527,860)      (1,457,096)      (3,449,790)      (358,045)      (4,409,148)
              Net loss .......................        (514,459)      (1,471,929)      (3,289,616)      (373,562)      (4,347,177)
              Basic net loss per common
              share ..........................     $     (0.12)     $     (0.33)     $     (0.57)   $     (0.08)     $     (0.69)

                                                                          AT JUNE 30,           AT SEPTEMBER 30,
                                                                      1998          1999             1999
                                                                  -----------    -----------    ----------------

                    BALANCE SHEET DATA:
                    Working capital (deficit) ..............      $(1,026,275)   $ 6,975,205      $ 4,308,771
                    Current assets .........................          272,001      7,827,050        5,616,012
                    Total assets ...........................          437,623      8,223,743        6,770,182
                    Total liabilities and minority
                    interest ...............................        1,298,276      5,650,595        7,431,991
                    Accumulated deficit ....................       (2,342,704)    (5,632,320)      (9,979,497)
                    Shareholder's equity (deficit) .........         (860,653)     2,573,148         (661,809)
                    Common shares outstanding ..............        4,395,040      6,322,315        6,325,915

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

         We make statements in this prospectus and in the documents we file with the Commission that are considered "forward-looking statements" within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projects:

         - failure to obtain EPA or FDA approvals for antimicrobial and biostatic products;

         - inability to commercialize Bioshield's antimicrobial and biostatic technology in a cost-effective manner;

         - the introduction of equally or more effective antimicrobial and biostatic products by competitors, especially larger competitors with established distribution systems and substantially greater financial resources;

         -        failure to obtain new customers or retain existing customers;

         - inability to carry out marketing and sales plans or to establish Electronic Medical Distribution as a widely-used Internet resource;

         -        inability to obtain capital for future growth;

         -        loss of key executives; and

         -        general economic and business conditions.

         We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward-looking statements.

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. Prospective investors should consider the following factors in addition to other information set forth in the prospectus before purchasing the common stock.

WE ARE A DEVELOPMENT STAGE COMPANY ENGAGED IN PRODUCT DEVELOPMENT AND WITH LIMITED OPERATING HISTORY

         Bioshield was organized in June 1995 and is a development stage company. Bioshield's long-term viability, profitability and growth will depend upon successful commercialization of products resulting from our research and product development activities. We may not be able to sell significant quantities of any product, outside of retail distribution channels until such time, if ever, as we receive regulatory approval to commercially market our products in the industrial and medical markets. Any such approvals may however be limited in scope. Many of our products will require laboratory and clinical testing and investment prior to obtaining such approvals for any product with the EPA and the FDA and prior to full commercialization. No assurances can be given that any such approvals will be obtained. No FDA applications or registrations have been filed to date and none are anticipated to be filed in the near future. Moreover, with respect to the FDA, adverse or inconclusive results in clinical trials could significantly delay or ultimately preclude any such approvals. Even if we obtain approvals there can be no assurance that any product approval will lead to the successful commercialization of such product.

Further, as a development stage company, we have limited relevant operating history upon which you can evaluate our prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated healthcare, drug, and medical device industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered in shifting from development to commercialization of new products. See "Business."

WE HAVE GENERATED LIMITED REVENUES TO DATE, HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT CONTINUED LOSS

         Through September 30, 1999, although we have recorded contract revenues, we have generated only limited revenues from product sales and consulting of $1,727,475 since 1995. Moreover, we have incurred significant losses, including losses of $356,316, $514,459, $1,471,929, and $3,289,616 for the years ended June 30, 1996, 1997, 1998 and 1999, respectively. For the years ended June 30, 1996, 1997, 1998 and 1999, we recorded product sale revenues of $0, $775,315, $462,471 and $305,336. Our net sales during the three months ended September 30, 1998 and 1999 were $87,854 and $144,445, respectively, while net losses increased from $373,562 to $4,347,177 as we used the proceeds of our initial public offering to increase marketing efforts.

         Because we will continue to have a high level of research and development and general and administrative expenses and will not have matching contract revenues as such expenditures are incurred, we anticipate continued greater net losses until such time, if ever, as we are able to generate sufficient revenues to support our operations.

LOSSES WILL PROBABLY CONTINUE FOR AN INDEFINITE PERIOD

         We believe that our ability to generate sufficient revenues, aside from the retail market, may depend on the success of the obtaining regulatory registrations for the commercial sale of products, including approval of any manufacturing facilities established or maintained by us or our suppliers that produce such products. There can be no assurance that any of such events will occur, that we will attain revenues from commercialization of our products or that we will ever achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

CONTINUED EXISTENCE AS A GOING CONCERN IS ULTIMATELY DEPENDENT UPON THE SUCCESS OF FUTURE OPERATIONS AND OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

         Our capital requirements have been and will continue to be significant. To fund our capital requirements to date, we have been dependent primarily on:

         -        sales revenues generated primarily from the sale of products;

         - the net cash proceeds of private placements of Bioshield securities; and

         - the aggregate net proceeds of our initial public offering of approximately $5.1 million.

We anticipate, based on our currently proposed plans and assumptions relating to our operations, that current working capital and projected revenues, together with the anticipated proceeds of this offering, will be sufficient to satisfy our estimated cash requirements for up to twelve months. We expect to incur substantial costs over approximately the next three years to complete our primary development of products for the medical and industrial markets. Therefore, unless we generate significant revenues during such period, we will need additional financing to fully fund such development. We have no current sources of additional financing and it is not anticipated that any of the officers, directors or shareholders of Bioshield will provide any portion of our future financing requirements. We cannot assure you that additional financing will be available on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed could require us to significantly curtail or possibly cease operations.

We may also need to raise additional funds to respond to business contingencies, which may include the need to:

         -        fund more rapid expansion;

         -        fund additional marketing expenditures;

         - develop new or enhance existing editorial content, features or services;

         -        enhance our operating infrastructure;

         -        respond to competitive pressures; or

         -        acquire complementary businesses or necessary technologies.

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance editorial content, features or services, or otherwise respond to competitive pressures would be significantly limited. Please see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

A NEW VENTURE WILL DEPLETE OUR CAPITAL MORE QUICKLY

         We have recently organized a subsidiary, eMD.com, which will engage in the sale of drug and healthcare related products over the Internet. We anticipate requiring substantial capital well in excess of what we now have available in order to complete the development and implement the operation of eMD.com.

BIOSHIELD WILL NOT BE ABLE TO GROW IF OUR PRODUCTS ARE NOT APPROVED, AND WE BEAR SUBSTANTIAL REGULATORY COSTS

         The development, manufacture, testing and marketing of all of our products are subject to extensive regulation by numerous authorities in the United States and other countries. In the United States, before new antimicrobial products for humans are permitted to be marketed commercially, they must undergo extensive preclinical and clinical testing. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of our products and our ability to generate revenues from the sale or licensing of such products. There can be no assurance that we will obtain regulatory approvals in the United States or any other country to sell our products for such purposes.

WE ARE AT A COMPETITIVE DISADVANTAGE TO LARGE, WELL-ESTABLISHED COMPANIES

         The markets for our products are competitive. Competition from companies that produce antimicrobials for commercial use is intense and expected to increase. There can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with our products. We are aware of several other companies that manufacture products that compete directly with our products. Certain of these companies have well-established reputations for success in the development, sale and service of conventional antimicrobials and have substantially greater financial, technical, personnel and other resources than we do. We compete on the basis of technological suitability, quality, performance characteristics and price of our products, our ability to meet customer specifications, and the quality of technical assistance and service furnished to our customers. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance our existing products or develop or acquire new products. See "Business -- Competition."

OUR PRODUCTS MAY BECOME OBSOLETE

         The antimicrobial industry is subject to rapid and significant technological change, and our ability to compete is dependent in large part on continued improvements to our products and technologies. In order to do so, we must effectively utilize and expand our research and development capabilities, and, once developed, expeditiously convert new technology into products and processes that we can commercialize. Our competitors may succeed in developing technologies, products and processes that render our processes and products obsolete. Certain entities, such as Emory University, have filed applications for or have been issued patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or otherwise related to ours. The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products. See "Business -- Competition."

OUR BUSINESS EXPOSES US TO POTENTIAL PRODUCT LIABILITY RISKS THAT ARE INHERENT IN THE TESTING, MANUFACTURING, MARKETING AND SALE OF THERAPEUTIC PRODUCTS

         While we will take precautions we deem appropriate; there can be no assurance that we will be able to avoid significant product liability exposure. We have obtained general liability insurance in the amount of $1,000,000, which includes aggregate product coverage of $1,000,000. We also have an umbrella liability policy with aggregate limits of $5,000,000. There can be no assurance that we will be able to obtain coverage on acceptable terms or that any insurance policy will provide adequate protection against potential claims. A successful claim brought against us in excess of any insurance coverage could have a material adverse effect upon us.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS

         To date, we have generated limited revenues from sales of our products. We have not yet commenced significant marketing activities, and we have limited marketing experience and limited resources to independently undertake extensive marketing activities. As is typically the case, the demand and market acceptance for our newly introduced, innovative products is highly uncertain. Achieving market acceptance for our products will require substantial marketing efforts and expenditure of significant funds to inform customers of the distinctive characteristics and benefits of using our products. There can be no assurance that our efforts will result in successful product commercialization or initial or continued market acceptance for our products.

WE ARE VERY DEPENDENT ON KEY PERSONNEL

         Our success will be largely dependent on the abilities and continued personal efforts of Timothy C. Moses, one of Bioshield's founders, Co-Chairman of the Board, President, and Chief Executive Officer; and Jacques Elfersy, founder, Co-Chairman of the Board, Senior Vice President, Secretary, Treasurer, and Director. We employ Messrs. Moses and Elfersy under an employment agreement expiring January 1, 2003. The loss of the services of either Mr. Moses or Mr. Elfersy would have a material adverse effect on us. We are a beneficiary of key man life insurance policies, each in the amount of $1,000,000, on each of Mr. Moses and Mr. Elfersy. We do not currently own policies covering any other officer or employee. See "Management."

BIOSHIELD IS CONTROLLED BY MESSRS. MOSES AND ELFERSY, WHOSE INTERESTS DO NOT ALWAYS COINCIDE WITH YOURS

         Mr. Moses, Co-Chairman, President, and Chief Executive Officer of Bioshield, and Mr. Elfersy, Co-Chairman of the Board, Senior Vice President, Treasurer, Secretary and Director, beneficially own approximately 22.7%, and approximately 24.9%, respectively, of the shares of common stock outstanding. In the likely event that Mr. Moses and Mr. Elfersy were to act in concert, they could generally control the affairs of Bioshield. These two shareholders may be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption of amendments to Bioshield's Articles of Incorporation or Bylaws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets. Their control could also have the effect of delaying, deferring or preventing a change in control of Bioshield that you would prefer to occur. See "Risk Factors -- Anti-Takeover Provisions," "Principal Shareholders," and "Description of Common Stock."

THERE IS NO ASSURANCE OF A CONTINUED PUBLIC MARKET

         The market prices for securities of biotechnology companies have been volatile. Announcements of technological innovations or new products by us or our competitors, developments concerning proprietary rights (including patents and litigation matters), publicity regarding actual or potential clinical testing relating to products under development by us or others, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies. The common stock of small and emerging growth companies such as ours that trade in the over-the-counter market have experienced particularly wide price fluctuations not necessarily related to the operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

         As of November 11, 1999, there were 4,505,092 shares of common stock that were restricted securities that became eligible for resale under Rule 144 under the Securities Act of 1933, after expiration of a "lock-up" agreement in September 1999. Sales of significant amounts of those shares in the public market could adversely affect the market price of the common stock. See "Shares Eligible for Future Sale," "Principal Shareholders," "Management's Discussion and Analysis of Financial Condition and Operating Results," and "Liquidity and Capital Resources."

EFFECT OF OUTSTANDING WARRANTS

         We have filed a registration statement covering 1,300,000 shares of common stock issuable upon exercise of our publicly-traded redeemable warrants. That registration statement also covers up to 130,000 shares of common stock and 65,000 redeemable underwriters' warrants that may be purchased by the underwriters of Bioshield's initial public offering and their assignees, and up to 65,000 shares that may be purchased upon exercise of those redeemable underwriters' warrants.

         The shares of common stock underlying the warrants issued in our February and March 1998 private placements have certain registration rights and anti-dilution provisions. The terms on which we might obtain additional financing may be adversely affected by the existence of those warrants. Bioshield has agreed that, under certain circumstances, it will register under federal and state securities laws the common stock underlying the 1998 warrants, and/or related securities. Those registrations could involve substantial expense and may adversely affect the terms on which we may obtain financing. See "Description of Securities."

EFFECT OF EMD.COM PRIVATE PLACEMENT FINANCING

         The shares of common stock which were sold by eMD.com to a group of investors in connection with eMD.com's $6,000,000 private placement of common stock in June and July 1999 may enable the holders of the shares, in the event that eMD.com has not become a reporting company under the Securities and Exchange Act of 1934, as amended, by May 31, 2000, to exchange the shares for freely tradeable registered shares of Bioshield over a minimum period of six months thereafter at a pre-agreed discount to the then current market price of Bioshield common stock. The effect of such exchanges, if triggered, may have a negative impact on the trading prices of Bioshield's common stock, may enable these investors to acquire a substantial ownership position in Bioshield and may significantly dilute the interest of existing Bioshield shareholders.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

         We have reserved 1,200,000 shares of common stock for issuance to key employees, officers, directors and consultants pursuant to our 1997 stock incentive plan and 1,000,000 shares of common stock for issuance to directors pursuant to our 1996 directors' stock option plan. To date, 758,000 options have been granted under the Incentive Plan, of which 355,000 are immediately exercisable and 250,000 options have been granted under the Director Plan, of which 210,000 are immediately exercisable. The existence of these options and any other options or warrants may prove to be a hindrance to future equity financing by Bioshield and may result in sales of common stock to officers and directors at prices well below the market price at the time of option exercise. See "Management -- Stock Option Plan."

AUTHORIZATION OF PREFERRED STOCK

         Bioshield's articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue additional preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used to discourage, delay, or prevent a change in control of Bioshield. Although management has no present intention of issuing any shares of its authorized preferred stock, Bioshield may do so in the future. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders.

ANTI-TAKEOVER PROVISIONS

         Our articles of incorporation and bylaws contain numerous anti-takeover provisions intended to encourage any potential acquiror of Bioshield to deal directly with Bioshield's Board of Directors. Among the features of Bioshield's articles of incorporation and bylaws that could have anti-takeover effects are:

         - a classified board of directors with Board members serving staggered three-year terms;

         - prohibition of majority shareholder actions by written consent;

         - restricting the power to call special meetings of shareholders to the Chairman of the Board of Directors, President, board of directors or the holders of two-thirds of the outstanding shares of Bioshield's capital stock entitled to vote generally in the election of directors not held by an "Interested Shareholder" (generally, a shareholder that, together with its affiliates, associates and any persons acting in concert with them, acquires beneficial ownership of fifteen percent or more of the outstanding shares of such voting stock after July 15, 1997);

         - requiring advance notice of shareholder nominees to stand for election to the board of directors or of shareholder introduced business to be considered at a shareholders meeting;

         - adoption of the requirements of Part 3 of Article 11 of the Georgia Business Corporation Code regarding business combinations;

         - express authorization of the board of directors to consider the effects of a proposed acquisition on Bioshield employees, customers and suppliers and the communities where Bioshield operates;

         - requiring cause and a greater than majority vote of shareholders to approve removal of directors and amendments to Bioshield's articles of incorporation or bylaws and providing for a greater than majority vote of shareholders in certain circumstances relating to an acquisition of Bioshield unless the amendment or acquisition have been approved by the board of directors.

These anti-takeover provisions could also allow the board of directors to impede or prevent an acquisition of Bioshield even if shareholders support the acquisition, and could also serve to entrench incumbent management.

         In connection with its initial public offering in the State of California, Bioshield agreed to submit to its shareholders at its next annual meeting a proposal to amend Bioshield's Articles and Bylaws to (i) provide that holders of ten percent (10%) or more of the outstanding shares of Bioshield's capital stock can call a special shareholders meeting and (ii) eliminate the "Fair Price" requirements enacted by Bioshield pursuant to O.C.G.A. ss.ss.14-2-1110 -- 1133, which are designed to encourage any person before acquiring fifteen percent (15%) or more of Bioshield's outstanding common stock to seek approval of Bioshield's board of directors for the terms of any contemplated business combination. The effect of these existing provisions is to prohibit, among other things, a business combination with an interested shareholder for five (5) years, subject to certain exceptions, which include obtaining board of directors' approval of the proposed transaction and in certain cases shareholder approval. Messrs. Moses and Elfersy have agreed to vote their shares in favor of the proposals at the next annual shareholders meeting. Approval of these proposals will require a majority vote of Bioshield's shareholders. In the event that these proposals are adopted, Bioshield may be more vulnerable to, among other things, a hostile takeover or other business combination or transaction that is not approved by Bioshield's board of directors.

BIOSHIELD HAS NOT PAID DIVIDENDS AND IS NOT LIKELY TO PAY DIVIDENDS FOR AT LEAST SEVERAL YEARS

         To date, Bioshield has not paid any cash dividends on its common stock and it does not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, future agreements or credit facilities may restrict dividend payments. See "Dividend Policy" and "Description of Common Stock."

POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; RISKS OF LOW-PRICED STOCKS

         While the common stock has met the current initial listing requirements for inclusion in the Nasdaq SmallCap Market, there can be no assurance that they will meet continued listing requirements. Under current criteria for continued inclusion on the SmallCap Market:

         - Bioshield will have to maintain at least $2,000,000 in net tangible assets or $35,000,000 market capitalization or achieve net income of $500,000 for two of the last three years,

         - the minimum bid price of the common stock will have to be $1.00 per share,

         - there must be at least 500,000 shares in the public float valued at $1,000,000 or more,

         - the common stock must have at least two active market makers, and

         -        the common stock must be held by at least 300 holders.

         If Bioshield is unable to satisfy the SmallCap Market's maintenance requirements, its securities may be delisted. The common stock and warrants would then be traded only in the over-the-counter market in the so-called "pink sheets" or the NASD's OTC Bulletin Board. Consequently, the liquidity of Bioshield's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduced numbers of security analysts' and the news media's coverage of Bioshield, and lower prices for our securities than might otherwise be attained.

         In addition, if the common stock is delisted from trading on the SmallCap Market and the trading price of the common stock falls below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the

Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer's confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in the common stock, which could severely limit the liquidity of the common stock and the ability of purchasers in this offering to sell the common stock in the secondary market.

RISKS PARTICULAR TO EMD.COM

         eMD.com has not as yet commenced its internet and related operations and is still in the process of developing the site and related business. Bioshield intends to launch the consumer and physician portions of its website on or about December 1999. Accordingly, we have an extremely limited operating history. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, including the Internet market. These risks and difficulties include our ability with respect to eMD.com to:

         - attract a larger audience of users to our Internet-based consumer healthcare network;

         -        increase awareness of our brand;

         - strengthen user loyalty and increase the number of registered users;

         - offer compelling on-line content, services and e-commerce opportunities;

         - maintain our current, and develop new, affiliate relationships;

         - attract a large number of advertisers who desire to reach our users;

         - respond effectively to the offerings of competitive providers of healthcare information on the Internet;

         -        continue to develop and upgrade our technology; and

         -        attract, retain and motivate qualified personnel.

         We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address adequately any of these risks or difficulties our business would likely suffer. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for detailed information on our extremely limited operating history and limited financial resources.

         OUR BUSINESS IS CHANGING RAPIDLY, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO VARY AND OUR STOCK PRICE TO FLUCTUATE.

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. If we have a shortfall in revenue in relation to our expenses, or if our expenses precede increased revenues, then our business would be materially adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

         Important factors which could cause eMD.com's results to fluctuate materially include:

-        our ability to attract and retain users;

- our ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

-        traffic levels on our Internet site;

- our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce offerings;

- new Internet sites, services or products introduced by us or our competitors;

-        the level of Internet and other on-line services usage;

- our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

- our ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments; and

- technical difficulties or system downtime affecting the operation of our website.

         eMD.com revenues for the foreseeable future will remain dependent on user traffic levels, advertising and e-commerce activity on eMD.com and the level of physician participation. Such future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations, expand and develop content and upgrade and enhance our technology and infrastructure development in order to support our growth. Many of the expenses associated with these activities--for example, personnel costs and technology and infrastructure costs--are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, in which case our results of operations would suffer. However, we cannot assure you that we will ever achieve profitable operations for eMD.com.

         Market prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

         WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRAND IN ORDER TO ATTRACT USERS TO OUR NETWORK AND GENERATE ADVERTISING, SPONSORSHIP AND E-COMMERCE REVENUE.

         In order to expand our audience of users and increase our on-line traffic, we must establish, maintain and strengthen our brand. For us to be successful in establishing our brand, healthcare consumers must perceive us as a trusted source of healthcare information, products and services, and advertisers, merchants and manufacturers must perceive us as an effective marketing and sales channel for their products and services. We expect that we will need to increase substantially our marketing budget in our efforts to establish brand recognition and brand loyalty. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot strengthen our brand.

         WE HAVE COMMITTED AND WILL REQUIRE SIGNIFICANT FINANCIAL AND MARKETING RESOURCES TO EXPAND OUR NETWORK; IF WE ARE UNABLE TO EARN REVENUES IN EXCESS OF THESE COMMITMENTS, OUR BUSINESS WILL SUFFER.

         In order to expand our network, we intend on entering into a number of strategic partnerships which will involve the payment of significant funds for prominent or exclusive carriage of our healthcare information and services. These transactions are premised on the assumption that the traffic we obtain from these arrangements will permit us to earn revenues in excess of the payments made to partners. This assumption is not yet proven, and if we are unsuccessful in generating sufficient resources to offset these expenditures, we will likely be unable to operate our business.

         IN ORDER TO ATTRACT AND RETAIN OUR AUDIENCE OF USERS, WE MUST PROVIDE HEALTHCARE CONTENT, TOOLS AND OTHER FEATURES WHICH MEET THE CHANGING DEMANDS OF THOSE USERS.

         One of our fundamental business objectives is for eMD.com to be a trusted source for healthcare information, products, and services. As with any form of consumer-oriented media, we have to provide editorial content, interactive tools and other features that consumers demand in order to continue to attract and retain our audience of users. We expect that competitive factors will create a continuing need for us to retain, improve and add to our editorial content, interactive tools and other features. We will not only have to expend significant funds and other resources to continue to improve our network, but we must also properly anticipate and respond to consumer preferences and demands. Competition for content will likely increase the fees charged by high quality content providers. The addition of new features will also require that we continue to improve the technology underlying our website. These requirements are significant, and we may fail to execute on them quickly and efficiently. If we fail to expand the breadth of our offerings quickly, or these offerings fail to achieve market acceptance, our business will suffer significantly.

         OUR BUSINESS MODEL RELIES ON INTERNET ADVERTISING AND SPONSORSHIP ACTIVITIES WHICH MAY NOT BE EFFECTIVE OR PROFITABLE MARKETING MEDIA.

         Our future is highly dependent on increased use of the Internet as an advertising medium. We expect to derive a portion of our revenues from advertising and sponsorships. The Internet advertising market is new and rapidly evolving, and we cannot yet predict its effectiveness as compared to traditional media advertising. As a result, demand and market acceptance for Internet advertising solutions are uncertain. Most of our current or potential advertising customers have little or no experience advertising over the Internet and have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. We cannot assure you that the market for Internet advertising will continue to emerge or become sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our ability to generate advertising revenue would be materially adversely affected.

         Various pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard, thereby making it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, "filter" software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

         In order to execute our growth plan we must attract, retain and motivate highly skilled employees, and we face significant competition from other Internet and new media companies in doing so.

         In addition, as our market develops, seasonal and cyclical patterns may emerge. These patterns may affect our revenues. We cannot yet predict to what extent our operations will prove to be seasonal.

         WE DEPEND ON THIRD-PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR TERMINABLE, TO GENERATE ADVERTISING AND PROVIDE US WITH CONTENT.

         We will depend, on a number of third-party relationships to increase traffic on eMD.com and thereby generate advertising and other revenues. Outside parties on which we depend include unrelated website operators that provide links to eMD.com, providers of healthcare content and the on-line property representation company which provides us with advertising sales services. Many of our arrangements with third-party Internet sites and other third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. We cannot assure you that third parties regard our relationship with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

         We intend to produce only a portion of the healthcare content that will be found on the eMD.com network. We will rely on third-party organizations that have the appropriate expertise, technical capability, name recognition, reputation for integrity, and willingness to syndicate product content for branding and distribution by others. As health-related content grows on the Internet, we believe that there will be increasing competition for the best product suppliers, which may result in a competitor acquiring a key supplier on an exclusive basis, or in significantly higher content prices. Such an outcome could make the eMD.com network less attractive or useful for an end user which could reduce our advertising and e-commerce revenues.

         We cannot assure you that we will be able to maintain relationships with third parties that supply us with content, software or related products or services that are crucial to our success, or that such content, software, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure you that the content, software, products or services of those companies that provide access or links to our website will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

         WE HAVE RECENTLY EXPERIENCED AND ARE CURRENTLY EXPERIENCING RAPID GROWTH IN OUR BUSINESS, AND OUR INABILITY TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

         We have experienced and are currently experiencing a period of significant growth. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls, expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected.

         Several members of our senior management joined us 1999, including Sharon Allred, Senior Vice President and Timothy S. Heyerdahl, Chief Financial Officer. These individuals are currently becoming integrated with the other members of our management team. We cannot assure you that our management team will be able to work together effectively or successfully manage our growth. We believe that the successful integration of our management team is critical to our ability to effectively manage our operations and support our anticipated future growth.

         ANY FUTURE ACQUISITIONS WE MAKE OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND/OR THE DISTRACTION OF OUR MANAGEMENT, DUE TO DIFFICULTIES IN ASSIMILATING ACQUIRED PERSONNEL AND OPERATIONS.

         We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions contemplate the other party making an investment in Bioshield. However, no assurance can be given in this regard. We cannot assure you that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

         IF OUR ABILITY TO EXPAND OUR NETWORK INFRASTRUCTURE IS CONSTRAINED IN ANY WAY WE COULD LOSE CUSTOMERS AND SUFFER DAMAGE TO OUR OPERATING RESULTS.

         Presently, our website is not yet operational. We must continue to expand and adapt our network infrastructure to accommodate additional users, increase transaction volumes and changing consumer and customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our website or to expand and upgrade our systems and infrastructure to accommodate such increases. Our systems may not accommodate increased use while maintaining acceptable overall performance. Service lapses could cause our users to instead use the on-line services of our competitors.

         WE MAY HAVE LIABILITY FOR INFORMATION WE PROVIDE ON OUR WEBSITE OR WHICH IS ACCESSED FROM OUR WEBSITE.

         Because users of our website access health content and services relating to a condition they may have or may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against on-line services in the past. Others could also sue us for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. While our agreements, including those with content providers, in some cases provide that we will be indemnified against such liabilities, such indemnification, if available, may not be adequate. Our insurance may not adequately protect us against these types of claims. Further, our business is based on establishing the eMD.com network as a trustworthy and dependable provider of healthcare information and services. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and our business.

         ANY FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO ESTABLISH OUR BRAND.

         Our intellectual property is important to our business. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. Federal registrations are pending for eMD.com as well as other service and trademarks. If we lose our right to use the eMD.com name, we would be forced to change our corporate name and adopt a new domain name. These changes could confuse current and potential customers and would adversely impact our business. We also rely on a variety of technologies that are licensed from third parties, including our database and internet server software, which is used in the eMD.com website to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future.

         YEAR 2000 PROBLEMS MAY DISRUPT OUR OPERATIONS WHICH COULD RESULT IN LOST REVENUES AND INCREASED OPERATING COSTS.

         Because our business depends on computer software, we have begun to assess the Year 2000 readiness of our systems. We are also in the process of contacting certain third-party vendors, licensors and providers of hardware, software and services regarding their Year 2000 readiness. Following our Year 2000 assessment and after contacting these third parties, we will be able to make a final evaluation of potential risks and costs. Third-party software, hardware or services incorporated into our systems may need to be revised or replaced, which could be time consuming and expensive, potentially resulting in lost revenues and increased costs for us. For a preliminary evaluation of the potential impact of these Year 2000-related issues on us, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

         OUR BUSINESS MAY FACE ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

         In addition to the risks specifically identified in this Risk Factors section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which ultimately impair our business, results of operations and financial condition.

         RISKS RELATED TO OUR INDUSTRY

         CONSUMERS AND THE HEALTHCARE INDUSTRY MUST ACCEPT THE INTERNET AS A SOURCE OF HEALTHCARE CONTENT AND SERVICES FOR OUR BUSINESS MODEL TO BE SUCCESSFUL.

         To be successful, we must attract to our network a significant number of consumers as well as other participants in the healthcare industry. To date, consumers have generally looked to healthcare professionals as their principal source for health and wellness information. Our business model assumes that both physicians and consumers will use healthcare information and purchase goods and services, including prescriptions drugs available on our network, that consumers will access important healthcare needs through electronic commerce using our website, and that local healthcare organizations will affiliate with us. This business model is not yet proven, and if we are unable to successfully implement our business model, our business will be materially adversely affected.

         THE INTERNET INDUSTRY IS HIGHLY COMPETITIVE AND CHANGING RAPIDLY, AND WE MAY NOT HAVE THE RESOURCES TO COMPETE ADEQUATELY.

         The number of Internet websites offering users healthcare content, products and services is vast and increasing at a rapid rate. These companies compete with us for users, advertisers, e-commerce transactions and other sources of on-line revenue. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional means as well as through new

Internet initiatives. We believe that competition for healthcare consumers will continue to increase as the Internet develops as a communication and commercial medium.

         We compete directly for users, advertisers, e-commerce merchants, syndication partners and other affiliates with numerous Internet and non-Internet businesses, including:

         - health-related on-line services or websites targeted at consumers, such as accesshealth.com, ahn.com, betterhealth.com, drkoop.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org;
                  mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

         - on-line and Internet portal companies, such as America Online, Inc.; Microsoft Network; Yahoo! Inc.; Excite, Inc.; Lycos Corporation and Infoseek Corporation;

         - electronic merchants and conventional retailers that provide healthcare goods and services competitive to those available from links on our website;

         - hospitals, HMOs, managed care organizations, insurance companies and other healthcare providers and payors which offer healthcare information through the Internet; and

         - other consumer affinity groups, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc. which offer healthcare-related content to specific demographic groups.

         Many of these potential competitors are likely to enjoy substantial competitive advantages compared to Bioshield, including:

         - the ability to offer a wider array of on-line products and services;

         -        larger production and technical staffs;

         - greater name recognition and larger marketing budgets and resources;

         -        larger customer and user bases; and

         - substantially greater financial, technical and other resources.

         To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products and services, as well as our sales and marketing channels. Increased competition could result in a loss of our market share or a reduction in our prices or margins. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services.

         OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION RELATING TO THE INTERNET WHICH COULD IMPAIR OUR OPERATIONS.

         Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

         Since we operate a healthcare network over the Internet, our business is subject to government regulation specifically relating to medical devices, the practice of medicine and pharmacology, healthcare regulation, insurance and other matters unique to the healthcare area.

         Laws and regulations have been or may be adopted with respect to the provision of healthcare-related products and services on-line, covering areas such as:

         -        the regulation of medical devices;

         - the practice of medicine and pharmacology and the sale of controlled products such as pharmaceuticals on-line;

         - the regulation of government and third-party cost reimbursement; and

         -        the regulation of insurance sales.

         FDA REGULATION OF MEDICAL DEVICES. Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA; however, our applications and services may become subject to FDA regulation. Additionally, we may expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent our introduction of new applications or services.

         REGULATION OF THE PRACTICE OF MEDICINE AND PHARMACOLOGY. The practice of medicine and pharmacology requires licensing under applicable state law. We have endeavored to structure our website and affiliate relationships to avoid violation of state licensing requirements, but a state regulatory authority may at some point allege that some portion of our business violates these statutes. Any such allegation could result in a material adverse effect on our business. Further, any liability based on a determination that we engaged in the practice of medicine without a license may be excluded from coverage under the terms of our current general liability insurance policy.

         FEDERAL AND STATE HEALTHCARE REGULATION. We earn a service fee when users on our website purchase prescription pharmacy products from certain of our e-commerce partners. The fee is not based on the value of the sales transaction. Federal and state "anti-kickback" laws prohibit granting or receiving referral fees in connection with sales of pharmacy products that are reimbursable under federal Medicare and Medicaid programs and other reimbursement programs. Although there is uncertainty regarding the applicability of these regulations to our e-commerce revenue strategy, we believe that the service fees we receive from our e-commerce partners are for the primary purpose of marketing and do not constitute payments that would violate federal or state "anti-kickback" laws. However, if our program were deemed to be inconsistent with federal or state law, we could face criminal or civil penalties. Further, we would be required either not to accept any transactions which are subject to reimbursement under federal or state healthcare programs or to restructure our compensation to comply with any applicable anti-kickback laws or regulations. In addition, similar laws in several states apply not only to government reimbursement but also to reimbursement by private insurers. If our activities were deemed to violate any of these laws or regulations, it could cause a material adverse affect on our business, results of operations and financial condition.

         STATE INSURANCE REGULATION. In addition, we market insurance on-line, offered by unrelated third parties, and receive referral fees from those providers in connection with this activity. The use of the Internet in the marketing of insurance products is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to our activities. If we were required to comply with such licensing laws, compliance could be costly or not possible. This could have a material adverse effect on our business.

         THERE IS NO ESTABLISHED MARKET FOR THE CONSUMER HEALTHCARE E-COMMERCE TRANSACTIONS WE FACILITATE.

         We plan to develop relationships with retailers, manufacturers and other providers to offer healthcare products and services through direct links from our website to their website. Such a strategy involves numerous risks and uncertainties. There is no established business model for the sale of healthcare products or services over the Internet. Accordingly, we have limited experience in the sale of products and services on-line and the development of relationships with retailers, manufacturers or other providers of such products and services, and we cannot predict the rate at which consumers will elect to engage in this form of commerce or the compensation that we will receive for enabling these transactions.

         Consumers may sue us if any of the products or services that are sold through our website are defective, fail to perform properly or injure the user, even if such goods and services are provided by unrelated third parties. Some of our agreements with manufacturers, retailers and other providers contain provisions intended to limit our exposure to liability claims. These limitations may not however prevent all potential claims, and our insurance may not adequately protect us from these types of claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

         INTERNET CAPACITY CONSTRAINTS MAY IMPAIR THE ABILITY OF CONSUMERS TO ACCESS OUR WEBSITE, WHICH COULD HINDER OUR ABILITY TO GENERATE ADVERTISING REVENUE.

         Our success will depend, in large part, upon a robust communications industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial medium because of:

         - inadequate development of the necessary infrastructure such as a reliable network backbone;

         - lack of timely development of complementary products such as high speed modems;

         - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

         -        increased government regulation.

         If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it.

         OUR BUSINESS IS DEPENDENT ON THE CONTINUOUS, RELIABLE AND SECURE OPERATION OF OUR WEBSITE AND RELATED TOOLS AND FUNCTIONS WE PROVIDE.

         We rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers and related hardware and software. Recently, several large Internet commerce companies have suffered highly publicized system failures which resulted in adverse reactions to their stock prices, significant negative publicity and, in certain instances, litigation. We have also suffered service outages from time to time, although to date none of these interruptions has materially adversely effected our business operations or financial condition. To the extent that our service is interrupted, our users will be inconvenienced, our commercial customers will suffer from a loss in advertising or transaction delivery and our reputation may be diminished. Some of these outcomes could directly result in a reduction in our stock price, significant negative publicity and litigation. Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not maintain a back-up data facility. Our business interruption insurance may be inadequate to protect us in the event of a catastrophe. We also depend upon third parties to provide potential users with web browsers and Internet and on-line services necessary for access to our website. In the past, our users have occasionally experienced difficulties with Internet and other on-line services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties could adversely impact our business.

         We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.

         RISKS RELATED TO THIS OFFERING

WE MAY NOT RECEIVE ALL OF THE PROCEEDS THAT WE ANTICIPATE FROM OUR AGREEMENT WITH JACKSON LLC

         Our agreement requires Jackson LLC to purchase up to $10,000,000 of our shares, as we elect from time to time. We are registering 2,500,000 shares under this prospectus to sell to Jackson LLC. Since the price at which we will sell our shares to Jackson LLC is at a 20% discount to the average market price of our common stock, if the average market price is less than $5.00 per share at the time of sale, we will receive gross proceeds of less than $10,000,000, unless we determine to file an additional registration statement. In addition, under the rules of the NASDAQ Stock Market Inc., we cannot issue more than 1,263,831 shares unless we have obtained shareholder approval. Accordingly, if we do not secure shareholder approval, and if the average market price is less than approximately $9.9375 per share at the time of sale, we will receive gross proceeds of less than $10,000,000. For additional information concerning our agreement with Jackson LLC, see "Financing Agreement with Jackson LLC."

SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES TO JACKSON LLC

         As the market price for our common stock decreases, the number of shares which may be sold to Jackson LLC will increase. If we were to require Jackson LLC to purchase our shares at a time when our stock price is depressed, our existing shareholders' interest in our company will be significantly reduced. This prospectus covers 2,500,000 shares for sale to Jackson LLC.
If we determine to sell Jackson LLC more than a total of 2,500,000 shares, we would need to file an additional registration statement. If we determine to sell Jackson LLC more than a total of 1,263,831 shares, we would require approval of our shareholders, which may not be obtainable. The following table sets forth the number of shares that we would issue if we required Jackson LLC to purchase the maximum amount of $10,000,000 permitted under the agreement, based on a range of stock prices. The table also shows the percentage that these shares would constitute, immediately after issuance, of the total number of shares which would then be outstanding, based on the 6,359,457 shares of common stock outstanding on November 10, 1999. The per share average market price of $10.75 was the closing bid price on January 3, 2000.

 Per Share Average    Per Share Price Paid      Number of       Percentage of
   Market Price          by Jackson LLC      Shares Issuable     Outstanding
   ------------       --------------------   ---------------     -----------
      $12.00                  $9.60             1,041,667           14.07%
      $10.75                  $8.60             1,162,791           15.46%
      $ 8.00                  $6.40             1,562,500           19.72%
      $ 6.00                  $4.80             2,083,333           24.68%
      $ 4.00                  $3.20             3,125,000           32.95%

THE RESALE BY JACKSON LLC OF OUR SHARES MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK

         The resale by Jackson LLC of the common stock that it purchases from us will increase the number of our publicly traded shares, which could lower the market price of our common stock. Moreover, the shares that we sell to Jackson LLC will be available for immediate resale, and the mere prospect of this transaction also could lower the market price for our common stock

WE MAY NOT BE ABLE TO OBTAIN PAYMENT FROM JACKSON LLC

         As discussed below in the section "Financing Arrangement with Jackson LLC," Jackson LLC's obligation to purchase our shares is dependent upon various conditions being satisfied. If these conditions are not satisfied, we cannot require Jackson LLC to purchase our shares. Since the obligation of Jackson LLC to complete its purchase is not secured or guaranteed, if Jackson LLC does not have available funds at the time it is required to make a purchase or if Jackson LLC otherwise refuses to honor its obligation to us, we may not be able to force it to do so.

INVESTORS WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT REGARDING THE USE OF PROCEEDS FROM THIS OFFERING.

         Our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Presently, anticipated uses include the funding of operating losses and for general corporate purposes, of both Bioshield and eMD.com, including expansion of our eMD.com network, advertising, brand promotion, content development and working capital. We may also use a portion of the proceeds for strategic alliances and acquisitions and to repay debt. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Please see "Use of Proceeds."

                                USE OF PROCEEDS

         We will not receive any proceeds from the resale of our common stock by Jackson LLC. However, we will receive proceeds from our sale of common stock to Jackson LLC under the private equity credit agreement. We could receive proceeds of up to $10,000,000 under the agreement with Jackson LLC, before payment of any expenses and fees, including the finder's fee to J.P. Carey Securities, Inc. and Greenfield Capital Partners LLC. We cannot assure you that we will, or will be allowed to, require Jackson LLC to purchase any of our common stock. We plan to use the net proceeds received, if any, from the sale of common stock to Jackson LLC under the private equity credit agreement for general corporate purposes and working capital for Bioshield as well as its majority-owned subsidiary, eMD.com.

                                DIVIDEND POLICY

         We do not anticipate paying dividends on the common stock at any time in the foreseeable future. The board of directors plans to retain earnings for the development and expansion of our business. The board of directors also plans to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of the board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and such other factors the board of directors deems relevant.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL INFORMATION

         BioShield was initially organized in Georgia in June 1995 to research, develop, and implement the use of our antimicrobial and biostatic products into multiple industries. In April 1999, we created a new subsidiary, eMD.com to provide medical managed care solutions to physicians and consumers over the Internet. This business unit will seek to integrate three product offerings for providers (point of care medication management, electronic charting system, and pharmaceutical care services) with a comprehensive healthcare web site. Our web site and business unit is currently under development and operations are currently expected to commence during the end of the fourth calendar quarter of 1999. We are a development stage Bioshield engaged primarily in research and development, patent filings, regulatory approvals and related activities geared towards the sale of products using its core anti-viral chemical agent in multiple business divisions.

         Revenues generated from operations to date have primarily been limited to test marketing of our antimicrobial products in all division areas.

         In April, 1999, we successfully processed the initial shipments of our new OdorFree(TM) product line. This brand will compete in the multi-million dollar odor elimination packaged goods category. The initial rollout was limited to the Texas marketplace with shipments made to H. E. Butt Grocery, Grocers Supply, Albertsons, Kroger and Randalls Food & Drugs during the fourth quarter. The initial shipment of our private label odor elimination product was also shipped during the quarter to Ingle's Markets.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Comparison of quarter ended September 30, 1999 to September 30, 1998

                  Net sales for the three month period ended September 30, 1999 were $144,445, an increase of $56,591, or 64% over the same period last year. The increase was due primarily to the expanded marketing of the OdorFree product line in the retail markets.

                  Gross profit of $53,957 for the quarter ended September 30, 1999 represents 37% of net sales as compared to $54,118, or 62% of net sales, for the quarter ended September 30, 1998. This decrease was due primarily to the shift in product mix weighted more toward the retail market, which has a lower profit margin than the industrial and institutional market.

                  Marketing and selling expenses were $805,467 for the quarter ended September 30, 1999, an increase of $691,088 from $114,379 incurred during the quarter ended September 30, 1998. This increase relates principally to the rollout of the OdorFree product line. The increase consists of approximately $400,000 in advertising and promotion activities, as well as $50,000 in slotting fees for the OdorFree product line. Other cost increases consisted of investments made in additional staff and the inception of branding promotions for eMD.com.

                  Research and development expenses in the quarter ending September 30, 1999 were $633,984, compared to $37,802 during the quarter ending September 30, 1998. This represents an increase of $596,182 and was due primarily to additional staff and costs associated with new product development as well as testing and costs associated with EPA filings and registrations of current products.

                  General and administrative expenses for the quarter ending September 30, 1999 were $3,023,654, or an increase of $2,763,672 over the same period ending September 30, 1998. These higher costs were primarily due to (1) an increase in staff and expenses of approximately $651,000 associated with building Bioshield's infrastructure, (2) the start-up and organization costs of approximately 340,000 directly related the web site development of eMD.com and
(3) expenses in the amount of $1,772,400 recorded pursuant to FAS 123 related to the issuance of common shares of eMD stock to iXL for professional services rendered and stock warrants in BioShield granted to CLR & Associates for professional services rendered. Please refer to Note E - Commitments and Contingencies for additional information related to the accounting treatment. Bioshield's accounting policy for capitalization of internally developed software is conservative, and all associated costs related to internal website development have been expensed in the period incurred.

                  Interest dividend and income during the quarter ended September 30, 1999 was $61,971 as compared to $818 in the quarter ended September 30, 1998. The increase was due to larger invested cash balances as a result of the proceeds from private equity placements in the eMD.com subsidiary.

                  Interest expense of $16,335 in the quarter ended September 30, 1998 represented interest paid to private note holders who loaned Bioshield an aggregate of $450,000. All such monies were repaid from the proceeds of the initial public offering during the second quarter of 1999. There were no borrowings, or interest expense incurred for the quarter ending September 30, 1999.

                  As a result of the reasons set forth above, Bioshield's operations generated a net loss of $4,347,177 or ($ 0.69) per common share for the quarter ending September 30, 1999 compared to a net loss of $373,562 or ($ 0.08) per common share for the quarter ended September 30, 1998. Cumulative losses from the inception of Bioshield to September 30, 1999 totaled $9,996,997 or ($2.12) per common share.

         Comparison of year ended June 30, 1999 to June 30, 1998

         Fiscal year 1999 net sales of $305,336 were 34% lower than fiscal year 1998 net sales of $462,471. This decrease was caused primarily by initial shipments of certain new products to chain store customers during 1998, which created an initial surge in sales to fill the pipeline in fiscal 1998 and due to the slow down in certain product sales due to the EPA's interpretation that the labeling for certain products were outside of prior EPA approvals received. Bioshield also made initial shipments to certain industrial customers in fiscal 1998. In fiscal 1999, Bioshield reduced its marketing efforts for certain of the products, which were sold in fiscal 1998 in order to analyze the market acceptance of these products and to launch new products in test markets. Bioshield's objective has been to identify the proper product mix at retail before launching larger advertising programs to boost sales.

         Gross profit was $116,423 in fiscal year 1999, or 38% of net sales as compared to $307,813 for fiscal year 1998, which was 67% of net sales. This decrease was due primarily to the recall and relabeling of certain products as required by the EPA and to a shift in product mix weighted more toward the retail market, which traditionally has a lower profit margin than the industrial market. Gross profit also declined as a result of inventory adjustments recorded to write-off obsolete product.

         Marketing and selling expenses were $780,566 in fiscal year 1999 compared to $472,945 in fiscal year 1998. This change represents an increase of $307,621 or 39% over fiscal 1998. The increase reflects the investment made in additional staff and related expenses to support the retail and private label sales program as well as an increase in advertising and media production costs associated with the initial phases of the OdorFree(TM) product line rollout.

         General and administrative expenses for fiscal 1999 were $2,067,669; a 95% increase over fiscal 1998 expenses $1,060,417. These higher costs were primarily due to an increase in staff and expenses associated with building Bioshield's corporate infrastructure and the start-up and organization costs directly related to eMD.com Included in eMD.com start-up expenses was approximately $165,000 related to web site development and $300,000 related to increased staffing and legal costs of organization.

         Research and development expenses in fiscal year 1999 were $717,978 compared to $231,547 in fiscal 1998. The $486,431 increase was due to additional staff and costs associated with ongoing projects and testing related to future EPA filings and applications.

         Other income (expense) increased from $(14,833) in fiscal 1998 to $160,174 in fiscal 1999. During fiscal 1999, Bioshield recognized royalty fees of $75,000 and income from the sale of certain research and development of $16,667. This income was the result of an exclusive sales and distribution agreement with a third party entered into during 1998.

         Interest and dividend income in fiscal 1999 was $102,134. This represents a $98,590 increase over fiscal 1998 interest income of $3,544. The increase was due to a larger invested cash balance as a result of proceeds from the initial public offering completed in September, 1998.

         Interest expense was $16,960 in fiscal year 1999 compared to $18,377 in fiscal year 1998. The interest expense relates mainly to interest paid to private note holders who loaned an aggregate of $450,000 to Bioshield in the third and fourth quarters of 1998. All such notes were repaid from proceeds of the initial public offering during the second quarter of fiscal 1999.

         As a result of the reasons set forth above, Bioshield's operations generated a net loss of $3,289,616 or ($ 0.57) per common share for the year ended June 30, 1999 compared to a net loss of $1,471,929 or ($0.33) for the year ended June 30, 1998. Bioshield's operations have generated a cumulative net loss from inception to June 30, 1999 of $5,632,320 or ($1.22) per common share.

LIQUIDITY

                  Bioshield's cash and cash equivalents totaled $5,074,266 at September 30, 1999 and $2,500,561 at June 30, 1999. The higher cash position is due to the receipt of net proceeds of $5,458,750 from the sale of 1,284,797 common shares of eMD.com at a price of $4.67 per share. The placement is to fund the initial costs of the eMD.com website and was sold under a securities purchase agreement eMD.com entered into on June 30, 1999. The agreement provides for the sale of up to 3,218,884 shares of eMD common stock to investors at a price of $4.67 per share. At September 30, 1999, there were 29,670,664 issued and outstanding shares of eMD.com. In addition, during the quarter Bioshield entered into the private equity credit agreement with Jackson LLC.

                  Bioshield believes that it has sufficient resources to meet its short term operating needs. However, Bioshield expects to continue to have a substantial need to fund operating losses and the purchases of additional capital equipment for an indefinite period. Accordingly, Bioshield will be required to obtain additional capital in the very near future. The development of eMD.com, as well as commercialization of the parent companies products will require additional capital in order to successfully launch the site and related business. Bioshield is actively seeking to obtain additional funds through public or private equity or debt funding, strategic collaborative agreements, or from other sources. The failure to raise the necessary additional capital in the very near future will cause substantial delay or reduction of the scope of business. No assurance can be given that either Bioshield or eMD.com will be successful in its efforts to obtain additional capital, that capital will be available on terms acceptable to Bioshield or eMD.com or on terms that will not significantly dilute the interests of existing shareholders.

FORWARD-LOOKING STATEMENTS

         When used in this Prospectus, the words or phrases "will likely result", "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Bioshield's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Bioshield's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Bioshield wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as to the date made. Bioshield wishes to advise readers that the factors listed above could affect Bioshield's financial performance and could cause Bioshield's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Bioshield does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

YEAR 2000 ISSUES

                  Because our business depends on computer software, we have developed and are implementing a plan to assess the Year 2000 readiness of our systems. We rely heavily on third-party vendors, licensors and providers of hardware, software and services. We have requested that these suppliers assure us that their products are Year 2000 ready. Because our business is new and the purchases were made long after problems associated with Year 2000 were discussed and because we generally rely on large established vendors, we believe that there will be minimal Year 2000 impact on us. There can be no absolute assurances that the third-party software, hardware or services incorporated into our systems will function fully, however, and some may need to be revised or replaced, which could be time consuming and expensive, potentially resulting in lost revenues and increased costs for Bioshield.

MANAGEMENT CHANGES

         During the month of August 1999, two key employees left Bioshield. Dr. Joachim Berkner, Bioshield's Director of Research and Development, Organic Chemistry, resigned to take a position with another company. Bioshield is actively seeking a replacement for Dr. Berkner. Jeffrey A. Parker, Bioshield's Chief Operating Officer and Vice President of Marketing and Sales, also resigned and his duties have been distributed to others. Bioshield also reached an agreement with Mr. Parker which allows him to exercise certain of his options and also continues his salary and benefits through December 31, 1999.

SUBSEQUENT EVENTS

         In addition to its development and marketing of proprietary antimicrobials, Bioshield is engaged in the sale and distribution of cleaning and deodorizing products in the retail and industrial segments. These products are exempt from regulation as "pesticides" under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"). Like many other companies engaged in the sale of these products, Bioshield has experienced regulatory scrutiny from the United States Environmental Protection Agency ("EPA"), which implements federal regulations under FIFRA regarding the labeling of these products. The EPA alleged that certain claims on the labels were inappropriate for these products in the absence of an EPA pesticide registration and required Bioshield to revise the labels to remove alleged pesticidal claims. While Bioshield did not agree with the EPA interpretation that the claims were pesticidal, Bioshield voluntarily agreed to revise the labels for these products. The EPA then authorized the sale of the products with the revised labels. On September 27, 1999, the EPA filed an administrative complaint against Bioshield seeking the assessment of a civil penalty in the amount of $97,340 relating to these alleged violations as well as an allegation that Bioshield refused an EPA inspection in 1998. Bioshield maintains that these allegations are without merit. However, in a demonstration of good faith and cooperation, Bioshield, while denying the alleged violations, agreed to the payment of a substantially reduced penalty on October 30, 1999 in the amount of $72,840. Bioshield had previously accrued for the potential penalty in fiscal 1999.

         In the month of October 1999, Bioshield continued to develop its eMD.com business infrastructure. Significant contractual payment commitments of approximately $4,000,000 have been made by Bioshield to several equipment, software and consulting business partners to complete the initial versions of the internet products by December 1999. Total cash payment commitments of approximately $3,000,000 are due by the end of December 1999. We are currently seeking to raise additional capital to meet these commitments and to fund operational deficits that are anticipated throughout the early operational stages of the eMD.com strategy. No assurances can be given that we will be successful in raising additional capital.

RECENTLY ISSUED ACCOUNTING STANDARDS

         Recently Adopted Pronouncements

         Bioshield adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, for its fiscal year ended June 30, 1999. The statement establishes standards for reporting and presentation of comprehensive earnings and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. The statement requires retroactive application for all periods presented in the financial statements. The adoption of SFAS No. 130 did not have a material effect on Bioshield's results of operations or its financial position.

         Bioshield adopted Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure About Segments of An Enterprise and Related Information, for its fiscal year ended June 30, 1999. SFAS No. 131 establishes standards for the way in which information about operating segments is reported. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not have a material effect on Bioshield's results of operations or its financial position.

         During 1999, Bioshield adopted Statement of Positions (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires certain costs incurred in connection with developing or obtaining internal-use software to be capitalized and other costs to be expensed. During 1999, Bioshield expensed $166,000 related to the development of internet software.

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

         Recently Issued Pronouncements

         In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee (AcSEC) issued Statement of Position No. SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 establishes standards on accounting for start-up and organization costs and, in general, requires such costs to be expensed as incurred. This standard is required to be adopted on July 1, 1999.

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by July 1, 1999, with early adoption permitted. SFAS No. 133 requires that all derivative financial instruments be recorded as either assets or liabilities on the balance sheet and measure those instruments at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative as part of a hedge transaction and, if it is, the type of hedge transactions.

         The adoption of these two pronouncements is not expected to have a material effect on Bioshield's results of operations or financial position.

                                    BUSINESS

GENERAL

                  BioShield Technologies, Inc. is a Georgia corporation formed in 1995, that is a development stage company. We currently operate in two distinct business segments, antimicrobial and biostatic products for use within the retail, industrial and institutional markets through BioShield and pharmaceutical healthcare via the Internet through eMD.com.

BIOSHIELD

                  Bioshield is engaged in the development, marketing, and sale of surface modifying antimicrobials and biostatic products sold primarily through third party licensing arrangements. Our primary focus in this area is to exploit our proprietary technology to become the leader in topical antimicrobials and biocides for consumer, industrial and institutional markets, environmental services, and medical device markets. BioShield products are an easily applied reactive coating technology that modifies surfaces of all types, by creating an invisible covalent bond between surfaces and a variety of chemical agents. Through the cross linking technology, these antimicrobial properties and other chemical agents can impart many performance-enhancing characteristics, such as residual antimicrobial activity, removal of (surface-borne and air-borne) allergens which may cause respiratory discomfort or asthma, infection resistance, anti-inflammation, lubricity and drug delivery onto many surfaces without changing the dimensions or physical properties of the modified surfaces. Bioshield believes that its antimicrobial technologies have revolutionary properties that make its products significantly more durable, effective, versatile, and safer than currently available conventional antimicrobials for treatment of hard and soft surfaces, surface modified medical devices, allergy and respiratory conditions and preservatives. Bioshield believes that certain manufacturers who utilize our technologies are able to significantly improve the performance of their products and, in many cases, differentiate their products in a highly competitive marketplace.

                  Bioshield focuses on providing value added and unique antimicrobial solutions to variety of industries and product categories. Examples of products in the market or under development that utilize BioShield technology include surface-borne and air-borne products which remove or eliminate certain allergens from the air which may cause respiratory discomfort or asthma, several consumer products exhibiting residual antimicrobial efficacy, a powder form of add-mixture for the control of specialty microorganisms, antimicrobial bio-barrier treatment for acute wound care, and control of food borne contaminates. Bioshield believes further opportunities exist to commercialize its covalent bonding technology for other market applications, such as acute and chronic wound sites, artificial synthetic skins, cardiology and urinary catheters, timed released anti-inflammatory and the promotion of host cell attachment and transplant/medical device anti-rejection. However, no assurances can be given that Bioshield will be successful in commercializing any such applications or obtaining the required regulatory approvals.

         Bioshield's objective is to exploit its proprietary technology patents, technical and marketing property, and future regulatory approval from the EPA and FDA to become the leader in topical antimicrobial and biocide products for the consumer, industrial and institutional markets, environmental services, and medical device markets. Bioshield believes that its antimicrobial technologies have revolutionary properties that make its products significantly more durable, effective, and safer than currently available conventional antimicrobials, non-antibiotics, preservatives or biocides. No objectives can be given that Bioshield will be successful in meeting its objective.

         On April 7, 1999, we created a subsidiary to develop electronic commerce via the Internet. The subsidiary, currently named Electronic Medical Distribution, Inc. (emd.com), has not as yet commenced operations and from its formation to date has been in the development stage, which means that its primary focus has been organizational activities, raising capital, regulatory approvals, research and development, and further investigation into new markets.

EMD.COM

         eMD.com's goal is to provide an Internet-based point of care medication management service to providers that will allow it to capture the patient and their prescription during the encounter with the physician. This provider service will be integrated with our fulfillment services such that the prescription will be "in the mail" when the patient leaves the provider's office; requiring no further action by the patient. Additionally, we will integrate a medical call center service that will seek to manage the patient's use of their prescription medication. Our solution will be rounded out with a healthcare Web site that offers health information and services to the patient and the provider. All the information gathered throughout our solution will be captured and made generally available to both the provider and the patient.

         Our ultimate goal is to be the largest provider of information, services and products (prescription drugs, OTC medications, nutraceuticals, and ancillary medical supplies) for consumers with chronic medical conditions and their providers. We will seek to achieve this goal by building chronic condition-specific Internet solutions that exceed the needs of target customer segments. No assurances can be given that we will be successful in implementing one or more of these products and services.

         Initially, our focus will be on allergy, asthma, and upper respiratory conditions in order to lever BioShield's allergy/respiratory knowledge base and relationships with leading medical experts in these specialties. We will soon integrate these individual chronic condition solutions into a comprehensive health offering that creates scale advantages in systems, infrastructure and contractual relationships. Underlying our consumer Web site will be a personalization capability that will allow us to tailor our solution to the unique needs of each individual.

         eMD.com will seek to distinguish itself from other healthcare sites by simultaneously providing consumers with access to content, community, and commerce areas that specifically target the needs of people who deal with chronic medical conditions. Peer reviewed content from reputable sources will be provided to ensure that a high level of quality content is included on the site. This content will be consistently maintained and updated to guarantee that the site is the most current and comprehensive source for condition-specific information. Community areas will provide consumers with the ability to interact with other sufferers and experts in the field to learn more about managing their medical conditions. Through targeted e-commerce offerings, the site will also provide access to products and services that will seek to help consumers more effectively cope with their health issues.

   eMD.com will seek to generate revenue from several key sources:

                      -   Prescription sales through the point of
                          care medication management service and the healthcare Web site

                      - Sales of OTC, nutraceutical, and ancillary products and services on the healthcare Web site

                      -   Advertising and sponsorships on the
                          healthcare Web site

                      -   Data mining

                      -   Subscriptions from the online doctor
                          service (to be offered free initially and as a subscription service later)

The bulk of revenues will be driven by sales of pharmaceutical products through the point of care medication management service. Thus, our efforts will focus heavily on recruiting physicians into this network to drive revenues and profitability. No assurances can be given that we will be successful in these efforts. eMD also expects to generate revenue from the healthcare Web site and will focus on promoting the site heavily to increase awareness, drive traffic, enroll subscribers, and increase sales.

MARKET NEEDS FOR MODIFIED ANTIMICROBIALS

                  The need to develop and provide protection against bacteria, fungi, algae, yeast, and viruses has long been recognized. However, the use of long-lasting antimicrostatic finishes has gained attention during the past decade. This is magnified by the fact that the mortality rate from viruses and bacteria has, according to The Centers for Disease Control and Prevention, increased 58% between 1980 and 1992 and is now the third major cause of mortality, ranking behind only heart disease and cancer. Most recently, according to the New England Journal of Medicine, certain forms of bacteria are being associated with or are contributing factors to certain diseases including some forms of cancer. Additionally, approximately 800,000 to 1.2 million commercial buildings might be suffering from some form of "sick building syndrome," according to the Occupational Safety and Health Association. More than 70 million workers might suffer from health problems caused by faulty buildings. Bioshield believes that there has been a significant increase in demand for environmental services.

ADVANTAGES

                  Bioshield believes its technology is significantly different, and has many advantages and advances over conventional antimicrobials, non-antibiotic treatments or biocides which, themselves, offer no residual activity, long-term solution or ability for performance enhancement and are prone to adaptation and declining efficacy due to microbial mutations. Bioshield's products contain no heavy metals, mercury or formaldehyde. BioShield products are versatile antimicrobials, easily applied, reactive coating technology that modifies surfaces of all types, by creating an invisible covalent bond between surfaces and a variety of chemical agents. Bioshield believes that its antimicrobial technology has revolutionary properties that make them significantly more durable, effective, versatile and safer than currently available technologies. Unlike other antimicrobial materials, Bioshield's key active ingredient has, to date, not been shown to cause genetic mutation or to be teratogenic (causing physical defects in developing embryos). Bioshield has filed certain applications for patents with the United States Patent and Trademark Office with respect to its proprietary technology. To date, it has had one patent issued. Specifically, Bioshield has discovered and claimed a variety of new compositions and methods of making and using its proprietary antimicrobial products and the manipulation and moiety of performance enhancing properties. Bioshield intends to continue to pursue protection in the United States and other commercially important foreign countries for its core technologies, improvements thereon, and for certain specific products that it develops.

                  Bioshield's technology provides almost any surface with continuous antimicrobial protection, killing a variety of viruses and bacteria as they come in contact with the treated surface. Reapplication of Bioshield's antimicrobial technology is generally not needed for up to six months to a year in some instances. Certain manufactured devices or products, with BioShield's antimicrobial covalent technology, provide protection to a wide array of disposable products as the treated surface continues in many cases to kill microorganisms for the life of the product.

                  Bioshield's technology can potentially be used to provide manufacturers with the following surface properties.

                  Non-Mutation. Bioshield's antimicrobial products take effect on contact with the organism. It remains surface attached and is not absorbed or "ingested" by the microorganism. As a result, to date no mutation-adaptation of microorganisms involving Bioshield's active ingredient have been reported, as is frequently the case with antibiotic compounds.

                  Residual Activity. Antimicrobial cleaning and treatment of surfaces is of great importance and benefit to most environments. Disinfection and sanitation are required application steps in, for example, food-processing and hospital environments. Part of everyday cleaning is to remove visible soil and invisible organisms from surfaces. Beginning shortly after the disinfection and sanitation step, new bacteria and other microorganisms can reinfect most surfaces. Bioshield's antimicrobial coating converts surfaces to provide residual activity. The residual activity allows the continuous destruction of microorganisms on the treated surface. It continuously kills bacteria and other microorganisms that come in contact with the surface long after the cleaning steps are completed. The residual activity can last for six months or longer depending on the environment.

                  Non-Leaching. Antimicrobial treatment of surfaces is advantageous when the risk of infection is of concern. Uncontrolled growth of microorganisms in the environment can be the source of microorganisms that cause infections, diseases, allergies, spoilage of products, and aesthetic devaluation. Lethal antibiotic-resistant organisms have become endemic in U.S. hospitals. Bioshield's technology has been shown in many cases to reduce the extent of bacterial growth on treated versus untreated surfaces. This reduction of surface organisms provides a cleaner environment and reduced risk from surface contamination.

VERSATILITY

                  Bioshield's surface conversion technology is an integrated technology. It combines the chemistry and action of several individual molecules into one application system. Bioshield's integrated technology can be modified, providing a versatility to design new coatings with a variety of properties based on the original technology.

                  Bioshield's long-term viability, profitability and growth will depend upon successful commercialization of the products resulting from its research and product development activities. Bioshield will attempt to gain market share by forming alliances with strong marketing partners. Bioshield's goal is to obtain new and broader approvals for its claims and products through the EPA and through the FDA. Examples of products in the market or under development that use BioShield technology include surface-borne and air-borne products which remove or eliminate certain allergens which may cause respiratory discomfort or asthma, a number of consumer products exhibiting residual antimicrobial efficacy, a powder form of add-mixture for the control of specialty microorganisms, antimicrobial bio-barrier treatment for acute wound care, artificial synthetic skins, cardiology and urinary catheters, and control of food-borne contaminates. However, no assurances can be given that Bioshield will be successful in commercializing any such applications or obtaining the required regulatory approvals.

                  Bioshield's products provide most surfaces with continuous antimicrobial protection, killing viruses, and bacteria as they come in contact with the treated surface depending upon the environment. Reapplication of Bioshield's retail antimicrobial products is generally not needed for up to six months to a year in some instances. Certain products provide protection to a wide variety of disposable products as the treated surface continues to kill microorganisms for the life of the product.

REVENUE MODEL

OVERVIEW

                  Bioshield's products provide antimicrobial solutions based on reactive silane quaternary ammonium salts. These salts, either independently or as part of an integrated system, are comprised of up to two different silanes and a suitable solvent, commonly an alcohol solvent and/or water. These integrated systems are designed to bind to many surfaces forming an invisible antimicrobial coating. This solution is antimicrobially active and provides protection against microorganisms. Binding or strong interaction with the surface of a substrate allows the antimicrobial to remain active on the surface, often for many subsequent years, possibly for the lifetime of the treated article. The original system has found many applications over the years, and extensive data has been collected regarding the safety, application and durability of the product. A limitation of the product in its original form is the dependence on methanol as a solvent. Methanol is a highly toxic, flammable substance, and when misused may cause blindness or death. In addition, dissolution in water is slow, and aqueous solutions of high concentrations have a limited shelf life. These limitations prevented a broad scale distribution and application of the original integrated system. Bioshield's inventions overcame these limitations in creating essentially non-toxic, water-stable, aqueous solutions. This innovation allows for many unique end-use applications, while the base technology continues to have utility in a wide variety of other markets.

                  Bioshield has filed four patents pertaining to the stabilization of the silane integrated system in different systems, including water. Based on the water-stabilized, integrated antimicrobial silane system, Bioshield has developed numerous end-use products, and more products are under development. On September 21, 1999, we were granted our first patent - number 5,954,869 - for water-stable organosilane compounds, products, and compositions for treating various substrates, articles treated with the compounds, products, and compositions, and methods of treatment using the compounds, products, and compositions.

FORWARD THINKING

                  The integrated system provides the flexibility to modify individual parts of the system. For example, removing one component and replacing it with another that is more heat stable renders the entire system more heat stable. This is an important feature for incorporation of the system into thermoplastic materials. This same flexibility is complemented by the large amount of formulation experience. Modifications and mixtures that enhance hydrophobic character, hydrophilic character, antisoiling, antistatic, dye fastness, handle, and other favorable end-use substrate properties are available both under certain patents and under proprietary knowledge.

                  In addition to providing improved antimicrobial properties, research into new materials based on silane integrated systems is expected to provide new products such as anti-rejection agents for use in human organ transplants. An example is the problem of rejection of transplant organs or artificial implants by the receiving body's immune system. Rejection is often based on the recognition of the implant as a foreign body. This recognition is affected by the surface of the implant. Silane treatment of implants may change the surface and recognition of the implant. A possible modification of the silane is the incorporation of body proteins to mask the implant or attachment of molecules known to reduce the likelihood of rejection. However, no assurances can be given that Bioshield will be successful in commercializing any such applications or obtaining the required regulatory approvals.

                  Although there has been an enormous interest in silane chemistry, historically product development has not been focused on end-use products containing reactive silane, possibly because of the difficulty associated with providing safe means of application, for example from aqueous solutions. By providing water-stable solutions of reactive silanes, a whole field of chemistry research with many useful molecules synthesized and characterized is readily available to Bioshield for commercialization. However, no assurances can be given that Bioshield will obtain the required regulatory approvals or will be successful in bringing any of these products to market.

                  In summary, Bioshield has developed new technologies for the stabilization of reactive silanes or silane integrated systems in user-friendly solvents, primarily water. This new technology allows the utilization of a well-known antimicrobial system into medical and consumer products providing durable treatments possibly otherwise unavailable.

MARKETING AND SALES FOR BIOSHIELD

                  There are numerous product, process and service uses for Bioshield's unique antimicrobial technologies. Viewed collectively, they form the basis of a mini-industry built around a single key active ingredient chemistry that, like penicillin, might change the way microbes are controlled in the future.

                  The largest number of opportunities require additional development activities. In some, much of the technical work has been completed and generally only regulatory work is required. In others, significant technical development is still required.

                  Bioshield intends to initially concentrate its efforts towards the marketing and sale of products for the retail consumer and industrial markets.

                  Bioshield believes that product market is comprised of four primary segments as described below: Retail-Household Care products, Industrial-Institutional products, Healthcare products, and Environmental Services.

                  Technical development has been completed on several products, and many are ready for commercialization in areas where regulatory requirements permit. Initially, however, products are being commercialized by Bioshield in the retail consumer market and institutional and industrial marketplaces as described below.

MARKETING AND SALES FOR EMD.COM

                  The eMD.com sales organization will be focused on recruiting physicians into the eMD.com network. Sales will also focus on strategic alliances and business partner relationships that create additional content and revenue value.

         The sales organization will initially consist of four major functions:

                             -  Field Support - responsible for
                                implementation, training, and
                                maintaining the point of care
                                medication management services for
                                eMD.com network physicians.

                             -  Inside Sales - responsible for
                                making outbound calls to
                                physicians.

                             -  Outside Sales - responsible for
                                making sales calls to physicians.

                             -  Special Unit - responsible for
                                handling specialized sales tasks
                                on an ad-hoc basis and for working
                                to identify and recruit potential
                                strategic alliances and business
                                partners interested in increasing
                                revenue and content to the point
                                of care medication management
                                service.

PRODUCT MARKET SEGMENTS FOR EMD.COM

PATIENT CHARTING

                  As a natural extension of the development of the prescription drug record and of the eMD.com-provider relationship, we have an opportunity to migrate into offering a limited web-based patient charting capability for physicians. By focusing initially on provider types and prescription information, eMD.com hopes in the future to be able to design a path to a complete chart that adds value from day one. We currently anticipate that patient charting will be available in 2000.

                  As an integral part of this service, eMD.com will seek to provide a mechanism for physicians to chart the patient encounter and capture related medical information electronically. Drug information will automatically be entered into the system when drugs are prescribed using the eMD.com point of care medication management service. In addition, with a web based architecture we will seek to store the chart at the eMD.com Data Center. Certain electronic based information can be included in the eMD.com medical records for both the patient and their physicians subject to applicable law.

                  Recognizing the patient and provider concerns regarding confidentiality, the system designed or selected will seek to incorporate encryption and security to ensure confidential operations and will seek to adhere to HIPPA guidelines.

PHARMACEUTICAL CARE SERVICES

                  eMD.com will offer pharmaceutical care services for the patient's of providers and insurance companies choosing to utilize this service. Initially, the pharmaceutical care services will be focused on prescription medications, we currently anticipate that usage, side effects, reactions, etc.

                  Typically, providers of pharmaceutical care services will need to demonstrate a track record of improved outcomes to obtain reimbursement from a payor. Based on the performance of other medical call centers, it will take a minimum of at least 12 months or more before a successful track record can be demonstrated and reimbursement can be obtained. The exact timing of this reimbursement approval process cannot be predicted.

CONDITION-SPECIFIC CONSUMER WEB SITE

                  eMD.com is developing an Internet solution for consumers suffering from specific disease conditions or caregivers wanting information to better care for those sufferers. Our Web site will have "sub Web sites" that provide a consumer with a specific condition with disease specific information. We will start with "sub Web sites" focused on allergy, asthma, upper respiratory conditions. We will continue to develop new sub Web sites dedicated to the needs of target consumer segments as physician acceptance of our solution grows. We anticipate adding at least one "sub Web site" periodically, focusing on conditions requiring expensive chronic medications, involving large populations, and not covered well by other sites.

                  Each sub Web site will seek to provide high quality information, a community of like interests and needs, an online store for purchasing products and services specifically relevant to the condition, and a record of purchasing patterns (password protected). Products are expected to include prescription drugs, OTC medications, nutraceuticals, and home/life support products and devices (i.e., disinfectants, allergy pillows, etc.). We believe that this approach will differentiate eMD.com by providing more depth than other online sites and creating a holistic solution for consumers wanting to focus on a specific disease condition. In addition, we believe that our solution will use strong personalization capabilities and deep healthcare knowledge to tailor each sub Web site to meet the complete healthcare needs of the individual consumer.

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

POINT OF CARE MEDICATION MANAGEMENT

         We believe that our Internet-based point of care medication management service, provided free of charge, will enhance the prescribing process by

                         -    eliminating handwritten
                              prescriptions,

                         -    performing real-time drug
                              interaction and allergy reviews to
                              confirm the patient can more
                              safely take the medication
                              prescribed, and

                         -    validating the medication approved
                              for reimbursement by the patient's
                              insurance plan.

                  The database underlying this system will seek to capture and retain the prescribing history for each patient, and when our fulfillment services are used, will maintain a compliance record for each therapy prescribed. The ready access to information during the prescribing process reduces the time physicians spend clarifying and changing prescriptions and enables them to better manage financial risk. The follow up on refill patterns is anticipated to improve the patient's ability to be compliant and will allow the provider greater information to understand and influence their compliance.

                  We believe that the point of care medication management solution also has the potential to provide the physician's patient with a new level of convenience. If desired by the patient, the system will link with the eMD.com fulfillment center to direct ship the patient's medication to their home. A three-day supply of medication may be provided from the physician's office until their mail order medication arrives. Insurance interfacing will be done through the eMD.com point of care medication management system, including patient eligibility verification and product formulary match.

                  We believe that these features of the point of care medication management service may create significant benefit for patients who receive medication at the physician's office and who wish to receive the balance of their medication with no further action on their part. Refills can automatically be provided as their prescription is used or the patient can place a refill request through the consumer Web site. The system will also be able to print or email a prescription for the patient to deliver to a pharmacy of their choice subject to applicable law.

PRODUCTS MARKET SEGMENT FOR BIOSHIELD

                  Retail-Household Care Market. Bioshield believes that its largest near-term opportunities for revenue generation exist in the mass-market retail outlets including supermarkets mass merchandisers, drug outlets, home improvement centers, and selected chain specialty retailers. Household cleaners and odor eliminator products represent a retail market value in supermarkets alone of over $l.5 billion per year.

                  To capitalize on this opportunity, Bioshield is aggressively seeking to acquire additional retail product lines with the mass food and drug categories and is also developing a network of manufacturers' representative firms to assist in the marketing of its own retail products as well as all brand additions acquired from future acquisition of existing consumer brands. Bioshield has made no such acquisition to date.

                  Bioshield is also currently marketing its unique odor eliminator products primarily under the OdorFree(TM) brand in most outlets and under the DuraLast(TM) brand within selected channels and outlets. New consumer products are being developed for use in virtually all mass-market channels and outlets.

                  In April 1999, Bioshield began shipping its OdorFree(TM) product, an odor eliminator and fabric refresher, into its initial test markets within Texas. OdorFree(TM) products are now available in all major Supermarket customers in Texas, Oklahoma and Louisiana. In addition, OdorFree(TM) products are available in Kmart Stores in most of Texas.

                  Bioshield is aggressively pursuing the opportunity to provide a private label fabric refresher to selected retailer customers. Private label fabric refresher produced by Bioshield is currently available in over 1000 outlets operated by two customers, Ingle's Supermarkets and the A&P Company. Product testing and introductory discussions are currently underway with a number of other North American food retailers.

                  Bioshield will initially be required to expend a significant percentage of revenues from these retail outlets towards slotting fees and trade promotions. The creative plan that is now being executed features a digitally animated television commercial message supporting the OdorFree(TM) product. The advertising plan incorporates both cable and local spot television as well as in-store trade promotion to give the product added value.

                  Bioshield has entered into an agreement with Fritz-Firestone Advertising Agency in Atlanta, Georgia, to support all creative activities required for the introduction of the OdorFree(TM) product, including creative development, graphic design, and media solution and buying.

INDUSTRIAL AND INSTITUTIONAL MARKETS

                  Bioshield intends to follow a path taken by many other proprietary chemical manufacturers and has targeted leading industrial and institutional products companies that currently formulate and market to this industry. Bioshield does not anticipate generating significant revenues until EPA approval has been obtained for these products.

                  The following products have been developed for sale to the industrial and institutional markets but have not received regulatory approval (see "Government Regulation"). No assurances can be given that EPA approvals will be obtained and in what time frame.

         BioShield AM500

                           -  molecular bonding additive for
                              formulating institutional and
                              industrial disinfectants

                           -  molecular bonding additive for
                              formulating sanitizers and

                           -  microbiocides for use in laundry
                              additives

                           -  additive for carpet treatment
                              products

                           -  for use in upholstery and drapery
                              treatment products

                           -  for use in building cleaning and
                              treatment products

                           -  additive for household cleaning
                              products

                           -  for use in food processing plants

         BioShield AM36.OI

                           -  molecular bonding additive for
                              formulating institutional and
                              industrial disinfectants

                           -  molecular bonding additive for
                              formulating sanitizers and

                           -  microbiocides for use in laundry
                              additives

                           -  additive for carpet treatment
                              products

                           -  for use in upholstery and drapery
                              treatment products

                           -  for use in building cleaning and
                              treatment products

                           -  additive for household cleaning
                              products

                           -  for use in food processing plants

                           -  higher strength than BioShield
                              AM500

         BioShield AM3651P

                           -  molecular bonding additive for
                              formulating institutional and
                              industrial disinfectants

                           -  can be used similar to BioShield
                              AM36.OI

                           -  produces coating with migrating
                              properties

                           -  for use as preservative in
                              personal care products

TECHNOLOGY LICENSING ACTIVITIES

                  Bioshield will seek private label agreements with certain manufacturers in the janitorial and sanitary supply industry.

                  Initial discussions have occurred with several large direct industrial prospect accounts. However, none have been consummated to date. Sales to these direct accounts, as well as those through reselling distributors, are expected to be slow until approval of pending and future EPA registration.

THE ENVIRONMENTAL SERVICES MARKET

                  The environmental services market describes the treatment of materials in-place. Bioshield will seek to exploit opportunities in the after-care market through two distribution channels. The first of these channels is the sale of BioShield products through specialty distributors, and is targeted at the small operator that will treat residences and small commercial buildings. The second distribution channel is being developed with bulk sales, full technical training and support, and will target the large restoration companies and other high-volume users who see the value in the technical support and the more technical market positioning sell.

                  Microbial contamination causes a variety of problems, ranging from odors, staining, rotting and defacement of goods, to allergies, illnesses, and other health-related problems. This may allow for the development of business opportunities directed at solving specific problems. These include Bioshield products to prevent musty odors and staining caused by mold, providing a hypoallergenic environment for people with allergies, asthmatics, and persons with respiratory ailments, and the prevention of algal and fungal deterioration and staining of roofing shingles. Bioshield believes that other potential applications may include treatment of swimming pools and building exteriors to provide additional market potential. These applications will require EPA approval for antimicrobial claims. However, no assurances can be given that Bioshield will be successful in commercializing any of these products or will receive EPA or other required regulatory approvals.

         The Indoor Environmental Quality market includes all enclosed space that is occupied by people, animals, plants, and valuable and perishable items. Microbial problems within these structures are the prime focus of Bioshield in this segment of the antimicrobials marketplace. Within the large array of indoor pollutants and mitigating factors, microorganisms are the only pollutants that may produce a gas (VOC metabolic wastes), a particulate (spores and somatic parts), or a toxin which may result in human irritation, allergy sensitization or disease.

MANUFACTURING

                  Bioshield currently uses a contractor to manufacture its products. Should sales warrant increased production, Bioshield may enter into additional manufacturing relationships or, perhaps, develop its own manufacturing facility. No decision in this regard has been made as yet.

COMPETITION

                  ANTIMICROBIAL INDUSTRY. The antimicrobial industry is an expanding and changing industry characterized by intense competition. The key active ingredients used by the industry have not changed significantly in the last twenty-five or more years. Another characteristic of the modern antimicrobial industry is the increasing involvement of foreign companies in the field. These companies have found the U.S. regulatory climate very complex and costly (money and time), and their products appear to be of the traditional leaching types where they utilize reservoirs in fibers or coatings to try to extend the useful life of their products. Others have entered the market with slight modifications of old technologies that on some substrates extend the life of their products but clearly fail to deal with all of the other problems that are inherent in the active-ingredients list.

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

                  Bioshield believes that its ability to compete in the antimicrobial industry will be dependent in large part upon its ability to continually enhance and improve its products and technologies and to build a trade name presence that obviates the nature of the technologies. In order to do so, Bioshield must effectively utilize and expand its research and development capabilities and, once developed, expeditiously convert new technology into products and processes that can be commercialized. This must be complemented with the marketplace expansions encompassed in this document.

                  Bioshield's ability to compete is based primarily upon scientific and technological superiority, technical support, availability of patent protection, access to adequate capital, the ability to develop, acquire and market products sand processes successfully, the ability to obtain further governmental approvals and the ability to serve the particular needs of commercial customers with service, products, and trade names. Corporations and institutions with greater resources than Bioshield may, therefore, have a significant competitive advantage. Bioshield's potential competitors include consumer products companies, product-based pharmaceutical companies, and biotechnology companies. Almost all of these potential competitors have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources, and experience than Bioshield. Bioshield's competitors may succeed in developing products or processes that are more effective or less costly than any that may be developed by Bioshield or that gain regulatory approval prior to Bioshield's products. Bioshield also expects that the number of its competitors and potential competitors will increase as more antimicrobial products receive commercial marketing approvals from the EPA, FDA or analogous foreign regulatory agencies. Any of these competitors may be more successful than Bioshield in manufacturing, marketing and distributing its products. There can be no assurance that Bioshield will be able to compete successfully.

                  INTERNET OFFERINGS. We face competition from players pursuing each individual business model and potentially from some players attempting to imitate our vertically integrated strategy. eMD.com's competitors fall into several categories:

                           -  Traditional Healthcare Information
                              Technology Companies (HIT)

                           -  Healthcare Portals (consumer and
                              professional)

                           -  On-line Retail Players (dot.coms
                              and PBMs)

                           -  Professional Transaction Portals

         The traditional HIT segment represents significant competition for eMD.com because of their existing portfolio of physician solutions and their installed base of clients. This provides a foundation for expanding into the markets served by eMD.com. The HIT competitors that pose the greatest threat to eMD.com are actually comprised of three sub-segments:

                           -  Hospital Information System (HIS)
                              vendors

                           -  Physician Practice Management
                              (PPM) vendors

                           -  Niche ambulatory Electronic
                              Medical Record (EMR) competitors

                  Many of the competitors are well funded and may, in certain instances, offer more comprehensive healthcare solutions.

PATENTS AND PROPRIETARY RIGHTS

                  Bioshield seeks patent protection for its technology and products. It typically files United States patent applications and related foreign patent applications as soon as such technology and products are developed. Bioshield files foreign patent applications on some of its technology and products in countries where, in Bioshield's opinion, business considerations warrant such filings. The foreign countries in which Bioshield files patent applications usually include Japan, Canada, Australia, and countries of the European Economic Community.

                  Bioshield has applied for four United States patents on its core technology of novel composition and one joint patent with Emory University with respect to methods for producing water-stable organosilanes and methods of using these compositions. On September 21, 1999, we were granted our first patent - number 5,954,869 - for water-stable organosilane compounds, products, and compositions for treating various substrates, articles treated with the compounds, products and compositions, and methods of treatment using the compounds, products, and compositions.

                  In addition, Bioshield intends to file additional patent applications in the future for improvements in its core technologies and for specific products that it develops. There can be no assurance, however, that Bioshield's patent applications will mature into issued patents, or, if issued, that such patents will be adequate to protect Bioshield's products or processes. In addition, there can be no assurance that Bioshield will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that Bioshield will be able to develop its own additional patentable technologies.

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
                  Bioshield entered into a Research Agreement with Emory University on December 22, 1995. As a result of work performed pursuant to this Research Agreement, Emory University has filed at least two patent applications, one composition patent independently and the other an end-use patent, jointly with Bioshield. The Emory application discloses and claims technologies developed in conjunction with Bioshield that are different from, but similar to, only one of the three technologies developed solely by Bioshield and on which Bioshield is actively pursuing its own patents. If patents ultimately issue out of the Emory application, Emory may in the future seek to assert to Bioshield that the manufacture, sale, and use of certain antimicrobial products may infringe certain claims of their Emory application patent and/or foreign counterparts thereof.

                  Bioshield believes that its current products would not infringe any claims that might issue from the Emory application. However, any determination in the future that one or more Bioshield products infringe in the Emory application patent could have a material adverse effect on the business and operations of Bioshield.

                  In addition, there can be no assurance that Bioshield is aware of all patents or patent applications that may materially affect Bioshield's ability to make, use or sell any products. United States patent applications are confidential while pending in the United States Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents or patent applications licensed to Bioshield and limit the ability of Bioshield to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, Bioshield may be required to obtain licensees to these patents or to develop or obtain alternative technology. There can be no assurance that Bioshield will be able to obtain any such license on acceptable terms, or at all. If such licenses are not obtained, Bioshield could be delayed in or prevented from the development or commercialization of its product candidates, which would have a material adverse effect on Bioshield. See "Business - Patents" and "Proprietary Rights" and "Certain Transactions."

                  Bioshield has currently received one U.S. Patent and one foreign patent covering its core technology of water soluble organosilane antimicrobial compounds. Bioshield believes that its patent position involves complex legal and factual questions. There can be no assurance that any future patent applications or any patents issued to Bioshield will provide it with competitive advantages or that Bioshield's use of its technology will not be challenged as infringing upon the patents or proprietary rights of others, or that the patents or proprietary rights of others will not have an adverse effect on the ability of Bioshield to do business. Furthermore, there can be no assurance that others will not independently develop similar technology or that others will not design technology to circumvent Bioshield's existing or future patents or proprietary rights. In the event that Bioshield's technology were deemed to be infringing upon the rights of others, Bioshield could be subject to damages or enjoined from using such technology or Bioshield could be required to obtain licenses to utilize such technology. No assurance can be given that any such licenses would be made available on terms acceptable to Bioshield, or at all. If Bioshield were to be unable to obtain such licenses, it could encounter significant delays in introducing products to the market while it attempts to design around the patents or rights infringed upon, or Bioshield's development, manufacture and sale of products requiring such licenses could be foreclosed. In addition, Bioshield could experience a loss of revenues and may incur substantial costs in defending itself and indemnifying its strategic partners in patent infringement or other actions based on proprietary rights violations brought against it or its strategic partners. Bioshield could also incur substantial costs in the event it finds it necessary to assert claims against third parties to prevent the infringement of its patents and proprietary rights by others.

                  Bioshield filed trademark applications for DuraLast and BioShield with the United States Patent and Trademark Office and has received a federal registration for the DuraLast trademark. Bioshield is presently aware of a prior trademark filing for the name "BioShield," which Bioshield believes has not been used in interstate commerce and has been abandoned. Bioshield has instituted a cancellation proceeding with the U.S. Patent and Trademark Office with respect to such prior trademark filing. No assurances can be given that Bioshield will be successful in such cancellation proceeding or in securing a trademark for the name BioShield. Also, Bioshield has been contacted by a manufacturer which claims that it owns the Bioshield trademark. We are seeking more information about the use of the BioShield name by this company. Finally, in October 1999, Bioshield filed a trademark application for eMD.com and logo.

                  Bioshield relies on proprietary know-how and confidential information and employs various methods, such as entering into confidentiality and non-competition agreements with its current employees and with third parties to whom it has divulged proprietary information, to protect the processes, concepts, ideas and documentation associated with its technologies. Such methods may afford incomplete protection, and there can be no assurance that Bioshield will be able to protect adequately its trade secrets or that other companies will not acquire information that Bioshield considers proprietary. Bioshield will be materially adversely affected if it cannot maintain its proprietary technologies.

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

GOVERNMENT REGULATION

         ENVIRONMENTAL PROTECTION AGENCY. Bioshield's research and development, manufacturing, distribution, and sales activities are subject to comprehensive regulation by numerous governmental authorities in the United States and other countries. Bioshield's current products and products in short-term development, where pest control claims are made, are regulated by the EPA. The key applicable regulations governing pesticide products are the Federal Insecticide, Fungicide, and Rodenticide Act and Federal Food, Drug, and Cosmetic Act (FFDCA) as amended by the Food Quality Protection Act of August 3, 1996, and other federal statutes and regulations, and certain state, local and tribal regulations. These statutes and regulations govern the development, testing, formulation, manufacture, labeling, storage, record-keeping, quality control, advertising, promotion, sale, distribution and approval of pesticide products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal by the government to approve marketing of the product, and criminal prosecution.

         In order to obtain EPA approval of a new product, Bioshield and its strategic partners, if any, must submit proof of safety, efficacy, purity, and stability, and Bioshield must demonstrate validation of its manufacturing process. The testing and application process is expensive and time consuming, often taking years to complete. There is no assurance that the EPA will act favorably or quickly in reviewing applications. With respect to patented products, processes, or technologies, delays imposed or caused by the governmental approval process may materially reduce the period during which Bioshield will have the exclusive right to exploit them. Delays could also affect the commercial advantages derived from the proprietary processes. There is no assurance that the regulatory agencies will find present or future submissions of Bioshield to be adequate.

         Bioshield's planned pesticide products include certain antimicrobial products for non-agricultural uses. EPA's Office of Pesticide Programs recently has been extensively reorganized. Among other things, OPP has recently established a new Antimicrobial Division (AD) to manage the registration and reregistration of antimicrobial products with non-agricultural uses. This interdisciplinary approach will allow most registration and reregistration activities to be consolidated within a single division and may yield efficiencies and shorten review times. However, the reorganization can be expected to cause substantial delays at first as new policies and procedures are implemented by persons who in many cases will be somewhat unfamiliar with the responsibilities of their new positions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - General information." Also, the reorganization may cause EPA to review and revise its policies and practices related to the need for registration and the process of registration for certain products.

         FOOD AND DRUG ADMINISTRATION. Bioshield's research and development activities are subject to comprehensive regulation by numerous governmental authorities in the United States and other countries. If Bioshield is able to produce and market products, such production and marketing will place Bioshield under continued regulation. Among the applicable regulations in the United States, pharmaceutical and over-the-counter drugs products are subject to the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, other federal statutes and regulations, and certain state and local regulations. These statutes and regulations govern the development, testing, formulation, manufacture, labeling, storage, record keeping, quality control, advertising, promotion, sale, distribution and approval of drug products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal by the government to approve marketing of the product and criminal prosecution. As the proprietary silane chemistry is not considered an over-the-counter drug, all products for human application will be considered new drugs. Bioshield has no current plans to make any such application to the FDA or to any agency or other governmental entity for any products for human application.

         For foreign markets, Bioshield is subject to regulatory requirements, review procedures and product approvals which, generally, may be as extensive, if not more extensive, as those in the United States. Although the technical descriptions of the clinical trials are different, the trials themselves are often substantially the same as those in the United States. Approval of a product by regulatory authorities of foreign countries must be obtained prior to commencing commercial product marketing in those countries, regardless of whether FDA approval has been obtained. The time and cost required to obtain market approvals in foreign countries may be greater than required for FDA approval and may be subject to delay. There can be no assurance that regulatory authorities of foreign countries will grant approval.

         There are a number of future applications that may require listing with the Cosmetics, Toiletries, and Fragrances Association (CTFA) inventory. This is largely a procedural process but one that will have to be done before Bioshield can fully capitalize on the use of its active ingredient or its formulations in the personal care industry.

         HEALTHCARE LAWS. The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, security and other provisions regarding healthcare issues on the Internet by the end of the year 2000. It

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

will be necessary for eMD.com's platform and for the applications that eMD.com provides to be in compliance with the proposed regulations. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information. Both federal and state laws prohibit the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods. Although the applicability of these laws to eMD.com's services is unclear, a state or federal regulatory agency may allege that eMD.com's relationship with one or more of its strategic partners that sponsor eMD.com subscriptions and that deliver healthcare services or goods violate any of these laws. In the event that this determination is made, eMD.com could be subjected to fines and other costs and could be required to revise or terminate that portion of its business. Privacy and confidentiality related regulation. Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. Any legislation or regulations of this nature could affect the way eMD.com conducts its business, especially its collection or use of personal information, and could harm its business. Numerous state and federal laws govern the collection, dissemination use and confidentiality of patient identifiable health information. Many states have laws and regulations that protect the confidentiality of medical records or medical information. In addition, the Health Insurance Portability and Accountability Act of 1996 mandates the Secretary of the Department of Health and Human Services to promulgate federal regulations addressing the online collection, dissemination, use and confidentiality of patient identifiable health information. The application of these laws to the personal information eMD.com collects could create potential liability under such laws.

                  REGULATION OF THE PRACTICE OF MEDICINE. The practice of medicine requires licensing under applicable state law. eMD.com attempted to structure its web site and strategic relationships to avoid violating state licensing requirements. A state regulatory authority may, however, allege that some portion of eMD.com's business violates these statutes and seek to have us discontinue those portions or cause us to suffer financial damage. Further, eMD.com's insurance may not cover any liability based on a determination that we engaged in the practice of medicine without a license.

                  INTERNET LAWS. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and quality of products and services. For example, local exchange carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers. The local exchange carriers want the Federal Communications Commission to impose access fees on those providers because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure. In addition, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet. The requirement that eMD.com comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, could harm eMD.com's business. The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently passed law places a temporary moratorium on certain types of taxation on Internet commerce. eMD.com cannot predict the effect of current attempts to tax or regulate commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could harm eMD.com's business.

FILINGS MADE WITH THE EPA TO DATE AND CURRENT APPLICATIONS AND FUTURE FILINGS

                  In October 1998, the EPA conditionally registered certain uses for AM500 and AM500I. The EPA approved AM500I for use in formulating for laundry additives, carpet treatment products, upholstery and drapery treatment products to impart bacteriostatic/fungistatic activity in many of the foregoing products and others. The EPA also approved the use of AM500 against fungi (including mold and mildew) as a static agent. EPA approved AM500 and AM500I to be used to impart durable, bacteriostatic and fungistatic protection to substrates for the following applications:

         air filters/materials; aquarium filter material; bed sheets, blankets, and bedspreads; buffer pads (abrasive and polishing); carpets and draperies; fiberfill; fiberglass ductboard; fire hose fabric; humidifier belts; mattress pads and ticking; men's underwear and outerwear; non-woven disposable diapers; non-woven polyester; outerwear apparel; disposable polyurethane foam cushions for Lapidus Airfloat Systems; polyurethane foam polyethylene foam, polyurethane foam used as a growth medium for non-food crops and plants; roofing materials; sand bags, tents, tarpaulins, sails, and ropes; athletic and casual shoes; shoe insoles; shower curtains; socks; toilet tank and seat covers; umbrellas; upholstery vacuum cleaner bags and filters; vinyl wallpaper and wallpaper for non-food contact surfaces; women's hosiery; and women's intimate apparel.

                  Bioshield has also requested EPA approval for three products with the same active ingredient as AM500. These products are

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

water-based products and are called BST RTU Concentrate C15, BST RTU 75 and BST RTU 50. These products provide bacteriostatic and fungistatic protection to substrates noted above.

                  Bioshield has submitted, for EPA registration, its concentrated active ingredient, AMS 1860. This active ingredient is highly concentrated and is solvent based. It can be used to formulate microbiostatic agents and will be Bioshield's own source of active ingredient for formulated BioShield products. It will be manufactured by Bioshield and eliminate the need to obtain this active ingredient from other registered sources.

FUTURE FILINGS

         Bioshield intends to submit applications to the EPA for registration of BioShield AM36.OI and AM3651P, to enable it to make certain claims regarding the antimicrobial or microbiostatic properties of the products. Bioshield believes AM36.OI and AM3651 are unique products. Whereas both are formulations of the silane-integrated system, neither product is water based. However, AM36.OI and AM3651P provide stable aqueous solutions.

         The intended use to be included in the application for AM36.OI is to give a surface durable microbiostatic treatment. The primary use claims, intended to be included in the application for AM3651P, are as an active ingredient for formulating disinfectants and sanitizers for use on hard non-porous surfaces, and as a microbiocide for use in laundry additives, carpet treatment products, upholstery and drapery treatment products, and treatment products, and to give surface microbiostatic treatment effective against a wide variety of bacteria, fungi, algae and yeast.

         Whereas AM36.OI is a concentrate designed for ease of application and durability, the strength of AM3651P lies in its intended use in sanitizers and disinfectants. AM3651P is a blend of active ingredients chosen for their performance. The interplay of the ingredients of the active blend provides high efficiency in small concentrations. Bioshield believes that because of this interplay of the ingredients and the resulting independence from toxic compounds such as chlorine, formaldehyde or formaldehyde donors, AM3651P is ideally suited as a preservative and as active components of sanitizers and disinfectants.

         Materials treated with formulations containing the microbiostatic agent AM36.OI or antimicrobial agent AM3651P are preserved by the bacteriostatic, fungistatic and action imparted by the active ingredient. AM36.OI and AM3651P inhibit the growth of microorganisms that are responsible for causing odor, discoloration and deterioration. They also provide residual inhibition of microorganisms to aid in the control of these deleterious effects. AM36.OI and AM3651P form a coating on a wide variety of substrates and microbiostatic action is exhibited on contact.

         Bioshield intends to seek approval that AM36.OI and AM36.51P can be used to impart durable, microbiostatic protection to substrates for the following applications:

         air filters/materials; aquarium filter material; bed sheets, blankets, and bedspreads; buffer pads (abrasive and polishing); carpets and draperies; fiberfill; fiberglass ductboard; fire hose fabric; humidifier belts; mattress pads and ticking; men's underwear and outerwear; non-woven disposable diapers; non-woven polyester; outerwear apparel; disposable polyurethane foam cushions for Lapidus Airfloat Systems; polyurethane foam polyethylene foam, polyurethane foam used as a growth medium for non-food crops and plants; roofing materials; sand bags, tents, tarpaulins, sails, and ropes; athletic and casual shoes; shoe insoles; shower curtains; socks; toilet tank and seat covers; umbrellas; upholstery vacuum cleaner bags and filters; vinyl wallpaper and wallpaper for non-food contact surfaces; women's hosiery; and women's intimate apparel.

         Bioshield also intends to seek approval on AM3651P as a disinfectant and sanitizer on hard non-porous surfaces or to be incorporated into formulations. AM3651 can be used to disinfect and sanitize hard surfaces in areas such as homes, offices, hospitals, institutions, schools, restaurants, locker rooms, medical facilities and other like areas that are prone to bacteria and odors. AM3651P disinfects and sanitizes hard surfaces such as: sinks; tiles; tubs; toilets: countertops: bathroom fixtures; stoves; exercise equipment; walls; doorknobs; telephones; garbage cans; floors; cabinets; and shower stalls.

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

         It is also planned to seek approval for use of BioShield products as preservatives in FDA regulated products, including cosmetic articles, such as skin creams; hair treatment products, for example shampoos; non-regulated products, including detergents and detergent formulations; other preservative applications, such as interior and exterior paints, latex, concrete materials, machine oils, and lubricants; cutting fluids; water for cooling systems and swimming pools which may require EPA registration. However, no assurances can be given that Bioshield will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

RESEARCH AND DEVELOPMENT

         Until his resignation in August 1999, research and development activities were performed principally by Dr. Joachim Berkner who was Director of Research and Development, Organic Chemistry, for Bioshield. Bioshield is actively seeking a successor for Dr. Berkner. Researchers employed by Bioshield and certain of Bioshield's strategic partners continue limited research and development activities.

         Bioshield's core technologies are in aqueous reactive silanes and antimicrobial products. Combinations of both technologies are producing compounds with new properties and are setting new standards. Bioshield's new product releases in the near future will be based on these core technologies. Research on silane based and non-silane based antimicrobials will expand application of antimicrobial Bioshield products from pesticides to medications and treatments to preventive care. Research on silane based durable products will provide the applicator with the opportunity to give surfaces new desired properties.

Subject to adequate funding, future development efforts are currently anticipated to focus on development of antimicrobial products for medical applications, specifically, human and animal skin treatments, new formaldehyde-free product preservatives, agricultural and food antimicrobials, and new active ingredients and formulations useful in the markets currently providing antimicrobial products. Products range from antimicrobial absorbents to cleaning solutions and disinfectants and household products. Products in this category include materials treated by the manufacturer, for example socks, shower curtains and carpets. Product development in this category is anticipated on a market-need basis in collaboration with the manufacturers. In addition, a number of new applications based on the uniqueness of Bioshield's products are anticipated. There can be no assurance that Bioshield will be successful in developing these or other products.

         During the fiscal years ended June 30, 1998, and 1999, Bioshield incurred expenses of approximately $232,000 and $718,000, respectively, resulting from Bioshield-sponsored research and development activities. Research and development is expected to remain a significant component of Bioshield's business. However, Bioshield may abandon or de-emphasize its research and development activities with respect to the primary development projects and expand research and development of other products as circumstances warrant. Bioshield has contracted out a substantial part of its research and intends to continue to do so while utilizing its staff for monitoring such research.

ANTIMICROBIAL BIOBARRIERS: BURN CARE/SYNTHETIC

         SKIN. Commonly, the greater the skin damage, the greater the risk of infection. The skin damage and the risk of infection are especially serious in burn victims. To this day, proper treatment of burn patients remains a challenge to the healthcare professional. In addition to direct wound application, Bioshield believes that its technology may, under certain conditions, be appropriate for application to skin grafts, either manufactured or harvested from cadavers and most importantly, animal collagen matrixes. Collagen matrix based products are frequently applied graft materials. In addition to their importance as skin grafts, their chemical composition is such that a very favorable bonding with our antimicrobial products and the graft may be possible. Bioshield believes that the unique properties of our core technology may, under certain circumstances, allow certain products based upon its technology to form a bound protective layer that allows the grafted skin to breath and transport liquids, but reduce/prohibit the entry of microorganisms.

         Integration of Bioshield's products and research may lead to new skin treatment products that Bioshield believes may provide effective skin condition treatment. Adverse skin conditions caused by microbes may be susceptible to treatment by Bioshield's products. However, no assurances can be given that Bioshield will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

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

         TRANSPLANT/MEDICAL DEVICE

         TREATMENTS. A common problem in the transplant of organs or artificial implants is rejection by the receiving body's immune system. The rejection is often based on the recognition of the implant as a foreign body. This recognition is affected by the surface of the implant. Silane treatment of implants changes the surface of the implant. The treatment can be durable or temporary. One approach may be to chemically bond currently available anti-rejection medication to the silane. This application will require FDA approval prior to clinical testing and commercial introduction. However, no assurances can be given that Bioshield will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

CLEANING AND MAINTENANCE

         PRODUCTS. The residual activity of Bioshield products provides protection to many surfaces. Application of the products is primarily to clean surfaces. Integration of Bioshield products into new cleaning products may lead to new products providing protection to surfaces and equipment while cleaning. These new cleaning and maintenance products will be developed for industrial and institutional applications, for example, hospitals, food processing plants and commercial cleaning and consumer applications, for example, bathroom, carpet and kitchen cleaning. However, no assurances can be given that Bioshield will be successful in commercializing any of these products or will receive any of the required regulatory approvals. OdorFree(TM) is a new odor eliminator product that was recently developed which does not require regulatory approval. The product incorporates one of BioShield's proprietary chemical additives and is available for household use on upholstery, rugs and clothing. OdorFree(TM) is effective in eliminating odors, which include odors associated with food, cigarette smoke, tobacco and fire smoke; mold or mildew (musty), certain human body odors (on fabrics) and garbage odors, among others. OdorFree(TM) is available in regular and extra strength. OdorFree(TM) has been clinically tested and is hypoallergenic.

PROPERTY

         In July 1999, Bioshield entered into a contract to lease 55,300 square feet in a free standing building in a high-tech executive office park. The facility is located at 5655 Peachtree Parkway, Atlanta, Georgia. This building contains offices, meeting rooms, computer facilities and an area for a pharmacy. The executive officers and staff of Bioshield and eMD.com have moved into the facility. Bioshield believes that these facilities are adequate for its present and anticipated needs.

         Bioshield also maintains sales, marketing and research offices at 4405 International Blvd., Suite B109, Norcross, Georgia in a 6,900 square foot leased facility. The building contains offices, meeting rooms and an organic chemistry lab with a biological storage area. In addition, Bioshield currently leases a 6,000 square foot manufacturing facility in Atlanta, Georgia, but is not currently using the building.

EMPLOYEES

         Bioshield and its subsidiary on November 1, 1999, had forty-eight full-time equivalent employees.

LEGAL PROCEEDINGS

         Bioshield is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

         The following table sets forth certain information regarding the directors, executive officers, and significant employees of Bioshield:

                    NAME             AGE                   POSITION
                                     ---

           Timothy C. Moses          43      Co-Chairman of the Board, Chief Executive Officer
                                             and Director

           Jacques Elfersy           50      Co-Chairman of the Board, Senior Vice President,
                                             Secretary, Treasurer and Director

           Timothy S. Heyerdahl      38      Executive Vice President and Chief Financial Officer


           Carl T. Garner            51      Director

           Michel Azran              54      Director

         Mr. Timothy C. Moses, a Director and Founder, is Bioshield's Co-Chairman, President, and Chief Executive Officer, and Director of Marketing and Sales. For over a decade, Mr. Moses has been an independent businessman and entrepreneur with Mr. Elfersy, the Senior Vice President of Bioshield. His career has spanned from sales and marketing to Director of Securities and Investment. He has developed knowledge in the chemical and chemical siloxane industry and business since leaving his former employer, Dow Corning Corporation in 1986, where he acted as liaison between management and technical sales in the role of new product planning and launches. As President of his former company, DCI, Inc., a silicone and siloxane based technology company, Mr. Moses was instrumental in seeking and raising of investment capital as well as Director of Marketing and Sales to clients on a direct basis. Mr. Moses co-developed a new antimicrobial silicone based coating system for textile applications and coordinated sales from the European Economic Community countries to the United States. Mr. Moses is a graduate of a division of Georgia Institute of Technology where he received his B.S. degree in 1980.

         Mr. Jacques Elfersy, a Director and Founder/Co-Founder, is Bioshield's Co-Chairman, Senior Vice President, acting Chief Financial Officer, Secretary, and Treasurer. Mr. Elfersy has been instrumental in the discovery, development, and patent filing of Bioshield's core antimicrobial technology. In addition to his duties, Mr. Elfersy continues to oversee Bioshield's research and development activities and objectives. Mr. Elfersy is a graduate of McGill University where he earned his Bachelor's Degree in Civil Engineering in 1979. For a decade, Mr. Elfersy has been an independent businessman and entrepreneur. His career reflects extensive knowledge of silicone-based technology and silane-based antimicrobial (as a result of his past employment and business relationship with Dow Corning) program management and supervision of large-scale projects and installations, contract negotiations and implementation, and customer support services and communications. As Executive Vice President of his former company, DCI, Inc., a silicone-based technology and silane-based antimicrobial, Mr. Elfersy was instrumental in the implementation of research and development on projects requiring antimicrobial-based coating processes and production application. In addition, he acted as senior management of engineering and production and was responsible for meeting critical time frames and budgets as well as manpower constraint requirements.

         Timothy S. Heyerdahl was hired in October 1999 as Executive Vice President and Chief Financial Officer of Bioshield. For the prior eleven years Mr. Heyerdahl held a number of positions with HBO & Company, most recently as Senior Vice President of Finance and Treasury. His responsibilities included mergers and acquisitions, treasury management, strategic budgeting and forecasting and facility management. Prior to joining HBOC Mr. Heyerdahl spent five years with Hattori Seiko Corporation. He received his BA degree in Business Administration from Indiana University. Mr. Heyerdahl is a Certified Public Accountant.

         Carl T. Garner has been a Director of Bioshield since 1996. Since 1995, Mr. Garner has been a partner in Garner and Nevins (a division of Nevins Marketing Group, Inc.), a promotional and advertising agency based in Atlanta, Georgia. Mr. Garner received a B.S. in Business/Accounting from Jacksonville State University in 1969, a masters degree in Management from Georgia College in 1977, and a masters degree in Business Administration from Jacksonville State University in 1978. Mr. Garner also acts as an Advisory Director to Bioshield.

         Mr. Michel M. Azran has been a Director of Bioshield since December 1997. Since August 1994, he has been a partner at J.C. Bradford & Co., a securities and brokerage firm. From 1982 through 1994, Mr. Azran was employed by The Robinson-Humphrey Company, Inc. and last served in the capacity of Senior Vice President - Investments. He holds an Accounting and Finance degree from University of Lyons (1967) and Paris (1975) and was in public accounting in France until October 1977.

         Bioshield's directors are divided into three classes which serve staggered three-year terms or until their successors have been duly elected and qualified. Currently, Michel M. Azran is serving in Class I with a term ending at Bioshield's 1999 annual meeting of shareholders, Carl T. Garner is serving in Class II with a term expiring at Bioshield's 1999 annual meeting of shareholders, and Jacques Elfersy and Timothy C. Moses are serving in Class III directors with a term expiring at the 2000 annual meeting of shareholders. Bioshield currently pays directors who are not employees of Bioshield a fee of
(i) $1,000 per regularly scheduled Board meeting attended (or $250 for participation in a regularly scheduled Board meeting by conference telephone) and (ii) $12,000 annually. Bioshield also reimburses all directors for their expenses in connection with their attendance at such meetings.

         Bioshield maintains an audit committee that consists of its two independent directors, Michel M. Azran and Carl T. Garner. Messrs. Azran and Garner are also member of the Board's Compensation Committee, which administers the stock option and incentive plans as well as other executive compensation matters. Bioshield will maintain at least two independent directors on the board of directors.

         Officers are elected annually by the board of directors and serve at the discretion of the Board.

         Bioshield currently maintains $1,000,000 key man life insurance policies on the lives of each of Mr. Moses and Mr. Elfersy.

EXECUTIVE COMPENSATION

         The following table sets forth for the three fiscal years ended June 30, 1999, compensation paid by Bioshield to its Co-Chairman of the Board, Chief Executive Officer, and Director, and Mr. Elfersy, its Co-Chairman of the Board, Senior Vice President, Secretary, Treasurer and Director. Mr. Heyerdahl joined Bioshield in October 1999. None of Bioshield's other executive officers had annual compensation in excess of $100,000 for services rendered during any of the three years ended June 30, 1999, 1998 or 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                            ANNUAL COMPENSATION                         COMPENSATION AWARDS
                            ------------------------------------------------   -----------------------------------------
        NAME AND                                               OTHER ANNUAL     SECURITIES UNDERLYING       ALL OTHER
   PRINCIPAL POSITION        YEAR     SALARY        BONUS      COMPENSATION         OPTIONS/SARS          COMPENSATION
------------------------    ------  ----------    ----------  --------------   -----------------------  ----------------

Timothy C. Moses,            1999   $ 140,000         --         $ 10,000              150,000                 --
  Co-Chairman of the         1998     120,000         --               --                   --                 --
  Board, President, Chief    1997     120,000         --               --                   --                 --
  Executive Officer and
  Director

Jacques Elfersy,             1999     140,000         --           10,200              150,000                 --
  Co-Chairman of the         1998     120,000         --               --                   --                 --
  Board, Executive Vice      1997     120,000         --               --                   --                 --
  President, Director of
  Regulatory Affairs,
  Secretary, Treasurer,
  and Director

Jeff Parker                  1999     102,000         --               --              150,000                 --
  Chief Operating Officer

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                            % OF TOTAL
                                                            NUMBER OF      OPTIONS/SARS
                                                           SECURITIES       GRANTED TO     EXERCISE
                                                        UNDERLYING         EMPLOYEES IN    OR BASE       EXPIRATION
                         NAME                             OPTIONS/SARS      FISCAL YEAR     PRICE           DATE
                         ----                             ------------     ------------   ---------      ----------

                         Timothy C. Moses..........         150,000             20%        $  2.94       2/1/03
                         Jacques Elfersy...........         150,000             20%        $  2.94       2/1/03
                         Jeff Parker...............         150,000             20%        $  5.00       10/8/03

EMPLOYMENT AGREEMENTS

    Bioshield has entered into Employment Agreements, each dated January 1, 1998, with Mr. Moses and Mr. Elfersy. The agreements have an initial term commencing January 1, 1998, and expiring December 31, 2003. However, the remaining term of each agreement will be extended automatically for one year on each July 1, beginning July 1, 2001, so that each agreement expires three (3) years from such date, unless either party notifies the other party in writing of an intent not to renew at least ninety (90) days prior to the applicable July 1st. Under the agreements, each of Mr. Moses and Mr. Elfersy is required to devote their full business time to the affairs of Bioshield. The agreements also contain certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce.

         Each agreement currently provides for a base salary at the rate of $250,000. The base salaries are then subject to increase, but not decrease, as of January 1, in the case of Messrs. Moses and Elfersy, of each year during the term of the agreements as determined by Bioshield's Board of Directors. Each agreement also provides for an annual performance bonus based upon a matrix of dollar sales levels and dollar before-tax profitability. Cells within the matrix represent specific combinations of sales and profits, with performance falling within a particular cell resulting in a bonus to the Mr. Moses or Mr. Elfersy expressed as a percent of his base salary. This matrix, which allows for bonuses running from 0% to 150% of base salary, is constructed to reward the executive for reaching specific combinations of sales and profit levels with higher sales and profit resulting in a larger bonus. The maximum amount paid to either Mr. Moses or Mr. Elfersy pursuant to the matrix cannot exceed $50,000 per year.

         In addition, each agreement provides a severance package in the event the executive is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) an amount equal to the sum of (A) the greater of two (2) years of the base salary applicable to the executive on the date of termination or the base salary (assuming no increases) payable for remaining term of his agreement assuming no termination, plus (B) two (2) times the average of the annual bonuses paid or payable to the executive during the term of his agreement, payable in six (6) equal, consecutive monthly installments commencing no later than thirty (30) days after the date of termination. In addition, all outstanding options, stock grants, share of restricted stock or any other equity, incentive compensation shall be and become fully vested and nonforfeitable and the executive and the executive's family will be entitled to receive welfare plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of two
(2) years from the date of termination at the same cost to the executive as is charged to such executives from time to time for comparable coverage.

         Bioshield entered into an employment agreement, dated as of September 18, 1998, with Jeffrey A. Parker. The agreement had an initial term commencing upon the closing of the initial public offering of Bioshield, and expiring on the third anniversary thereof. Under the agreement, Mr. Parker was required to devote his substantially full time and attention to the affairs of Bioshield. The agreements also contained certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce. The agreement provides for a base salary at the rate of $150,000. In addition, the agreement provides a severance package in the event Mr. Parker is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) an amount equal to the lesser of (i) the remaining unexpired term of the agreement or (ii) one year from the date of termination. In August 1999 Mr. Parker resigned from Bioshield and Bioshield has reached a settlement with Mr. Parker as to its future obligations. Mr. Parker will remain on the payroll of Bioshield until December 31, 1999 or until he obtains other employment, whichever is earlier. Mr. Parker has also exercised an employee stock option for 50,000 shares of stock with an exercise of $5.00 per share. Mr. Parker chose to have shares of stock withheld to pay for the exercise price and the withholding taxes and he was issued 14,142 shares of stock.

         Bioshield also entered into an employment agreement, dated as of October 8, 1998, with Daniel Swaye as Bioshield's Chief Financial Officer. As mentioned earlier Mr. Heyerdahl is now Bioshield's Chief Financial Officer but Mr. Swaye remains with Bioshield. Mr. Swaye's employment agreement has an initial term commencing on October 27, 1998, and expiring on the third anniversary thereof. Under the agreement, Mr. Swaye is required to devote his substantially full time and attention to the affairs of Bioshield. The agreement also contains certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce. The agreement provides for a base salary at the rate of $130,000. In addition, the agreement provides a severance package in the event Mr. Swaye is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) an amount equal to the lesser of (i) the remaining unexpired term of the agreement or (ii) nine months from the date of termination. He shall also be entitled to medical insurance, benefits provided to other executives and the issuance by Bioshield, upon each of the first two anniversary dates of his employment, of options to acquire 30,000 shares of Bioshield's common stock and options to acquire 40,000 shares of Bioshield's common stock on the third anniversary date of his employment. Such options shall be exercisable at five dollars per share and which will also be subject to certain additional terms, conditions, and restrictions. Mr. Swaye had his agreement terminated for good reason and that accordingly he plans to leave the employment of Bioshield at the end of the calendar year.

         Finally, eMD.com has entered into an employment agreement, dated November 17, 1999, with Timothy S. Heyerdahl as the Chief Financial Officer. Mr. Heyerdahl's employment agreement has an initial term commencing on October 11, 1999, and expiring on the third anniversary thereof. Under the agreement, Mr. Heyerdahl is required to devote his substantially full time and attention to the affairs of Bioshield. The agreement also contains certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce. The agreement provides for a base salary at the rate of $240,000 per year. The agreement also calls for Mr. Heyerdahl to be eligible for bonuses in an amount up to 100% of his annual salary. He is also entitled to medical insurance and other benefits provided to executives. In connection with his employment Bioshield will recommend Mr. Heyerdahl be granted an option to purchase 50,000 shares of Bioshield's stock and another option to purchase 200,000 shares of eMD.com stock. The exercise prices will be fair value of the time of grant. One third of the stock under each option vests on each of the first, second and third anniversaries of the date of his agreement. The options are subject to certain additional terms, conditions, and restrictions. Finally, the agreement provides a severance package in the event Mr. Heyerdahl is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined).

ADVISORY BOARD

         Bioshield's advisory board was organized to review and evaluate Bioshield's research and development programs and to advise Bioshield generally in addressing various scientific and business issues. Bioshield generally selects for membership persons who have experience in finance, marketing and science. Members of the advisory board may meet as a group or individually with management of Bioshield. They are not employed by Bioshield and may have commitments to, or consulting or advisory agreements with, other entities that may limit their availability to Bioshield. These entities may also be competitors of Bioshield. Bioshield is not aware of any conflict of interest between work performed by advisors on behalf of Bioshield and work performed by them on behalf of other parties. Bioshield requires each advisor to execute a confidentiality agreement upon the commencement of his or her relationship with Bioshield. The agreements generally provide that all confidential information made known to the individual during the term of the relationship is the exclusive property of Bioshield and shall be kept confidential and not disclosed to third parties. The current members of the advisory board are as follows:

         Mr. Martin Savarick, age 60, is currently President of Savarick Consulting Group, a marketing and management consulting firm. From 1994 through 1998, he was President of The Printstar Group, Inc., a marketing and management consulting firm. He has been the Chairman of the Board, President, and Chief Executive Officer of two publicly traded companies - Beacon Photo Service, Inc. and Imprint Products, Inc. Both companies dealt with retail customers throughout the United States exclusively on a mail-order basis. The companies employed various innovative marketing techniques to advertise and sell its products. Mr. Savarick also served as President of a fund raising organization and of a direct mail marketing consulting firm.

         Dr. Cecil R. Smith, age 46, is currently Chief Executive Officer and Director in BioShield Research Corporation, a company based in Powell, Ohio, which conducts biohazard control evaluations for indoor environmental quality of such buildings and develops contamination control protocols for the biotechnology/pharmaceutical industry and provides site safety analysis. Since 1987, Dr. Smith has also been Assistant Vice President of Environmental Health and Safety of the Ohio State University. In that capacity, Dr. Smith is responsible for the administration of an environmental, occupational health and radiation safety program that includes biological/chemical safety, safety engineering, industrial hygiene, infectious/hazardous waste management, safety training and environmental compliance. Since 1991, Mr. Smith has also served as Assistant Professor to the Ohio State University, School of Public Health. Dr. Smith received his Ph.D. in Public Health and Masters Degree in Public Health from the University of North Carolina. In 1983 and 1980, respectively, Dr. Smith received his B.S. in Microbiology from North Dakota State University in 1977 and his B.A. in Biology and Natural Science from Gustavus Adolphus College in 1975.

         Advisors receive reimbursement of travel expenses, connected with company business, and stock options, for consultation services, which include assisting Bioshield in the development of a marketing plan as well as research plan to elucidate the biological effects, safety and efficacy of Bioshield's products and assisting Bioshield in analyzing data from research trials and other studies concerning Bioshield's products. Bioshield anticipates that each advisor will devote approximately six days per year to the affairs of Bioshield in his capacity as an advisor, consisting of approximately three one-day meetings of the advisory board to be held each year and preparation for such meetings.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Bioshield's bylaws provide for Bioshield to indemnify each director and officer of Bioshield against liabilities imposed upon him (including reasonable amounts paid in settlement) and expenses incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be a party by reason of his being or having been a director or officer of Bioshield. Bioshield has also entered into indemnification agreements with each officer and director pursuant to which Bioshield will, in general, indemnify such persons to the maximum extent permitted by Bioshield's bylaws and the laws of the State of Georgia against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of Bioshield. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit Bioshield and its shareholders.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Bioshield pursuant to the foregoing provisions, or otherwise, Bioshield has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of Bioshield in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Bioshield will, unless in the opinion of his counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

STOCK OPTION PLANS

         In December 1997, the board of directors adopted and the shareholders of Bioshield approved the 1997 Stock Incentive Plan. The board of directors and shareholders approved the 1996 Directors Stock Option Plan in 1996 and amended on the plan in December 1998. The incentive plan was amended by the board of directors in December 1998 to increase the number of shares which could be issued thereunder to 1,200,000. In May 1999, Bioshield registered the shares subject to the incentive plan with the Commission on Form S-8.

TERMS OF INCENTIVE PLAN

         The incentive plan provides Bioshield with increased flexibility to grant equity-based compensation to key employees, officers and consultants of Bioshield. The purpose of the incentive plan is to: (i) provide incentives to stimulate individual efforts toward Bioshield's long-term growth and profitability; (ii) encourage stock ownership by officers, key employees and consultants by enabling them to acquire a proprietary interest in Bioshield in the form of shares of common stock or to receive compensation based on appreciation in the value of the common stock; and (iii) provide a means of obtaining, rewarding and retaining key personnel. Bioshield has reserved 1,200,000 shares of common stock for issuance pursuant to awards that may be made under the incentive plan. As of May 21, 1999, awards of 645,000 shares of common stock have been granted under the incentive plan to key employees of which 55,000 options are currently exercisable at a price of $1.00 per share and 300,000 are currently exercisable at $2.94 per share.

         The nature, terms and conditions of awards under the incentive plan will be determined by the stock option committee of the board of directors. The members of the committee are selected by the board of directors. The current members of the committee are Messrs. Garner and Azran. The incentive plan permits the committee to make awards of common stock, incentive or non-qualified stock options with the following terms and conditions:

         Terms and Conditions of all Stock Incentives. The number of shares of common stock as to which a stock incentive may be granted will be determined by the committee in its sole discretion. Each stock incentive will either be evidenced by a stock incentive agreement or stock incentive program, in each case containing such terms, conditions and restrictions as the committee may deem appropriate. Stock incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable only by the recipient during his or her lifetime or by the recipient's legal representative in the event of the recipient's death or disability.

         Stock Awards. The number of shares of common stock, subject to a stock award and restrictions or conditions on such shares, if any, will be determined by the committee. The committee may require a cash payment from the recipient in an amount no greater than the aggregate fair market value of the shares of common stock awarded, as determined at the date of grant.

         Options. Options may be either incentive stock options, as described in Section 422 of the Code, or non-qualified stock options. The exercise price of each option will be determined by the committee and set forth in a stock incentive agreement but may not be less than the fair market value of the common stock on the date the option is granted. The exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price may not be changed after the option is granted, and options may not be surrendered in consideration of, or exchanged for, a grant of a new option with a lower exercise price. Incentive stock options will expire 10 years after the date of grant. Non-qualified stock options will expire on the date set forth in the respective stock incentive agreement. Payment for shares of common stock purchased upon exercise of an option may be made in any form or manner authorized by the committee in the stock incentive agreement or by amendment thereto. In the event of a recipient's termination of employment, the option or unexercised portion thereof will expire no later than three months after the date of termination, except that in the case of the recipient's death or disability, such period will be extended to one year. The committee may set forth longer time limits in the stock incentive agreement, although in such cases incentive stock option treatment will not be available under the Code.

TERMINATION AND AMENDMENT OF THE INCENTIVE PLAN

         The board of directors may amend or terminate the incentive plan without stockholder approval at any time; provided, however, that the board may condition any amendment on the approval of the stockholders if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a stock incentive may adversely affect the rights of a holder under the terms of that stock incentive. The incentive plan was amended by the board in December of 1998, to increase the total number of shares that may be issued to 1,200,000 and to permit 10% or more shareholders/officers to participate in the plan.

CHANGES IN CAPITALIZATION

         The incentive plan provides for an adjustment of the number of shares of common stock reserved and subject to awards issued pursuant to the incentive plan and of the exercise price of options granted under the incentive plan in the event of any increase or decrease in the number of issued shares of common stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock or any other increase or decrease in the number of shares of common stock outstanding effected without receipt of consideration by Bioshield. In the event of a merger, consolidation or other reorganization of Bioshield or a tender offer for its shares of common stock, the committee may take such action as it deems necessary or appropriate to reflect the effect of the applicable transaction, including but not limited to:
(i) the substitution, adjustment or acceleration of awards; (ii) the removal of restrictions on awards; or (iii) the termination of outstanding awards in exchange for the cash value of the vested portion of the award.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion outlines generally the federal income tax consequences of the receipt of options under the incentive plan. Individual circumstances may vary these results. The federal income tax laws and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the incentive plan. If the recipient is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, special rules may apply to determine the federal income tax consequences of certain option exercises. Participants in the incentive plan should consult their own tax advisors as to the specific tax consequences applicable to them and to the tax consequences applicable to other types of stock incentives that may be awarded under the incentive plan.

         Incentive Stock Options. The recipient of an incentive stock option is not subject to any federal income tax upon the grant of such an option pursuant to the incentive plan, nor does the grant of an incentive stock option result in an income tax deduction for Bioshield. Further, a recipient will not recognize income for federal income tax purposes and Bioshield normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares of common stock to the recipient. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the recipient for the year in which the option is exercised. Thus, certain recipients may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules under the Code. If the shares of common stock transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the recipient generally will recognize ordinary income equal to the lesser of (1) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the recipient's gain over the amount treated as ordinary income on disposition generally will be treated as long- or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. Bioshield normally would be entitled to a federal income tax deduction equal to any ordinary income recognized by the recipient, provided Bioshield satisfies applicable federal income tax withholding requirements. If the shares of common stock transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, such disposition will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. Bioshield will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

         Non-Qualified Options. A recipient will not recognize income upon the grant of a non-qualified option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Bioshield will then be entitled to a corresponding deduction. Depending upon the period for which shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised. Special rules apply to a participant who exercises a non-qualified option by paying the exercise price in whole or in part by a transfer of shares of common stock to Bioshield.

DIRECTOR PLAN

         The purpose of the director plan is to provide an incentive to outside directors and members of Bioshield's advisory board for continuous association with Bioshield and to reinforce the relationship between participants' rewards and shareholder gains. Bioshield has reserved 1,000,000 shares of common stock pursuant to awards that may be made under the director plan. Awards of options for 10,000 shares of common stock have been issued by Bioshield in fiscal 1999; options for 120,000 shares of common stock were issued by Bioshield in fiscal 1998; and options for 120,000 shares of common stock were issued by Bioshield in 1996. Pursuant to the director plan, options vest in three stages, 20,000 shares at date of grant and 20,000 shares on the first and second anniversary of the date of the stock option agreement. 210,000 of such options are currently exercisable pursuant to the director plan.

CONSULTANTS

         Bioshield has entered into a consulting agreement in November 1997 with R.T. Consulting, Inc., to provide Bioshield with various consulting services, including rendering strategic and financial advice, developing marketing plans and materials, financial plans and budgets, and initiating strategic business initiatives. Pursuant to its agreement with Bioshield, R.T. receives $3,000 per calendar month for a period of four (4) calendar years commencing on September 29, 1998.

         In May 1998, Bioshield entered into an agreement with Revere Financial Group, Inc. to provide edgarization, pre-press services, and assistance with the roadshow presentation in connection with this Offering in exchange for a fee equal to $50,000. Revere is a company affiliated with Tejas Securities Group, Inc., one of the underwriters in the initial public offering.

         On October 21 1998, Bioshield entered into a consulting agreement with C.L.R. Associates to provide financial public relations assistance. C.L.R. receives a monthly retainer of $1,000 plus expenses. The agreement is for a term of one year, commencing December 31, 1998, and is terminable upon thirty days written notice by either party.

         On April 1, 1999, Bioshield entered into a consulting agreement with John T. Adams to provide advice relating to the development of business and marketing plans as well as strategic planning. The agreement has a term of three months and is automatically renewable by either party unless terminated for cause on thirty (30) days written notice. Mr. Adams receives a cash fee of $3,000 per month, plus $17,000 worth of five year options valued based upon the closing price of Bioshield's common stock on Nasdaq SmallCap Market(TM) at the end of each month of service.

         On April 1, 1999, Bioshield entered into a financial advisory and consulting agreement with Grayson Financial, LLC. Pursuant to the Agreement, Grayson has been retained to (i) provide sponsorship and exposure in connection with the dissemination of corporate information regarding Bioshield to the investment community at large, (ii) assist in Bioshield's public relations, and
(iii) provide financial advice to Bioshield. The term of the agreement is three months, and Grayson is entitled to receive a monthly fee of $5,000 payable in arrears. At the end of the engagement period, Bioshield may determine in its sole discretion to award Grayson, as additional compensation, a warrant to purchase up to 160,000 shares of common stock. The warrant, if and when issued, shall be exercisable for a period of five years at an exercise price of $5.00 per share, subject to proportional adjustment in the event of a stock split.

         On April 1, 1999, Bioshield entered into a financial advisory and consulting agreement with C.L.R. Associates. Pursuant to the Agreement, C.L.R. has been retained to (i) provide sponsorship and exposure in connection with the dissemination of corporate information regarding Bioshield to the investment community at large, (ii) assist in Bioshield's public relations, and
(iii) provide financial advice to Bioshield. The term of the agreement is three months and C.L.R. is entitled to receive a monthly fee of $5,000 payable in arrears. At the end of the engagement period, Bioshield may determine, in its sole discretion, to award, as additional compensation, a warrant to purchase up to 240,000 shares of common stock. The warrant, if and when issued, shall be exercisable for a period of five years at an exercise price of $5.00 per share, subject to proportional adjustment in the event of a stock split.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of December 9, 1999 based upon information obtained from the persons named below, relating to the beneficial ownership of shares of common stock by (i) each person known to Bioshield to own five percent or more of the outstanding common stock, (ii) each director of Bioshield, and (iii) all officers and directors of Bioshield as a group.

                  NAME AND ADDRESS OF BENEFICIAL OWNER(1)                 SHARES      PERCENT OWNED OF CLASS
                  ---------------------------------------                 ------      ----------------------
                  Timothy C. Moses(2)
                  405 North Errol Court, N.W
                  Atlanta, Georgia 30327.............................    1,512,930              22.7%

                  Jacques Elfersy(2)
                  1771 East Clifton Road
                  Atlanta, Georgia 30307.............................    1,655,117              24.9

                  Carl T. Garner.....................................       60,000                 *

                  Michel Azran.......................................       10,000                 *

                  All officers and directors as a group(6 persons)...    3,233,947              48.6

-------------
         *  Less than 1%

(1) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised as of November 10, 1999.

(2) Does not include 138,834 shares of common stock owned by each of the wives of Messrs. Moses and Elfersy for which each of them disclaim beneficial ownership.

                              CERTAIN TRANSACTIONS

         In June 1998, Timothy C. Moses and Jacques Elfersy contributed approximately $50,000 of capital to Bioshield. Subsequent to June 30, 1998, Messrs. Moses and Elfersy contributed an additional $325,000 of capital to Bioshield. Such contributions were funded by the private sale to accredited investors of 124,995 shares of common stock of Bioshield owned by such persons since 1995 at a purchase price of $3.00 per share.

         In January, March, and June 1998, Judith B. Turner, the mother-in-law of Timothy C. Moses, lent Bioshield $30,000, $25,000, and $25,000, respectively. Bioshield has agreed to repay such sums to Mrs. Turner pursuant to three promissory notes, dated January 16, 1998, February 27, 1998, and June 5, 1998. The Notes were paid off by Bioshield from the proceeds of the initial public offering.

         Upon consummation of the initial public offering, Messrs. Moses and Elfersy received $307,133 in the aggregate from Bioshield representing repayment of accrued and unpaid salary due and payable by Bioshield to such persons for their employment for the period June 1995 through June 30, 1998.

         In May of 1999, the board of directors granted to each of Messrs. Moses and Elfersy five year fully vested options to purchase 1,500,000 shares of its subsidiary EMD.com at a price of $2.00 per share.

         Although Bioshield believes that the foregoing transactions were on terms no less favorable to Bioshield than would have been available from unaffiliated third parties in arm's length transactions, there can be no assurance that this is the case. Bioshield will comply with Sections VII A and B of the NASAA Statement of Policy Regarding Loans and Other Material Affiliated Transactions, amended November 18, 1997, regarding future material affiliated transactions. Pursuant to these Sections, Bioshield represents that
(i) all future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to Bioshield than those that could be obtained from unaffiliated third parties and (ii) all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of Bioshield's independent directors who do not have an interest in the transactions and who will have access, at Bioshield's expense, to Bioshield's counsel or to independent legal counsel. There can be no assurance, however, that future transactions or arrangements between Bioshield and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of Bioshield.

                              SELLING SHAREHOLDER

                  The shares being offered by Jackson LLC consist of shares of common stock that it may purchase from us pursuant to the private equity credit agreement. For additional information about the agreement, see "Financing Arrangement with Jackson LLC." The address of Jackson LLC is c/o Citco Trustees (Cayman) Ltd., Corporate Centre, Windwood One, West Bay Road, Grand Cayman, Cayman Islands. The director of Jackson LLC is Navigator Management Ltd., Harbour House, 2nd Floor, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands, and the President of Navigator Management Ltd. is David Sims.

                  We have agreed to pay all the expenses we incur in connection with the registration of the shares. Jackson LLC will pay all broker commissions and other selling expenses it incurs, as well as any legal and other expenses it may incur in the registration or sale of its shares. Except for these relationships, Jackson LLC has not had a material relationship with us or any of our affiliates within the past three years.

                  The following table sets forth information about the ownership of our common stock by Jackson LLC as of December 31, 1999.

                                                                                       SHARES OF COMMON
                                   SHARES OF COMMON STOCK                                 STOCK TO BE
NAME OF SELLING SHAREHOLDER         BENEFICIALLY OWNED         SHARES OF COMMON        BENEFICIALLY OWNED
                                   PRIOR TO THE OFFERING     STOCK BEING OFFERED(1)   AFTER THE OFFERING(1)
---------------------------        ----------------------    -------------------      ---------------------
JACKSON LLC(2)                            2,500,000                2,500,000                    0
-----------------------

(1) Assumes the sale of all the shares of common stock which are being offered pursuant to this prospectus.

(2) Excludes an indeterminate number of shares of common stock that may be issuable pursuant to the conversion of shares of eMD.com, our majority-owned subsidiary, in the event that eMD.com has not become a reporting company under the Securities and Exchange Act of 1934, as amended, by May 31, 2000.

                              PLAN OF DISTRIBUTION

Manner of sales; Broker-dealer compensation.

                  Jackson LLC may resell any shares of common stock that it acquires from us pursuant to the private equity credit agreement. It may elect to sell any of these shares in privately negotiated transactions or in the over-the-counter market through brokers and dealers. These brokers and dealers may act as agent or as principals and may receive compensation in the form of discounts, concessions or commissions from Jackson LLC or from the purchasers of its shares of common stock for whom the broker-dealers may act as agent or to whom the broker-dealers may sell as principal, or both. Jackson LLC also may sell the shares in reliance upon Rule 144 under the Securities Act from time to time if it is eligible to do so. We have been advised by Jackson LLC that it has not made any arrangements for the distribution of the shares. Broker-dealers who effect sales for Jackson LLC may arrange for other broker-dealers to participate. Broker-dealers engaged by Jackson LLC will receive commissions or discounts from it in amounts to be negotiated prior to the sale.

Filing of a post-effective amendment in some instances.

                  If Jackson LLC notifies us that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, we will file a post-effective amendment to the registration statement under the Securities Act. This post-effective amendment will disclose:

-        the name of each broker-dealer.

-        the number of shares involved.

-        the price at which those shares were sold.

- the commissions paid or discounts or concessions allowed to the broker-dealer(s).

- if applicable, that the broker-dealer(s) did not conduct any Investigation to verify the information contained or incorporated by reference in this prospectus, as amended

-        any other facts material to the transaction.

Persons deemed to be underwriters

                  Jackson LLC is an "underwriter" within the meaning of the Securities Act in connection with the sale of the shares it may receive pursuant to the agreement. Accordingly, the 20% discount on the purchase of the common stock to be received by Jackson LLC will be an underwriting discount under the Securities Act. In addition, any broker-dealers that participate with Jackson LLC in the sale of those shares also will be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Accordingly, any discounts, concessions or commissions received by any of these broker-dealers acting on behalf of Jackson LLC and any profits received by them on the resale of the shares of common stock will be deemed to be underwriting discounts and commissions under the Securities Act.

Regulation M

                  We have informed Jackson LLC that Regulation M promulgated under the Securities Exchange Act may be applicable to it with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our common stock or any right to purchase our common stock for a period of one business day before and after completion of its participation in the distribution.

                  During any distribution period, Regulation M prohibits Jackson LLC and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as Jackson LLC will be reoffering and reselling our common stock at the market, Regulation M prohibits it from effecting any stabilizing transaction in contravention of Regulation M with respect to our common stock.

                  Jackson LLC and related parties may be entitled, under agreements entered into with us, to indemnification against liabilities under the Securities Act, the Securities Exchange Act and otherwise.

                     FINANCING ARRANGEMENT WITH JACKSON LLC

                  On June 30, 1999, we entered into the private equity credit agreement with Jackson LLC. Pursuant to the agreement, Jackson LLC has agreed to purchase our common stock during the 24-month period commencing on the date of this prospectus. From time to time during the term of the agreement, but no more frequently than once every 20 trading days, we can require Jackson LLC to purchase between $250,000 and $1,500,000 of our common stock until all the purchases total $10,000,000. The purchase price for each share will equal 80% of the average closing bid price of our common stock during the twenty trading days immediately following the day we notify Jackson LLC of a purchase obligation.

         Jackson LLC's obligation to purchase shares of our common stock is subject to various conditions, the principal conditions being:

- The average closing bid price of our common stock has been at least $1.00 per share for the 20 trading days preceding the date of our notice of purchase to Jackson LLC.

-        Our common stock continues to be traded on The Nasdaq Stock Market.

- The total number of shares that we may sell to Jackson LLC under the agreement cannot exceed 1,263,831 shares, unless we have obtained shareholder approval as required by the rules of The Nasdaq Stock Market, Inc.

- The number of shares we may sell to Jackson LLC on any draw date, when aggregated with all other shares then owned by Jackson LLC, cannot exceed 9.9% of the total common stock we then have outstanding.

- This prospectus must continue to be available to permit Jackson LLC to publicly resell the shares that it acquires from us under the agreement.

                  We may terminate the agreement without any further obligation to Jackson LLC at any time after we have sold it at least $250,000 of common stock. If we terminate the agreement prior to that time, we must pay Jackson LLC a penalty of up to $50,000, depending upon the amount of the shortfall. Jackson LLC has agreed not to engage in any short sales of our common stock, except that it may engage in short sales after it receives a purchase notice from us, but only for the number of shares of common stock covered by our purchase notice.

                  Under a related registration rights agreement, we have agreed to file and maintain the effectiveness of a registration statement for the resale by Jackson LLC of the shares it purchases under the agreement. If, after the registration statement becomes effective, we fail to maintain the effectiveness, Jackson LLC may require us to pay a penalty equal to 1% of the purchase price of the shares of common stock then held by Jackson LLC for each 30-day period that the registration statement is not effective.

                  In connection with the agreement, we agreed to pay to J.P. Carey Securities, Inc., as agent, and Greenfield Capital Partners LLC, as subagent, a aggregate of 4% of the cash received from each draw; and warrants equal to 6,666 shares per each $1 million raised in each draw. The warrants will have an exercise price equal to the fair market value of a share of Bioshield's stock on the day immediately prior to the draw, and will have a term of 5 years.

                  Jackson LLC is an "underwriter" within the meaning of the Securities Act in connection with its resale of shares of our common stock under this prospectus.

                           DESCRIPTION OF SECURITIES


COMMON STOCK

         Bioshield is authorized to issue 50,000,000 shares of common stock, without par value, and 10,000,000 of blank check preferred stock. As of November 11, 1999, there were 6,359,457 shares of common stock issued and held by approximately 68 holders of record.

         The holders of outstanding shares of all classes of common stock are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the board of directors out of funds legally available. Each holder of common stock is entitled to one vote for each share held of record. The common stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of Bioshield, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are fully paid and non-assessable.

PUBLICLY-TRADED REDEEMABLE WARRANTS

         We have filed a registration statement covering 1,300,000 shares of common stock issuable upon exercise of our publicly-traded redeemable warrants. That registration statement also covers up to 130,000 shares of common stock and 65,000 redeemable underwriters' warrants that may be purchased by the underwriters of Bioshield's initial public offering and their assignees, and up to 65,000 shares that may be purchased upon exercise of those redeemable underwriters' warrants. The publicly-traded warrants have been issued in registered form under and are governed by and subject to the terms of a warrant agreement between Bioshield and the American Transfer & Trust Co. as warrant agent. The following statements are brief summaries of certain provisions of the warrant agreement. Copies of the warrant agreement may be obtained from Bioshield or the warrant agent and have been filed with the Commission as an exhibit to the registration statement covering those securities.

         Each warrant entitles the holder thereof to purchase at any time one share of common stock at an exercise price per share of $6.00 at any time until September 29, 2003. The right to exercise the warrants will terminate at the close of business on September 29, 2003. The warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A warrant holder does not possess any rights as a shareholder of Bioshield. Shares of common stock, when issued upon the exercise of the warrants, in accordance with the terms thereof, will be fully paid and non-assessable.

         Bioshield may redeem some or all of the warrants at a call price of $0.05 per warrant, upon thirty (30) day's prior written notice if the closing sale price of the common stock on The Nasdaq SmallCap Market has equaled or exceeded $10.00 per share for ten (10) consecutive days. Bioshield may determine, in its sole discretion, to call the warrants for redemption at any time after meeting that price requirement.

         The warrants may be exercised only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the warrants are outstanding, Bioshield has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the warrants were initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. Bioshield may amend the terms of the warrants, but only by extending the termination date or lowering the exercise price thereof. Bioshield has no present intention of amending such terms. However, there can be no assurances that Bioshield will not alter its position in the future with respect to this matter.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar, for Bioshield's common stock and the warrants, is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

UNDERWRITERS' WARRANTS

         In connection with its initial public offering, Bioshield sold to the underwriters, for nominal consideration, underwriters' unit warrants to purchase up to 65,000 redeemable underwriters' warrants and 130,000 shares in units. These units are substantially similar to the units sold in the initial public offering and are now exercisable for warrants and shares rather than units. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for one year, except to the officers of the underwriters and their successors and dealers participating in the initial public offering and/or their partners or officers. The underwriters' warrants are exercisable at $15.00 per unit, subject to adjustment in certain events to protect against dilution, for a four-year period commencing one year from September 29, 1998. The redeemable warrants issuable pursuant to the terms of the unit warrants have an exercise price of $7.50 per share rather than $6.00, and are subject to redemption on the same terms as the publicly-traded warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

         As of November 10, 1999, Bioshield had 6,359,457 shares of common stock outstanding. Of these shares, the 1,300,000 shares sold in the initial public offering are freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act) of Bioshield. The remaining 4,978,411 shares are or were "restricted shares" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 under the Securities Act.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the date such shares were acquired from Bioshield or any affiliate of Bioshield. Rule 144 provides, however, that, within any three-month period, such person may only sell up to the greater of 1% of the then outstanding shares of Bioshield's common stock (approximately 63,000 shares as of November 10, 1999) or the average weekly trading volume in Bioshield's common stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of Bioshield for a period of ninety (90) days preceding a sale of restricted shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least two years have passed since the later of the date such shares were acquired from Bioshield or any affiliate of Bioshield. Shares held by persons who are deemed to be affiliated with Bioshield are subject to such volume limitations regardless of how long they have been owned or how they were acquired.

         Without consideration of contractual restrictions described below, an aggregate of 4,505,092 shares of common stock, representing 70.8% of the outstanding shares of the common stock, are eligible for sale in the public market pursuant to Rule 144. Bioshield is unable to estimate the number of shares that may be sold from time to time under Rule 144, since such number will depend upon the market price and trading volume for the common stock, the personal circumstances of the sellers and other factors.

         Executive officers, directors and senior management own 3,233,947 shares of the common stock. Bioshield's shareholders and directors entered into an agreement with the underwriters providing that they would not sell or otherwise dispose of any shares of common stock held by them that were issued prior to the initial public offering until September 29, 1999. The 1998 warrants were subject to an unconditional one-year lock-up until September 29, 1999, which prevented a holder of the 1998 warrants from exercising such warrants or otherwise transferring, conveying, or assigning such warrants for such one-year period.

         Bioshield can make no prediction as to the effect, if any, that offers or sales of these shares would have on the market price of the common stock. Nevertheless, sales of significant amounts of restricted shares in the public markets could adversely affect the fair market price of common stock, as well as impair the ability of Bioshield to raise capital through the issuance of additional equity securities.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our securities, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         You may request a copy of these filings, at no cost, by writing to or calling Wayne Roberts, BioShield Technologies, Inc., 5655 Peachtree Parkway, Norcross, Georgia 30092, (770) 246-2000.

                                 LEGAL MATTERS

         The validity of the issuance of the common stock upon exercises of the redeemable warrants has been passed upon for Bioshield by Sims Moss Kline & Davis LLP, Atlanta, Georgia. Raymond L. Moss, a partner with Sims Moss Kline & Davis LLP, owns or has the right to acquire 25,000 shares of common stock of Bioshield and owns 225,000 shares of eMD.com. Other partners of the firm own 75,000 shares in the aggregate of eMD.com.

                                    EXPERTS

         The financial statements for each of the three fiscal years in the period ended June 30, 1999, included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        CONSOLIDATED FINANCIAL STATEMENTS
                          BIOSHIELD TECHNOLOGIES, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      September 30, 1999 and June 30, 1999

                                 C O N T E N T S



                             CONSOLIDATED BALANCE SHEETS - SEPTEMBER 30, 1999
                                AND JUNE 30, 1999 (UNAUDITED)                                                  F-4

                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                AND COMPREHENSIVE EARNINGS (UNAUDITED)                                         F-5
                             CONSOLIDATED STATEMENT OF CHANGES IN
                                STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)                                     F-6

                             CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)                                 F-8

                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                        F-9

                  INTERIM FINANCIAL STATEMENTS

                             CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1999
                                (UNAUDITED) AND JUNE 30, 1999                                                  F-19

                             CONSOLIDATED STATEMENTS OF OPERATIONS AND
                                COMPREHENSIVE EARNINGS FOR THE THREE MONTH
                                PERIODS ENDED SEPTEMBER 30, 1999 AND 1998
                                (UNAUDITED) AND (UNAUDITED) JUNE 1, 1995
                                (INCEPTION) TO SEPTEMBER 30, 1999
                                AND 1998                                                                       F-20

                             CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
                                FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1999
                                (UNAUDITED)                                                                    F-21

                             CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE
                                MONTH PERIOD ENDED SEPTEMBER 30, 1999 AND 1998
                                (UNAUDITED) AND JUNE 1, 1995 (INCEPTION) TO
                                SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)                                        F-23

                             NOTES TO (INTERIM) FINANCIAL STATEMENTS, SEPTEMBER 30, 1999                       F-25

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
BioShield Technologies, Inc.

    We have audited the accompanying consolidated balance sheets of BioShield Technologies, Inc. and Subsidiary as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period June 1, 1995 (inception) to June 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioShield Technologies, Inc. and Subsidiary as of June 30, 1998 and 1999, and the consolidated results of their operations and their cash flows for the years then ended and for the period June 1, 1995 (inception) to June 30, 1999, in conformity with generally accepted accounting principles.


                                               /s/ Grant Thornton LLP


Atlanta, Georgia
August 19, 1999 (except for Note N for
         which the date is September 2, 1999)

                   BIOSHIELD TECHNOLOGIES, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS



                                                                               JUNE 30,
                                                                  ----------------------------------
                                                                     1998                   1999
                                                                  -----------            -----------
                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents ............................          $     1,636            $ 2,500,561
  Marketable securities ................................                   --                103,250
  Accounts receivable ..................................              110,081                102,013
  Stockholders' subscription receivable ................                   --              4,798,750
  Inventories ..........................................              157,784                151,403
  Prepaid expenses and other current assets ............                2,500                171,073
                                                                  -----------            -----------
          Total current assets .........................              272,001              7,827,050
PROPERTY AND EQUIPMENT, NET ............................              104,711                202,400
DEPOSITS AND OTHER LONG-TERM ASSETS ....................               60,911                194,293
                                                                  -----------            -----------
                                                                  $   437,623            $ 8,223,743
                                                                  ===========            ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes payable ........................................          $   450,000            $        --
  Notes payable - other ................................              205,000                     --
  Accounts payable .....................................              309,538                597,877
  Accrued liabilities ..................................                   --                195,044
  Accrued payroll ......................................              315,361                 58,085
  Accrued interest payable .............................               18,377                    839
                                                                  -----------            -----------
          Total current liabilities ....................            1,298,276                851,845
MINORITY INTEREST ......................................                   --              4,798,750
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock - no par value; 50,000,000 shares
     authorized; 4,395,040 and 6,322,315 issued and
     outstanding at June 30, 1998 and 1999, respectively            1,153,001              7,336,318
  Additional paid-in capital ...........................              329,050                870,900
  Accumulated other comprehensive earnings (loss) ......                   --                 (1,750)
  Deficit accumulated during the development stage .....           (2,342,704)            (5,632,320)
                                                                  -----------            -----------
                                                                     (860,653)             2,573,148
                                                                  $   437,623            $ 8,223,743
                                                                  ===========            ===========


        The accompanying notes are an integral part of these statements.

                   BIOSHIELD TECHNOLOGIES, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS



                                                   JUNE 1, 1995            YEAR ENDED            YEAR ENDED
                                                  (INCEPTION) TO            JUNE 30,              JUNE 30,
                                                   JUNE 30, 1999              1998                  1999
                                                  --------------          -----------           -----------

Net sales ................................          $ 1,543,122           $   462,471           $   305,336
Cost of sales ............................              659,393               154,658               188,913
                                                    -----------           -----------           -----------
          Gross profit ...................              883,729               307,813               116,423
Operating expenses
  Marketing and selling ..................            1,472,506               472,945               780,566
  General and administrative .............            4,023,785             1,060,417             2,067,669
  Research and development ...............            1,208,401               231,547               717,978
                                                    -----------           -----------           -----------
                                                      6,704,692             1,764,909             3,566,213
                                                    -----------           -----------           -----------
          Loss from operations ...........           (5,820,963)           (1,457,096)           (3,449,790)
Other income (expense)
  Royalty fees ...........................               75,000                    --                75,000
  Consulting income, net of consulting
   expenses of $19,474 for the period
   ended June 30, 1997 ...................               39,908                    --                    --
  Interest and dividend income ...........              109,072                 3,544               102,134
  Interest expense .......................              (35,337)              (18,377)              (16,960)
                                                    -----------           -----------           -----------
                                                        188,643               (14,833)              160,174
                                                    -----------           -----------           -----------
          Net loss before income taxes ...           (5,632,320)           (1,471,929)           (3,289,616)
Income tax (expense) benefit .............                   --                    --                    --
          NET LOSS .......................           (5,632,320)           (1,471,929)           (3,289,616)
Other comprehensive earnings (loss)
  Unrealized holding loss on securities ..               (1,750)                   --                (1,750)
                                                    -----------           -----------           -----------
          COMPREHENSIVE LOSS .............          $(5,634,070)          $(1,471,929)          $(3,291,366)
                                                    ===========           ===========           ===========
Net loss per common share
  Basic ..................................          $     (1.22)          $     (0.33)          $     (0.57)
                                                    ===========           ===========           ===========
Weighted average common shares outstanding            4,617,751             4,395,040             5,814,191
                                                    ===========           ===========           ===========

        The accompanying notes are an integral part of these statements.

                   BIOSHIELD TECHNOLOGIES, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                         ACCUMULATED      DEFICIT
                                                                                            OTHER       ACCUMULATED
                                                      COMMON STOCK            ADDITIONAL COMPREHENSIVE  DURING THE
                                                      NO PAR VALUE             PAID-IN     EARNINGS     DEVELOPMENT
                                               -------------------------
                                                  SHARES        AMOUNT         CAPITAL      (LOSS)         STAGE          TOTAL
                                               ------------  -----------      ---------  -------------  -----------    -----------
Balance at June 1, 1995 ..................              --   $        --      $      --  $        --    $        --    $        --

Proceeds from original issuance
of shares.................................       3,907,086           500             --           --             --            500

Proceeds from issuance of shares
under private placement offering .........          62,612       115,000             --           --             --        115,000

Stock warrants issued for
services rendered.........................              --            --         60,000           --             --         60,000


Net loss - June 1, 1995
(inception) through June 30,..............              --            --             --           --       (356,316)      (356,316)
                                               -----------   -----------      ---------  -----------    -----------    -----------

Balance at June 30, 1996 .................       3,969,698       115,500         60,000           --       (356,316)      (180,816)

Proceeds from issuance of shares
under private placement offering .........         149,723       275,001             --           --             --        275,001

Proceeds from issuance of shares
under private placement offering .........         245,000       600,000             --           --             --        600,000

Stock issuance costs related to
private placement offerings ..............              --       (25,000)            --           --             --        (25,000)

Stock warrants issued for
services rendered.........................              --            --         62,400           --             --         62,400

Net loss for the year ended June
30, 1997 .................................              --            --             --           --       (514,459)      (514,459)
                                               -----------   -----------      ---------  -----------    -----------    -----------

Balance at June 30, 1997 .................       4,364,421       965,501        122,400           --       (870,775)       217,126
Proceeds from issuance of shares
under private placement offering .........          30,619       187,500             --           --             --        187,500

Stock options issued for
services rendered ........................              --            --        156,650           --             --        156,650

Contribution to capital ..................              --            --         50,000           --             --         50,000

Net loss for the year ended June
30, 1998 .................................              --            --             --           --     (1,471,929)    (1,471,929)
                                               -----------   -----------      ---------  -----------    -----------    -----------

Balance at June 30, 1998 .................       4,395,040     1,153,001        329,050           --     (2,342,704)      (860,653)

Proceeds from issuance of
shares under initial public
offering .................................       1,300,000     5,102,794             --           --             --      5,102,794

Proceeds from exercise of stock
warrants .................................         612,275     1,065,523             --           --             --      1,065,523

Proceeds from exercise of stock
options ..................................          15,000        15,000             --           --             --         15,000

Stock options issued for
services rendered ........................              --            --         95,250           --             --         95,250

Compensation related to
previously issued options ................              --            --        121,600           --             --        121,600

Contribution to capital ..................              --            --        325,000           --             --        325,000

Unrealized loss on securities ............              --            --             --       (1,750)            --         (1,750)

Net loss for the year ended June
30, 1999 .................................              --            --             --           --     (3,289,616)    (3,289,616)
                                               -----------   -----------      ---------  -----------    -----------    -----------

Balance at June 30, 1999 .................       6,322,315   $ 7,336,318      $ 870,900  $    (1,750)   $(5,632,320)   $ 2,573,148
                                               ===========   ===========      =========  ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                   BIOSHIELD TECHNOLOGIES, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        JUNE 1, 1995         YEAR ENDED          YEAR ENDED
                                                       (INCEPTION) TO         JUNE 30,            JUNE 30,
                                                       JUNE 30, 1999           1998                 1999
                                                       --------------       -----------         -----------
Cash flows from operating activities:
  Net loss .........................................    $(5,632,320)        $(1,471,929)        $(3,289,616)
  Adjustments  to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization .................         60,681              14,426              28,215
     Issuance of stock and stock options for
      services rendered ............................        495,900             156,650             216,850
     Changes in operating assets and liabilities:
       (Increase) decrease in:
          Accounts receivable ......................       (102,013)            (80,787)              8,068
          Inventory ................................       (151,403)            (15,590)              6,381
          Prepaid expenses and other current
           assets ..................................       (185,315)             17,568            (168,573)
          Deposits and other assets ................       (195,156)             (1,107)           (133,382)
       Increase in:
          Accounts payable .........................        597,877             140,658             288,339
          Accrued liabilities and payroll ..........        253,968              26,806             (79,770)
                                                        -----------         -----------         -----------
          Net cash used in operating activities.....     (4,857,781)         (1,213,305)         (3,123,488)
                                                        -----------         -----------         -----------
Cash flows from investing activities:
  Capital expenditures .............................       (247,976)            (76,480)           (125,904)
  Purchase of marketable securities ................       (105,000)                 --            (105,000)
                                                        -----------         -----------         -----------
          Net cash used by investing activities.....    $  (352,976)        $   (76,480)        $  (230,904)
                                                        -----------         -----------         -----------
Cash flows from financing activities:
  Proceeds from debt ...............................    $   655,000         $   655,000         $        --
  Repayment of debt ................................       (655,000)                 --            (655,000)
  Contribution to capital ..........................        375,000              50,000             325,000
  Proceeds from stock warrants exercised ...........      1,065,523                  --           1,065,523
  Stock issued under stock option plan .............         15,000                  --              15,000
  Proceeds from stock issuances, net ...............      6,255,795             187,500           5,102,794
                                                        -----------         -----------         -----------
          Net cash provided by financing
           activities ..............................      7,711,318             892,500           5,853,317
                                                        -----------         -----------         -----------
          Net increase (decrease) in cash ..........      2,500,561            (397,285)          2,498,925
Cash at beginning of period ........................             --             398,921               1,636
                                                        -----------         -----------         -----------
Cash at end of period ..............................    $ 2,500,561         $     1,636         $ 2,500,561
                                                        ===========         ===========         ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest .........    $    34,498         $        --         $    34,498


        The accompanying notes are an integral part of these statements.


                   BIOSHIELD TECHNOLOGIES, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1999


NOTE A - NATURE OF OPERATIONS

    BioShield Technologies, Inc. ("BSTI"), was incorporated on June 1, 1995. BSTI was formed to develop, manufacture and distribute certain antimicrobial agents and products. Patents for these new agents and products are currently pending. BSTI is in the process of developing distribution channels for these products throughout the United States and internationally. On April 27, 1999, BSTI formed a subsidiary, Electronic Medical Distribution, Inc. (formerly known as Allergy Superstore.com, Inc.) ("eMD.com") to develop electronic commerce in the medical industry (see Note M).

    BSTI and eMD.com are in the development stage and their efforts though June 30, 1999, have been principally devoted to organizational activities, raising capital, regulatory approvals, research and development and further investigation into new markets.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    1.   Basis of Presentation

    The consolidated financial statements include the accounts of BSTI, and its majority owned (95%) subsidiary, EMD.com, from the date of its formation (collectively, the "company"). All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    2.   Cash and cash equivalents

    The company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the relatively short-term nature of the instruments.

    3.   Marketable securities

    The company categorizes marketable securities as available-for-sale securities, as defined by the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A separate component of stockholders' equity reports the net amount of unrealized holding gains and losses until realized.

    4.   Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of raw materials, work in progress and finished goods.

    5.   Property, Equipment and Depreciation

    Property and equipment are recorded at historical cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Depreciation expense related to property and equipment charged to operations was approximately $14,000 and $28,000 for the years ended June 30, 1998 and 1999, respectively.

    Estimated service lives are as follows:

                    Office equipment................       3 years
                    Machinery, leasehold improvements,
                    furniture and equipment.........       5-10 years

    6.   Use of estimates in the preparation of financial statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    7.   Revenue recognition

    The company recognizes revenue and provides for the estimated cost of returns and allowances in the period the products are shipped and title transfers to the customer.

    8.   Income taxes

    The company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

    9.   Research and development costs

    The costs of research and development include, among other things, consumable supplies and materials to be used for the development of the company's intended products, and the cost of testing and consulting related to filing with the Environmental Protection Agency (EPA) and patent filings. Research and development costs are expensed when incurred and amounted to $231,547 and $717,978 for the years ending June 30, 1998 and 1999, respectively.

    10.  Advertising costs

    The company expenses the cost of advertising the first time advertising takes place. Costs of developing advertising materials are expensed at the time the advertising materials are produced and distributed to customers. Advertising expense was $228,192 and $597,550 for the years ended June 30, 1998 and 1999, respectively. Advertising expense for the year ended June 30, 1999 included the creation of media advertising materials of $158,000.

    11.  Reverse stock split

    Effective December 11, 1997, the company's shareholders approved a reverse split, which had the following effect on all outstanding securities:

                           Common stock.....    2.45 for 3.00
                           Warrants.........          1 for 2

    The exercise price on all warrants issued prior to December 11, 1997 was reduced to $0.50 in connection with the reverse split.

    All share and per share amounts and warrant amounts have been restated retroactively to reflect these reverse splits.

    12.  Loss per common share

    Basic loss per common share has been calculated using the weighted average number of shares of common stock outstanding during each period as adjusted for the reverse split as discussed in Note B-11. Diluted loss per common share is not disclosed because the effect of the exchange or exercise of common stock equivalents would be antidilutive.

    13.  Stock-Based Compensation

    Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note F).

    14.  Reclassifications

    Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

NOTE C - INVENTORIES

         Inventories consist of the following:



                                         JUNE 30, 1998   JUNE 30, 1999
                                         -------------   -------------

                     Raw Materials.....    $  83,482       $  60,273
                     Work in Process...       42,893          47,993
                     Finished Goods....       31,409          43,137
                                           ---------       ---------
                                           $ 157,784       $ 151,403
                                           =========       =========

NOTE D - PROPERTY AND EQUIPMENT

         Property and Equipment consists of the following:




                                           JUNE 30, 1998   JUNE 30, 1999
                                           -------------   -------------
          Leasehold improvements...........  $  33,385       $  33,385
          Office furniture and equipment...     28,433         125,891
          Machinery and equipment..........     60,254          88,700
                                             ---------       ---------
          Total property and equipment.....    122,072         247,976
          Less accumulated depreciation....    (17,361)        (45,576)
                                             ---------       ---------
                                             $ 104,711       $ 202,400
                                             =========       =========

NOTE E - COMMITMENTS AND CONTINGENCIES

Operating Leases

    The company leases certain office and operating facilities and certain equipment under operating lease agreements that expire on various dates through 2009 and require the company to pay all maintenance costs. Rent expense under these leases was $64,835 and $72,082 for the years ended June 30, 1998 and 1999, respectively.

    Commitments under noncancelable operating leases including leases entered into after June 30, 1999 are summarized as follows:



                                   BSTI       EMD.COM      TOTAL
                                ---------  ----------  ----------
               Fiscal Year:
                 2000.........  $ 143,106  $  359,606  $  502,712
                 2001.........     60,798     733,596     794,394
                 2002.........         --     748,534     748,534
                 2003.........         --     763,471     763,471
                 2004.........         --     778,962     778,962
                 Thereafter...         --   4,134,363   4,134,363
                                           ----------  ----------
                      Total...  $ 203,904  $7,518,532  $7,722,436
                                =========  ==========  ==========

NOTE F - STOCK OPTIONS AND WARRANTS

    The company's Board of Directors has approved two stock options plans. Under the 1997 Stock Incentive Plan, the company may grant options to officers and key employees for up to 1,200,000 shares of common stock. This plan provides for the expiration of options ten years from the date of grant, with the exception of options issued to an over 10% owner, for which expiration is five years from the date of grant. The exercise price of options granted must equal at least 100% of the market value, or 110% of the market value for over 10% owners, on the date granted. Under the 1996 Directors' Stock Option Plan, the company may grant options to directors of the company for up to 1,000,000 shares of common stock. This plan provides for options to be immediately exercisable and provides for the expiration of options five years from the date of grant. The plan requires initial options to be granted at an exercise price of $2.00 per share. Subsequent options are issued at market value.

    Employee stock option transactions for the years ended June 30, 1999 and 1998 are summarized as follows:



                                                                            YEAR ENDED                   YEAR ENDED
                                                                          JUNE 30, 1998                JUNE 30, 1999
                                                                      ----------------------     -------------------------
                                                                                    WEIGHTED                     WEIGHTED
                                                                                     AVERAGE                      AVERAGE
                                                                                    EXERCISE                     EXERCISE
                                                                       SHARES         PRICE       SHARES           PRICE
                                                                      --------      --------     --------         --------
                  Outstanding, beginning of period ...........          60,000      $   2.00       90,000         $   1.67
                  Granted ....................................          30,000          1.00      745,000             6.27
                  Exercised ..................................              --            --      (15,000)            1.00
                  Forfeited ..................................              --            --           --               --
                                                                            --            --           --               --
                  Outstanding, end of year ...................          90,000      $   1.67      820,000         $   5.87
                                                                      ========      ========     ========         ========

                  Options exercisable at year end.............          90,000                    410,000
                  Weighted average fair value of options
                  granted during the year.....................                      $   3.88                      $   3.15

    The following table summarizes information about employee stock options outstanding at June 30, 1999:



                                        OPTIONS OUTSTANDING                                            OPTIONS EXERCISABLE
                                 ---------------------------------                            ----------------------------------
                                                        WEIGHTED            WEIGHTED
                                     NUMBER             AVERAGE              AVERAGE              NUMBER             WEIGHTED
                                 OUTSTANDING AT       CONTRACTUAL           EXERCISE          EXERCISABLE AT         AVERAGE
   RANGE OF EXERCISE PRICE       JUNE 30, 1999        LIFE (YEARS)           PRICE            JUNE 30, 1999       EXERCISE PRICE
-----------------------------    --------------       ------------          --------          --------------      --------------
$1.00........................        40,000              4.25               $  1.00              40,000               $ 1.00
2.00-3.00....................       360,000              3.94                  2.78             360,000                 2.78
5.00.........................       267,000              4.30                  5.00                  --                   --
5.75-6.00....................        20,000              4.75                  5.88              10,000                 5.75
12.25-19.06..................       133,000              4.94                 17.41                  --                   --
                                    -------              ----               -------
                                    820,000              4.25               $  5.87             410,000               $ 2.68
                                    =======              ====               =======             =======               ======

    The company follows the practice of recording amounts received upon the exercise of certain options by crediting common stock. No charges are reflected in the statements of operations as a result of the grant or exercise of options to or by employees. The company realizes an income tax benefit from the exercise of certain stock options and the exercise and early disposition of the shares acquired via certain other stock options. This benefit results in a reduction to income taxes payable and an increase to additional paid-in capital.

    The company uses the intrinsic value method in accounting for stock options issued to employees and directors. In applying this method, compensation cost of $116,250 and $61,250 has been recognized for the years ended June 30, 1998 and 1999, respectively. Had compensation cost for the company's option plans been determined based on the fair value at the grant dates for awards under those plans, the company's net loss and loss per share would have resulted in the pro forma amounts indicated below:



                                                                 JUNE 30, 1998         JUNE 30,1999
                                                                 -------------         -------------
          Net loss ....................        As reported       $  (1,471,929)        $  (3,291,366)
                                               Pro forma            (1,471,929)           (4,045,637)

          Basic net loss per
          common share ................        As reported       $       (0.33)        $       (0.57)
                                               Pro forma                 (0.33)                (0.70)

    The fair values were estimated using the Black Scholes options-pricing model with the following weighted average assumptions for 1998 and 1999: expected dividend yield of 0.0%, expected price volatility of 84.96%, risk-free rate of return of 6.5%, and expected life of options of 3.0 years.

    Stock Options Issued to Non-Employees

    As of the beginning of fiscal 1998, options to purchase 60,000 shares of common stock were outstanding related to options issued to a member of the company's advisory board during 1996. These options vest over a three-year period allowing the optionee to acquire 20,000 shares beginning on each anniversary date of the grant date and expiring five years from the date of grant.

    During the year ended June 30, 1998, the company issued options to purchase 120,000 shares of common stock at an exercise price of $5.00 per share to two members of its advisory board. The options vest over a three-year period allowing each optionee to acquire 20,000 shares beginning on each anniversary date of the grant and expiring five years from the date of grant. Compensation cost of $121,600 and $40,400 has been recognized in the accompanying financial statements for the years ended June 30, 1998 and June 30, 1999.

    During the year ended June 30, 1999, the company issued options to purchase 4,000 shares of common stock at an exercise price of $8.94 per share and 4,000 shares of common stock at an exercise price of $14.81 per share to a non-employee for consulting services. These options vest one year from the grant date and expire five years from the grant date. Compensation cost of $34,000 has been recognized for the year ended June 30, 1999 related to these options.

Warrants

    At June 30, 1997, warrants for the purchase of 959,004 shares were issued in connection with various private placement offerings. In connection with the reverse split discussed in Note B-11, the restated number of warrants outstanding at June 30, 1997 was 479,502, with an exercise price of $0.50. The expiration date was also restated to reflect a five-year term expiring in April 2003.

    In connection with a private placement offering during the year ended June 30, 1998, warrants for the purchase of 490,000 shares were issued with an exercise price ranging from $5.00 to $5.25 expiring April 2003. Also, during the year ended June 30, 1998, warrants for the purchase of 18,750 shares were issued in connection with private placement offerings. These warrants have a five-year term and an exercise price of $0.50.

    In connection with its initial public offering during the year ended June 30, 1999, warrants for the purchase of 1,365,000 shares were issued with an exercise price ranging from $6.00 to $7.50 expiring September 2003. Also during the year ended June 30, 1999, warrants for the purchase of 612,275 shares were exercised. The number of warrants outstanding as of June 30, 1999, including 150,000 issued for services in lieu of cash, was 1,890,977.

NOTE G - INCOME TAXES

    The company's temporary differences result in a deferred income tax asset which is reduced to zero by a related valuation allowance are summarized as follows:



                                                JUNE 30,           JUNE 30,
                                                  1998               1999
                                               ---------         -----------
          Deferred income tax assets:
          Operating loss carryforwards         $ 658,883         $ 1,867,560
          Payroll tax accruals ........          119,837             121,080
          Options for services ........          106,039             142,234
                                               ---------         -----------
          Gross deferred tax assets ...          884,759           2,130,874
          Deferred tax asset valuation
          allowance ...................         (884,759)         (2,130,874)
                                               ---------         -----------
          Net deferred income tax asset        $      --         $        --
                                               =========         ===========


    The income tax provisions for the years ended June 30, 1998 and 1999, differ from the amounts determined by applying the applicable U.S. statutory federal income tax rate to pretax results of operations. These differences are the result of applying valuation allowances against the deferred tax assets.

    Reconciliations of statutory Federal tax rates to the effective tax rate for the years ended June 30, 1998 and 1999 are as follows:


                                                                             JUNE 30,           JUNE 30,
                                                                               1998                1999
                                                                           -----------         -----------
             Income tax benefit at applicable Federal rate of 34% ...      $   500,456         $ 1,118,469
             State tax benefit, net of Federal income tax effect.....           58,877             131,585
             Other ..................................................           (1,638)             (3,939)
                                                                           -----------         -----------
                                                                               557,695           1,246,115
             Increase in deferred income tax asset valuation
             allowance ..............................................          557,695)         (1,246,115)
                                                                           -----------         -----------
             Net income tax benefit .................................      $        --         $        --
                                                                           ===========         ===========

    At June 30, 1999, the company had operating loss carryforwards for U.S. income tax purposes of approximately $4,400,000 available to reduce future taxable income. These loss carryforwards will expire in fiscal years 2004 through 2019.

    The company has experienced a change in control, as defined under Section 382 of the Internal Revenue Code, during 1999. As a result, the utilization of the net operating losses that expire in 2019 and prior will be limited to a maximum amount annually as defined by the Internal Revenue Code. As a result of these limitations, a significant portion of the tax loss carryforwards could expire unused.

NOTE H - SIGNIFICANT CUSTOMERS

    During 1997, the company entered into sales agreements with two customers that included provision for certain exclusive marketing rights and preferential payment terms. The customers terminated these agreements during 1999. Sales to two customers totaled approximately $151,000 or 33% of total sales for the year ended June 30, 1998. Sales to four customers totaled approximately $185,000 or 61% of total sales during the year ended June 30, 1999. No other customer represented more than 10% of sales during the periods presented.

NOTE I - NEW ACCOUNTING PRONOUNCEMENTS

                         Recently Adopted Pronouncements

    The company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, for its fiscal year ended June 30, 1999. The statement establishes standards for reporting and presentation of comprehensive earnings and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. The statement requires retroactive application for all periods presented in the financial statements. The adoption of SFAS No. 130 did not have a material effect on the company's results of operations or its financial position.

    The company adopted Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure About Segments of An Enterprise and Related Information, for its fiscal year ended June 30, 1999. SFAS No. 131 establishes standards for the way in which information about operating segments is reported. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not have a material effect on the company's results of operations or its financial position.

    During 1999, the company adopted Statement of Positions (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires certain costs incurred in connection with developing or obtaining internal-use software to be capitalized and other costs to be expensed. During 1999, the company expensed $166,000 related to the development of internet software.

                         Recently Issued Pronouncements

    In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee (AcSEC) issued Statement of Position No. SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 establishes standards on accounting for start-up and organization costs and, in general, requires such costs to be expensed as incurred. This standard is required to be adopted on July 1, 1999.

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by July 1, 1999, with early adoption permitted. SFAS No. 133 requires that all derivative financial instruments be recorded as either assets or liabilities on the balance sheet and measure those instruments at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative as part of a hedge transaction and, if it is, the type of hedge transactions.

    The adoption of these two pronouncements is not expected to have a material effect on the company's results of operations or financial position.

NOTE J - NOTES PAYABLE

    Notes payable consisted of ninety $5,000 notes payable to individuals totaling $450,000 at June 30, 1998. The notes bear interest at 10% per annual during the first twelve months, 13% per annum during the second twelve months, and 15% per annum during the third twelve months. In connection with these notes, warrants for the purchase of 450,000 shares at an exercise price of $5.00 per share (see Note F). The value attributable to these warrants is not significant to the accompanying financial statements and accordingly, the value has not been included therein.

    Other notes payable consisted of a $80,000 note payable to a relative of a principle stockholder bearing interest at 8% and a $125,000 note payable to an individual bearing interest at prime plus 2%.

    The company repaid all notes payable that were outstanding as of June 30, 1998 upon receiving the proceeds of the initial public offering.

NOTE K - SEGMENT INFORMATION

    The following information is presented in accordance with SFAS No. 131, which was adopted by the company during 1999.

    The company operates primarily in the antimicrobial and biostatic products segment. During 1999, the company established a subsidiary, EMD.com which will operate in the pharmaceutical distribution segment via the internet.

    The company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The company evaluates performance based on gross profit.

    See Note H regarding sales to significant customers. Sales reported in Note H relate to the antimicrobial and biostatic products segment only.

    The following table provides summarized information concerning the company's reportable segments.



                                                      ANTIMICROBIAL
                                                      AND BIOSTATIC         PHARMACEUTICAL
                                                         PRODUCTS            DISTRIBUTION             TOTAL
                                                      -------------         --------------        -----------
                 Revenues from products/services...    $   305,336           $        -           $   305,336
                 Gross profit......................        116,423                    -               116,423
                 Segment profit (loss).............     (2,824,391)            (465,225)           (3,289,616)
                 Interest income...................        102,134                    -               102,134
                 Interest expense..................         16,960                    -                16,960
                 Depreciation and amortization.....         26,857                1,358                28,215
                 Segment assets....................      3,239,449            4,984,294             8,223,743


    For the years ended June 30, 1998, all operations and assets related to the antimicrobial and biostatic products segment.


NOTE L - RELATED PARTY TRANSACTIONS AND SUBSEQUENT EVENT

    During 1998, the company entered an exclusive sales and distributorship agreement with a related party. Under this agreement, the company receives royalty payments based on the level of sales of its products made by the distributor. Royalty payments are subject to an annual minimum amount. In addition, the distributor has agreed to pay the company $50,000 in monthly installments over two years to be used by the company to continue its research and development of products, product improvement and patent execution. Payments related to this agreement did not begin until 1999. The company recorded $75,000 related to royalties which is reported as royalty fees in the financial statements. The company recorded income of $16,667 related to research and development under this agreement and has been netted against research and development expense in the accompanying financial statements.

    At June 30, 1999, the company had $79,667 due from related parties included in accounts receivable.

    During 1999, two principal stockholders contributed $325,000 to additional paid-in capital of the company without further consideration. In June 1998, a principal stockholder contributed $50,000 to additional paid-in capital of the company without further consideration.

NOTE M - FORMATION OF EMD.COM

    On April 27, 1999, the company acquired 99% of the outstanding common stock of a newly formed entity, Allergy Superstore.com, Inc. The corporate name of the newly acquired subsidiary was subsequently changed to eMD.com. On June 30, 1999, eMD.com, BSTI, and certain investors entered into a securities purchase agreement whereby eMD.com would sell up to an aggregate of 3,218,884 shares of common stock to the investors at a price of $4.67 per share. As of June 30, 1999, investors had purchased 1,070,664 shares for an aggregate purchase price of $5,000,000 under this agreement. The net proceeds of $4,798,750, which was received from escrow on July 6, 1999, was included in current assets under the caption Stockholder subscription receivable at June 30, 1999. In connection with the purchase of stock, the investors also received warrants for the purchase of 100,000 shares of eMD.com common stock at an exercise price of $5.126 per share. These warrants have a five year term. At June 30, 1999, there were 29,070,664 of issued and outstanding shares of eMD.com.

    The securities purchase agreement provides for a conversion feature which allows the holder of eMD.com common stock to exchange their shares for BSTI common stock at a predetermined exchange rate provided eMD.com has not consummated an initial public offering within twelve months of the purchase of stock under this agreement. BioShield has agreed to reserve the number of shares of common stock needed in connection with the conversion right and warrants issued by eMD.com.

    eMD.com has also granted options for the purchase of 4,740,000 shares of common stock pursuant to various stock options plans to members of its board of directors and members of its advisory board. All options have a 5 year term and an exercise price of $2.00 per share.

NOTE N - SUBSEQUENT EVENTS

    As of September 2, 1999, investors had purchased an additional 214,133 shares of eMD.com common stock for an aggregate purchase price of $1,000,000 under the aforementioned securities purchase agreement (Note M). Warrants for the purchase of 60,000 shares of eMD.com common stock at an exercise price of $5.126 per share were issued in connection with the eMD.com securities purchase agreements.

    On July 9, 1999, eMD.com entered into an agreement with iXL Enterprises, Inc. (iXL), a subsidiary of iXL, Inc. Under the agreement, iXL will provide strategic planning and marketing advice in exchange for 600,000 shares of eMD.com common stock. The company also entered into a separate agreement with iXL, Inc for the design and development of an internet website. Under the agreement, eMD.com will pay iXL a total of approximately $1,890,700 as work progresses on the development of the website.

On July 6, 1999, the company entered into a lease agreement with an unrelated party to lease an office building for a term of ten years (see Note E for future minimum lease payments).

                          INTERIM FINANCIAL STATEMENTS

                  BioShield Technologies, Inc. and Subsidiary
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS

                                                                                  (UNAUDITED)
                                                                                 SEPTEMBER 30,              JUNE 30,
                                                                                     1999                     1999
                                                                                 -------------             -----------
                                                      ASSETS
CURRENT ASSETS
   Cash and cash equivalents..................................................    $ 5,074,266              $ 2,500,561
   Marketable securities......................................................         87,500                  103,250
   Accounts receivable........................................................        107,492                  102,013
   Stockholders' subscription receivable......................................             --                4,798,750
   Inventories................................................................        165,743                  151,403
   Prepaid expenses and other current assets..................................        181,011                  171,073
                                                                                  -----------              -----------
         Total current assets.................................................      5,616,012                7,827,050

PROPERTY AND EQUIPMENT, NET...................................................        523,928                  202,400
DEPOSITS AND OTHER LONG-TERM ASSETS...........................................        630,242                  194,293
                                                                                  -----------              -----------

                                                                                  $ 6,770,182              $ 8,223,743
                                                                                  ===========              ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable...........................................................    $   723,736              $   597,877
   Accrued liabilities........................................................        514,377                  195,044
   Accrued payroll............................................................         68,289                   58,085
   Accrued interest payable...................................................            839                      839
                                                                                  -----------              -----------
         Total current liabilities............................................      1,307,241                  851,845

MINORITY INTEREST.............................................................      6,124,750                4,798,750

STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock - no par value; 50,000,000
     shares authorized; 6,325,915 and 6,322,315
     issued and outstanding at September 30, 1999
     and June 30, 1999, respectively..........................................      7,357,888                7,336,318
   Additional paid-in capital.................................................      1,977,300                  870,900
   Accumulated other comprehensive earnings (loss)............................        (17,500)                  (1,750)
   Deficit accumulated during the development stage...........................     (9,979,497)              (5,632,320)
                                                                                  -----------              -----------
                                                                                     (661,809)               2,573,148

                                                                                  $ 6,770,182              $ 8,223,743
                                                                                  ===========              ===========

        The accompanying notes are an integral part of these statements.

                  BioShield Technologies, Inc. and Subsidiary
                         (A Development Stage Company)

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS

                                                                     (UNAUDITED)                          (UNAUDITED)
                                                                 THREE MONTHS ENDED                 JUNE 1, 1995 (INCEPTION)
                                                                    SEPTEMBER 30,                       TO SEPTEMBER 30,
                                                          --------------------------------      --------------------------------
                                                               1999               1998               1999               1998
                                                          -------------      -------------      -------------      -------------

   Net sales ........................................     $     144,445      $      87,854      $   1,687,567      $   1,325,640
   Cost of sales ....................................            90,488             33,736            749,881            504,216
                                                          -------------      -------------      -------------      -------------
        Gross profit ................................            53,957             54,118            937,686            821,424

   Operating expenses
      Marketing and selling .........................           805,467            114,379          2,282,741            806,319
      General and administrative ....................         3,023,654            259,982          7,010,058          2,290,393
      Research and development ......................           633,984             37,802          1,874,998            453,930
                                                          -------------      -------------      -------------      -------------
                                                              4,463,105            412,163         11,167,797          3,550,642
                                                          -------------      -------------      -------------      -------------
          Loss from operations ......................        (4,409,148)          (358,045)       (10,230,111)        (2,729,218)

   Other income (expense)
      Royalty fees ..................................                --                 --             75,000                 --
      Consulting income, net of consulting
        expenses of $19,474 for the period
        ended June 30, 1998 .........................                --                 --             39,908             39,908
      Interest and dividend income ..................            61,971                818            171,043              7,756
      Interest expense ..............................                --            (16,335)           (35,337)           (34,712)
                                                          -------------      -------------      -------------      -------------
            Net loss before income taxes ............        (4,347,177)          (373,562)        (9,979,497)        (2,716,266)

   Income tax (expense) benefit .....................                --                 --                 --                 --
                                                          -------------      -------------      -------------      -------------
            Net loss ................................        (4,347,177)          (373,562)        (9,979,497)        (2,716,266)

   Other comprehensive earnings (loss)
      Unrealized holding loss on securities .........           (15,750)                --            (17,500)                --
                                                          -------------      -------------      -------------      -------------
            COMPREHENSIVE LOSS ......................     $  (4,362,927)     $    (373,562)     $  (9,996,997)     $  (2,716,266)
                                                          =============      =============      =============      =============
   Net loss per common share
      Basic .........................................     $       (0.69)     $       (0.08)     $       (2.12)     $       (0.64)
                                                          =============      =============      =============      =============
   Weighted average common
      shares outstanding ............................         6,325,915          4,747,021          4,717,026          4,268,977
                                                          =============      =============      =============      =============

        The accompanying notes are an integral part of these statements.

                  BioShield Technologies, Inc. and Subsidiary
                         (A Development Stage Company)

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                        ACCUMULATED      DEFICIT
                                                  COMMON STOCK                             OTHER       ACCUMULATED
                                                  NO PAR VALUE            ADDITIONAL   COMPREHENSIVE   DURING THE
                                            -------------------------       PAID-IN       EARNINGS     DEVELOPMENT
                                             SHARES         AMOUNT          CAPITAL        (LOSS)         STAGE            TOTAL
                                            ---------    ------------    -----------   -------------   -----------     -----------
Balance at June 1, 1995 ................           --    $         --     $       --    $       --     $        --     $        --

Proceeds from original issuance
   of shares ...........................    3,907,086             500             --            --              --             500
Proceeds from issuance of shares under
   private placement offering ..........       62,612         115,000             --            --              --         115,000
Stock warrants issued for services
   rendered ............................           --              --         60,000            --              --          60,000
Net loss - June 1, 1995 (inception)
   through June 30, 1996 ...............           --              --             --            --        (356,316)       (356,316)
                                            ---------    ------------     ----------    ----------     -----------     -----------

Balance at June 30, 1996 ...............    3,969,698         115,500         60,000            --        (356,316)       (180,816)

Proceeds from issuance of shares
   under private placement offering ....      149,723         275,001             --            --              --         275,001
Proceeds from issuance of shares
   under private placement offering ....      245,000         600,000             --            --              --         600,000
Stock issuance costs related to
   private placement offerings .........           --         (25,000)            --            --              --         (25,000)
Stock warrants issued for services
   rendered ............................           --              --         62,400            --              --          62,400
Net loss for the year ended
   June 30, 1997 .......................           --              --             --            --        (514,459)       (514,459)
                                            ---------    ------------     ----------    ----------     -----------     -----------

Balance at June 30, 1997 ...............    4,364,421         965,501        122,400            --        (870,775)        217,126

Proceeds from issuance of shares
   under private placement offering ....       30,619         187,500             --            --              --         187,500
Stock options issued for services
 rendered ..............................           --              --        156,650            --              --         156,650
Contribution to capital ................           --              --         50,000            --              --          50,000
Net loss for the year ended
   June 30, 1998 .......................           --              --             --            --      (1,471,929)     (1,471,929)
                                            ---------    ------------     ----------    ----------     -----------     -----------

Balance at June 30, 1998 ...............    4,395,040       1,153,001        329,050            --      (2,342,704)       (860,653)

Proceeds from issuance of shares
   under initial public offering .......    1,300,000       5,102,794             --            --              --       5,102,794
Proceeds from exercise of stock
   warrants ............................      612,275       1,065,523             --            --              --       1,065,523
Proceeds from exercise of stock
   options .............................       15,000          15,000             --            --              --          15,000
Stock options issued for services
   rendered ............................           --              --         95,250            --              --          95,250
Compensation related to previously
   issued options ......................           --              --        121,600            --              --         121,600
Contribution to capital ................           --              --        325,000            --              --         325,000
Unrealized loss on securities ..........           --              --             --        (1,750)             --          (1,750)
Net loss for the year ended
   June 30, 1999 .......................           --              --             --            --      (3,289,616)     (3,289,616)
                                            ---------    ------------     ----------    ----------     -----------     -----------
Balance at June 30, 1999 ...............    6,322,315       7,336,318        870,900        (1,750)     (5,632,320)      2,573,148

                                                                                        ACCUMULATED      DEFICIT
                                                  COMMON STOCK                             OTHER       ACCUMULATED
                                                  NO PAR VALUE            ADDITIONAL   COMPREHENSIVE   DURING THE
                                            -------------------------       PAID-IN       EARNINGS     DEVELOPMENT
                                             SHARES         AMOUNT          CAPITAL        (LOSS)         STAGE            TOTAL
                                            ---------    ------------    -----------   -------------   -----------     -----------
Proceeds from exercise of warrants .....        3,600          21,570             --            --              --          21,570
Stock warrants issued for services
        rendered .......................           --              --      1,106,400            --              --       1,106,400
                                            ---------    ------------     ----------    ----------     -----------     -----------

Unrealized loss on securities ..........           --              --             --       (15,750)             --         (15,750)

Net loss for the quarter ended
   September 30, 1999 ..................           --              --             --            --              --      (4,347,177)
                                            ---------    ------------     ----------    ----------     -----------     -----------
                                            6,325,915    $  7,357,888     $1,977,300    $  (17,500)    $(9,979,497)    $  (661,809)
                                            =========    ============     ==========    ==========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                  BioShield Technologies, Inc. and Subsidiary
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             (UNAUDITED)                                (UNAUDITED)
                                                          THREE MONTHS ENDED                      JUNE 1, 1995 (INCEPTION)
                                                             SEPTEMBER 30,                              TO SEPTEMBER 30,
                                                 -----------------------------------         -----------------------------------
                                                      1999                  1998                 1999                  1998
                                                 -------------         -------------         -------------         -------------
Cash flows from operating activities:
  Net loss                                       $  (4,347,177)        $    (373,562)        $  (9,979,497)        $  (2,716,266)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization                       15,884                 5,078                76,565                37,544
    Issuance of stock and stock
     warrants for services rendered                  1,772,400                48,750             2,268,300               327,800
    Changes in operating assets and
     liabilities:
      (Increase) decrease in:
        Accounts receivable                             (5,479)              (15,827)             (107,492)             (125,908)
        Inventory                                      (14,340)              (14,935)             (165,743)             (172,719)
        Prepaid expenses and
         other current assets                           (9,938)                   --              (195,253)                   --
        Deposits and other assets                     (435,949)               42,000              (631,105)              (36,516)
    Increase in:
        Accounts payable                               125,859                36,554               723,736               346,092
        Accrued liabilities and  payroll               329,537                31,269               583,505               365,007
                                                 -------------         -------------         -------------         -------------
    Net cash used in operating activities           (2,569,203)             (240,673)           (7,426,984)           (1,974,966)

Cash flows from investing activities:
  Capital expenditures                                (337,412)                   --              (585,388)             (122,072)
  Purchase of marketable securities                         --                    --              (105,000)                   --
                                                 -------------         -------------         -------------         -------------
    Net cash used by investing activities             (337,412)                   --              (690,388)             (122,072)
                                                 -------------         -------------         -------------         -------------
Cash flows from financing activities:
  Proceeds from debt                                        --                    --               655,000               655,000
  Repayment of debt                                         --               (62,500)             (655,000)              (62,500)
  Contribution to capital                                   --               325,000               375,000               375,000
  Proceeds from stock warrants exercised                21,570               224,542             1,087,093               224,542
  Stock issued under stock option plan                      --                    --                15,000                    --
  Proceeds from stock issuances, net                 5,458,750             5,491,056            11,714,545             6,644,057
                                                 -------------         -------------         -------------         -------------
    Net cash provided by
     financing activities                            5,480,320             5,978,098            13,191,638             7,836,099
                                                 -------------         -------------         -------------         -------------
    Net increase (decrease) in cash                  2,573,705             5,737,425             5,074,266             5,739,061

Cash at beginning of period                          2,500,561                 1,636                    --                    --
                                                 -------------         -------------         -------------         -------------
Cash at end of period                            $   5,074,266         $   5,739,061         $   5,074,266         $   5,739,061
                                                 =============         =============         =============         =============

Supplemental disclosure of cash flow
information:
    Cash paid during the period
       for interest                              $      34,498         $          --         $      34,498         $          --



        The accompanying notes are an integral part of these statements.

                  BioShield Technologies, Inc. and Subsidiary
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 1999


NOTE A - BASIS OF PRESENTATION

    The interim financial statements included herein have been prepared by the Company without audit. These statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial position as of September 30, 1999 and the results of operations and cash flows for the period then ended. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes for the fiscal year ended June 30, 1999.


NOTE B - INVENTORIES

    Inventories consist primarily of raw materials, work in progress and finished goods, which are stated at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) valuation method.


NOTE C - LOSS PER COMMON SHARE

    The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share. Basic loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted loss per common share is not disclosed because the effect of the exchange or exercise of common stock equivalents would be antidilutive.


NOTE D - STOCK OPTIONS AND WARRANTS

    During the three months ended September 30, 1999, the following changes occurred in outstanding stock options and warrants.


                            Options outstanding at June 30, 1999         1,008,000
                            Options granted                                     --
                            Options cancelled                                   --
                            Options exercised                                   --
                                                                         ---------
                            Options outstanding at September 30, 1999    1,008,000
                                                                         =========

                  BioShield Technologies, Inc. and Subsidiary
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 1999

NOTE D - STOCK OPTIONS AND WARRANTS - Continued


                      Warrants outstanding at June 30, 1999              1,890,977
                      Warrants granted                                     240,000
                      Warrants cancelled                                        --
                      Warrants exercised                                    (3,600)
                                                                         ---------
                      Warrants outstanding at September 30, 1999         2,127,377
                                                                         =========


NOTE E - COMMITMENTS AND CONTINGENCIES

    On July 9, 1999, eMD.com, a subsidiary of the Company, entered into an agreement with iXL Enterprises, Inc. (iXL), a subsidiary of iXL, Inc. Under the agreement, iXL will provide strategic planning, and marketing advice in exchange for 600,000 shares of eMD.com common stock. The Company recorded a charge of $666,000 based on the fair market value of the eMD.com common stock issued to iXL. Fair market value was determined based on recent sales of eMD.com common stock in private placement offerings. On September 29, 1999, the Company recorded a charge of $1,106,400 based on the fair market value of the eMD.com common stock issued to CLR & Associates. Fair market value was determined based on the Black Scholes model. The total for the non-stock charges related to issuance of both stock and warrants was $1,772,400. The iXL common stock issuance increased Minority Interests by $666,000 and the CLR warrant issuance increased Paid-in-Capital by 1,106,400.

    The Company also entered into a separate agreement with iXL for the design and development of an internet website. Under the agreement, eMD.com will pay iXL a total of approximately $1,890,700 as work progresses on the development of the website. Through September 30, 1999, the Company had paid and expensed approximately $520,000 related to this agreement.

    On July 6, 1999, the Company entered into a lease agreement with an unrelated party to lease an office building for a term of ten years. Required minimum lease payments under this lease is approximately $45,000 per month for the year ending June 30, 2000.


NOTE F - SUBSEQUENT EVENTS

In addition to its development and marketing of proprietary antimicrobials, the Company is engaged in the sale and distribution of cleaning and deodorizing products in the retail and industrial segments. These products are exempt from regulation as "pesticides" under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"). Like many other companies engaged in the sale of these products, the Company has experienced regulatory scrutiny from the United States Environmental Protection Agency ("EPA"), which implements federal regulations under FIFRA regarding the labeling of these products. The EPA alleged that certain claims on the labels were inappropriate for these products in the absence of an EPA pesticide registration and required the Company to revise the labels to remove alleged pesticidal claims. While the Company did not agree with the EPA interpretation that the claims were pesticidal, the Company voluntarily agreed to revise the labels for these products. The EPA then authorized the sale of the products with the revised labels. On September 27, 1999, the EPA filed an administrative complaint against the Company seeking the assessment of a civil penalty in the amount of $97,340 relating to these alleged violations as well as an allegation that the Company refused an EPA inspection in 1998. The Company maintains that these allegations are without merit. However, in a demonstration of good faith and cooperation, the Company, while denying the alleged violations, agreed to the payment of a substantially reduced penalty on October 30, 1999 in the amount of $72,840. The company had previously accrued for the potential penalty in fiscal 1999.

In the month of October 1999, the company continued to develop its eMD.com business infrastructure. Significant contractual payment commitments of approximately $4,000,000 have been made by the company to several equipment, software and consulting business partners to complete the initial versions of the internet products by December 1999. Total cash payment commitments of approximately $3,000,000 are due by the end of December 1999. Management is currently raising additional investment capital to meet these commitments and to fund operational deficits that are anticipated throughout the early operational stages of the eMD.com strategy.

NOTE J - CONTINUED OPERATIONS

    The Company's continued existence as a going concern is ultimately dependent upon the success of future operations and its ability to obtain additional financing. As shown in the financial statements, the Company has incurred cumulative comprehensive losses of $9,996,997 from June 1, 1995 (inception) to September 30, 1999. The Company is a development stage company primarily engaged in research and development, patent filings, regulatory approvals and related activities. Through September 30, 1999, the Company had raised $15,459,938 of capital, including $6,124,750 classified as minority interest, through its initial public offering and other private offerings of its securities. The Company is actively seeking to obtain additional funds through public and private equity, debt funding, strategic collaborative agreements, or from other sources. The failure to raise the necessary additional capital in the future may cause substantial delays or reduction of the scope of the Company's business plan. The Company's continuation as a going concern is dependent upon its ability to generate or raise sufficient cash flow to meet its obligations on a timely basis, and ultimately to attain profitability. No assurances can be given that the Company will be successful in raising additional finances.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that such a provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability set forth in the Code, and (iv) for transactions from which the director derived an improper personal benefit. Article VI of the Registrant's Articles of Incorporation contains a provision eliminating or limiting the personal liability of a director of the Registrant to the fullest extent authorized by the Georgia Business Corporation Code.

    In addition, Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code, provides for indemnification of directors and officers of the Registrant for liability and expenses reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Registrant. Indemnification is permitted if the director or officer acted in a manner which he believed in good faith to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct to be unlawful; provided that the Registrant may not indemnify any director or officer (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or
(ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal profit was improperly received by him, except as determined by a court of competent jurisdiction. Article 9 of the Registrant's Bylaws contains a provision providing for the indemnification of officers and directors and advancement of expenses to the fullest extent authorized by the Georgia Business Corporation Code.

    The Registrant may seek to purchase and maintain directors and officers liability insurance which insures against liabilities that directors and officers of the Registrant may incur in such capacities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered other than underwriting discounts:



               Securities and Exchange Commission filing........................   $ 6,723.75
               NASDAQ fee ......................................................     7,500*
               Printing and engraving expenses..................................     5,000*
               Legal Fees and expenses..........................................    40,000*
               Accounting fees and expenses.....................................    15,000*
               Blue sky fees and expenses.......................................     5,000*
               Miscellaneous....................................................     2,500*
                         Total..................................................   $81,723.75

----------

* Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    In November 1996, the company sold 10 units to accredited investors, pursuant to the exemption from the registration requirements of the Securities Act afforded by ss.4(2) of the Act, each unit consisting of 16,667 shares, and two warrants, each warrant consisted of a right to purchase 16,667 shares of common stock at a purchase price of $1.50, totaling $250,001, pursuant to a private placement memorandum.

    From December 1996 to April 1997, the company sold 24 units to accredited investors, pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Act, totaling $600,000. Each unit consisted of 12,500 common shares and two warrants, each warrant consisted of a right to purchase 12,500 shares of common stock at a purchase price of $2.00 per share, pursuant to a private placement memorandum.

    In July 1997, the company sold 7 1/2 units to accredited investors pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Act. Each unit consisted of 5,000 shares of common stock and one warrant to purchase 5,000 shares at $5.00 per share totaling $187,500, pursuant to a private placement memorandum.

    Prior to June 30, 1996, the company sold an aggregate of 62,612 common shares to accredited investors pursuant to the exemption from the registration requirements of the securities Act afforded by S4(2) of the Act for cash of $115,000. On December 11, 1997, the company effected a 2.45-for-3 reverse stock split of its common stock and each outstanding warrant was adjusted 1 for 2 and to reduce the exercise price to $.50 per share of common stock. The shares issued in the reverse split did not require registration under the Securities Act in that the reverse split and warrant adjustment was not a "sale," "offer for sale" or "offer" as such terms are defined in the Securities Act.

    On February 27, March 16, and March 24, 1998, the company sold 90 units to 12 investors for an aggregate of $450,000 or $5,000 per unit, with each unit consisting of (i) a $5,000 non-negotiable promissory note payable on the earlier of an initial public offering or three years from the date of issuance, and (ii) a warrant to purchase up to 5,000 shares of common stock at the initial public offering price beginning six months after the offering and ending five years after issuance (for a total of 90 warrants exercisable into 450,000 shares of common stock). First Atlanta Securities, LLC acted as the company's placement agent with respect to the placement of the units and received $40,000 in cash and a warrant to purchase 40,000 shares of common stock at a price per share equal to 110% of the initial public offering price. The units and related placement agent's warrants were issued pursuant to the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Act. All of such investors were accredited and were provided with a connection with the company's proposed offering, the 1998 warrants are subject to an unconditional one-year lock-up from the first trading day of this Offering which prevents a holder of the 1998 warrants from exercising such warrants or otherwise transferring, conveying, or assigning such warrants for such one-year period.


ITEM 27.  EXHIBITS

             EXHIBIT
             NUMBER                                                 DESCRIPTION
             -------                                                -----------
               1.1      --   Form of Underwriting Agreement (2)

               1.2      --   Form of Underwriters' Warrants (2)

               3.1      --   Amended and Restated Articles of Incorporation of the company, dated
                             February 13, 1998 (2)


               3.2      --   Bylaws of the company (2)

               4.1      --   Form of Stock Certificate (2)

               4.2      --   Form of Unit Certificate (2)

               4.3      --   Form of Unit Warrant Certificate (2)

               4.4      --   Form of February/March 1998 Private Placement Investor Warrant (2)

               4.5      --   First Atlanta Warrant (2)

               4.6      --   Form of Public Investor Warrant Agreement (2)


               4.7      --   Form of November 1996 and December 1996 -- April 1996 Private Placement
                             Warrant (2)

               4.8      --   Form of July 1997 Private Placement Warrant (2)

               5.1      --   Opinion of Sims Moss Kline & Davis (1)

              10.1      --   Employment Agreement between the company and Timothy C. Moses, dated
                             January 1, 1998 (2).

              10.2      --   Employment Agreement between the company and Jacques Elfersy, dated
                             January 1, 1998 (2)

              10.3      --   Employment Agreement between the company and Joachim Berkner, dated
                             January 1, 1998 (2)

              10.4      --   Employment Agreement between the company and William O. Hitt, dated
                             March 11, 1998 (2)

              10.5      --   Material Lease between the company and Weeks Realty for Property in Norcross,
                             Georgia, dated April 24, 1997 (2)

              10.6      --   Material Lease between the company and Selig Enterprises for Property in
                             Norcross, Georgia, dated April 24, 1997 (2)

              10.7      --   Marketing and Distribution Agreement between the company and QVC, Inc., dated
                             November 5, 1997 (2)

              10.8      --   Sales Agreement between the company and HealthSafe Environmental Products, Inc., dated February 6, 1997 (2)

              10.9      --   Sales and Distribution Agreement between the company and Concrete MicroTech,
                             Inc., dated February 7, 1997 (2)

             10.10      --   Sales Agreement between the company and Sanitary Coating Systems, Inc., dated
                             November 13, 1997 (2)

             10.11      --   Consulting Agreement between the company and R.T.Consulting, Dated
                             December 5, 1997 (2)

             10.12      --   Promissory Note between the company and Stephen M. Dale, Dated May 12, 1998 (2)

             10.13      --   Agreement to provide edgarization services between the company and Revere
                             Financial Group, Inc., dated May 28, 1998 (2)

             10.14      --   Three Promissory Notes between the company and in favor of Judy Turner, dated
                             January 16, 1998, May 27, 1998, and June 5, 1998 (2)

             10.15      --   Option Agreement Pursuant to 1996 Director's Stock Option Plan (2)

             10.16      --   1997 Stock Incentive Plan (2)

             10.17      --   Patent Assignment Agreements by and among Jacques Elfersy, Joachim Berkner,
                             Timothy C. Moses, and the company, dated February 5, 1998 (2)(3)

             10.18      --   Letter Agreement with Moran Marketing company, Inc., dated September 8, 1998 (2)

             10.19      --   Employment Agreement between the company and Jeffrey A. Parker, dated September
                             17, 1998 (2)

             10.20      --   Transfer Agent Agreement between the company and American Securities Transfer &
                             Trust, Inc., dated August 27, 1998 (2)

             10.21      --   Employment Agreement between the company and Daniel E. Swaye, dated October
                             8, 1998 (2)

             10.22      --   Amendment to Exclusive Sales and Distribution Agreement between the company and Sanitary Coating Systems, LLP, dated as of February 12, 1999 (2)

             10.23      --   Agreement between the company and John T. Adams, dated April 1, 1999 (2)

             10.24      --   Financial Advisory and Consulting Agreement between the company and Grayson
                             Financial Services, LLP, dated as of April 1, 1999 (2)


             10.25      --   Financial Advisory and Consulting Agreement between the company and C.L.R.
                             Associates, dated as of April 1, 1999 (2)

             10.26      --   Certificate of Incorporation of Electronic Medical Distribution, Inc. (2)

             10.27      --   Bylaws of Electronic Medical Distribution, Inc. (2)

             10.28      --   1999 Directors Stock Option Plan of Electronic Medical Distribution, Inc. (2)

             10.29      --   Form of Directors Nonqualified Initial Stock Option Grant of Electronic
                             Medical Distribution, Inc. (2)

             10.30      --   Form of Directors Nonqualified Succeeding Stock Option Grant of Electronic
                             Medical Distribution, Inc. (2)

             10.31      --   1997 Stock Incentive Plan, as amended (2)

            10.31a      --   Amended 1999 Directors Stock Option Plan of Allergy Superstore.com, Inc. (4)

             10.32      --   Amended Form of Directors Non-Qualified Initial Stock Option Grant of Allergy
                             Superstore.com, Inc. (4)

             10.33      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to
                             Carl T. Garner (4)

             10.34      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to
                             Michel M. Azran (4)

             10.35      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to Kevin
                             Smith (4)

             10.36      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to Chip
                             Howes (4)

             10.37      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to
                             U. Bertram Ellis, Jr. (4)

             10.38      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to
                             Duncan James (4)

             10.39      --   Allergy Superstore.com, Inc. Initial Directors Non-Qualified Stock Option Grant to
                             Mark Spargo (4)

             10.40      --   Amended 1999 Medical Advisory Directors Stock Option Plan for Allergy Superstore.com,
                             Inc. (4)

             10.41      --   Form of Medical Advisory Directors Non-Qualified Initial Stock Option Grant for Allergy
                             Superstore.com, Inc. (4)

             10.42      --   Form of Non-Qualified Succeeding Stock Option Grant for Allergy Superstore.com, Inc. (4)

             10.43      --   Allergy Superstore.com, Inc. Initial Medical Advisory Directors Non-Qualified Stock
                             Option Grant for Gerald Vanderpool (4)

             10.44      --   Allergy Superstore.com, Inc. Initial Medical Advisory Directors Non-Qualified Stock
                             Option Grant for Scott Carroll (4)

             10.45      --   Allergy Superstore.com, Inc. Initial Medical Advisory Directors Non-Qualified Stock
                             Option Grant for Richard Stout (4)

             10.46      --   Allergy Superstore.com, Inc. Form of 1999 Equity Incentive Plan (4)

             10.47      --   Allergy Superstore.com, Inc. Form of 1999 Equity Incentive Plan Stock Option Agreement
                             (4)

             10.48      --   Allergy Superstore.com, Inc. Stock Option Agreement, dated as of May 6, 1999, to
                             Jacques Elfersy for 2,250,000 Option Shares of Allergy Superstore.com, Inc. (4)

             10.49      --   Allergy Superstore.com, Inc. Stock Option Agreement, dated as of May 6, 1999, to Timothy
                             C. Moses for 2,250,000 Option Shares of Allergy Superstore.com, Inc. (4)

             10.50      --   Allergy Superstore.com, Inc. 1999 Employee Stock Purchase Plan (4)

             10.51      --   BioShield Technologies, Inc. Directors Stock Option Agreement for the grant to
                             Michel M. Azran of 10,000 shares of common stock, dated as of April 1, 1999 (4)

             10.52      --   BioShield Technologies, Inc. Stock Incentive Agreement, dated as of December 1, 1998 for an option to purchase 150,000 shares for Jacques Elfersy (4)


             10.53      --   BioShield Technologies, Inc. Stock Incentive Agreement, dated as of December 1, 1998 for an option to purchase 150,000 shares for Timothy C. Moses (4)

             10.54      --   Employment letter for Maggie M. Perritt, dated as of May 20, 1999 (4)

             10.55      --   Employment Agreement for John T. Adams, dated as of June 14, 1999 (4)

             10.56      --   iXL Master Service Agreement between iXL, Inc. and BioShield Technologies, Inc., dated as of
                             June 7, 1999 (4)

             10.57      --   Strategic Alliance Agreement between iXL Enterprises, Inc. and Allergy Superstore.com, Inc.,
                             dated as of July 9, 1999 (4)

             10.58      --   Securities Purchase Agreement, dated as of June 30, 1999 by and among Allergy
                             Superstore.com, Inc. and Jackson, LLC (4)

             10.59      --   Registration Rights Agreement, dated as of June 30, 1999 by and among BioShield Technologies and Jackson, LLC (4)

             10.60      --   Registration Rights Agreement, dated as of June 30, 1999 by and among Allergy
                             Superstore.com, Inc. and Jackson, LLC (4)

             10.61      --   Transfer Agent Instructions, dated as of June 30, 1999 (4)

             10.62      --   Warrant Agreement, dated as of June 30, 1999 by and among Allergy Superstore.com, Inc. and
                             Jackon, LLC (4)

             10.63      --   Securities Purchase Agreement, dated as of August 25, 1999 by and among Allergy
                             Superstore.com, Inc. and Cache Capital (USA) L.P. (4)

             10.64      --   Registration Rights Agreement, dated as of August 25, 1999 by and among BioShield
                             Technologies and Cache Capital (USA) L.P. (4)

             10.65      --   Registration Rights Agreement, dated as of August 25, 1999 by and among Allergy
                             Superstore.com, Inc. and Cache Capital (USA) L.P. (4)

             10.66      --   Transfer Agent Instructions, dated as of August 25, 1999 (4)

             10.67      --   Warrant Agreement, dated as of August 25, 1999 by and among Allergy Superstore.com, Inc.
                             and Cache Capital (USA) L.P. (4)

             10.68      --   Securities Purchase Agreement, dated as of August 25, 1999 by and among Allergy
                             Superstore.com, Inc. and GPS America Fund Ltd (4)

             10.69      --   Registration Rights Agreement, dated as of August 25, 1999 by and among BioShield
                             Technologies and GPS America Fund Ltd (4)

             10.70      --   Registration Rights Agreement, dated as of August 25, 1999 by and among Allergy
                             Superstore.com, Inc. and GPS America Fund Ltd (4)

             10.71      --   Transfer Agent Instructions, dated as of August 25, 1999 (4)

             10.72      --   Warrant Agreement, dated as of August 25, 1999 by and among Allergy Superstore.com, Inc.
                             and GPS America Fund Ltd (4)

             10.73      --   Securities Purchase Agreement, dated as of September 2, 1999 by and among Allergy
                             Superstore.com, Inc. and Atlantis Capital Fund Limited (4)

             10.74      --   Registration Rights Agreement, dated as of September 2, 1999 by and among BioShield
                             Technologies and Atlantis Capital Fund Limited (4)

             10.75      --   Registration Rights Agreement, dated as of September 2, 1999 by and among Allergy
                             Superstore.com, Inc. and Atlantis Capital Fund Limited (4)

             10.76      --   Transfer Agent Instructions, dated as of September 2, 1999 (4)

             10.77      --   Warrant Agreement, dated as of September 2, 1999 by and among Allergy Superstore.com, Inc.
                             and Atlantis Capital Fund Limited (4)

             10.78      --   Warrant Agreement, dated as of September 2, 1999 by and among Allergy Superstore.com,
                             Inc. and J.P. Carey Securities, Inc. (4)

             10.79      --   Warrant Agreement, dated as of September 2, 1999 by and among Allergy Superstore.com, Inc.
                             and Greenfield Capital Partners, LLC (4)


             10.80      --   Legal Opinion of Sims Moss Kline & Davis LLP, dated as of June 30, 1999 (4)

             10.81      --   Placement Agent Agreement, dated as of June 30, 1999 between Allergy Superstore.com, Inc.
                             and J.P. Carey Securities, Inc. (4)

             10.82      --   Private Equity Credit Agreement by and between Jackson, LLC and BioShield Technologies,
                             Inc., dated as of June 30, 1999 (4)

             10.83      --   Registration Rights Agreement, dated as of June 30, 1999 between BioShield Technologies, Inc. (4)

             10.84      --   Transfer Agent Letter, dated as of June 30, 1999 (4)

             10.85      --   Lease Agreement with Technology Park, dated as of July 6, 1999 (4)

             10.86      --   Guaranty of BioShield Technologies, Inc. to Lease Agreement, dated as of July 7, 1999 (4)

             10.87      --   Financial Advisory and Consulting Agreement, dated as of August 1, 1999 between BioShield
                             Technologies, Inc. and White Capital Group, Ltd. (4)

             10.88      --   Harwood House Contract for Interior Design, dated as of August 18, 1999 (4)

             10.89      --   Summit Marketing Group, Inc. Marketing Proposal, dated as of August 19, 1999 (4)

             10.90      --   Employment Agreement dated as of August 30, 1999 between eMD.com, Inc. and Sharon Kay Allred (4)

             10.91      --   Contract for Purchase of NDC Managed Care Mail Order Pharmacy System, dated as of
                             September 7, 1999 (4)

             10.92      --   Offer of Employment to Eric B. Adams, dated as of June 12, 1999 (4)

             10.93      --   Employment agreement, dated as of September 10, 1999 between eMD.com, Inc. and
                             Wayne A. Roberts (4)

             10.94      --   Construction Agreement between Beers Construction Company and eMD.com, Inc., dated as of
                             September 13, 1999 (4)

             10.95      --   Employment Agreement between the Company and Timothy S. Heyerdahl dated October 11, 1999 (5)

             10.96      --   Employee Stock Option Agreement between the Company and Timothy S. Heyerdahl dated
                             October 11, 1999 for BioShield Technologies, Inc. common stock. (5)

             10.97      --   Employee Stock Option Agreement between the Company and Timothy S. Heyerdahl dated
                             October 11, 1999 for Electronic Medical Distribution, Inc. common stock. (5)

             10.98      --   Warrant Agreement between the Company and CLR & Associates dated September 29, 1999. (5)

             10.99      --   Employment Agreement between Electronic Medical Distribution, Inc. and Timothy S. Heyerdahl dated
                             November 17, 1999 (2)

             10.100     --   Amendment dated January 6, 2000 to Private Equity Credit Agreement by and between Jackson LLC and
                             Bioshield Technologies, Inc. (1)

             10.101     --   Financial Advisory and Consulting Agreement dated January 1, 2000 between Electronic Medical
                             Distribution, Inc. and J. P. Carey Securities, Inc. (1)

             23.1       --   Form of Consent by Grant Thornton, LLP (1)

             23.2       --   Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)

------------

(1)      Filed herewith
(2) Filed as the corresponding exhibit to the Company's Registration Statement on Form SB-2 (Registration number 333-57767).
(3) Confidential treatment has been requested with respect to portions of this document. Omitted portions have been filed separately with the Securities and Exchange Commission.
(4) Filed as the corresponding exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999 and incorporated herein by reference.
(5) Filed as the corresponding exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.

ITEM 28.  UNDERTAKINGS

The company hereby undertakes that

    (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

    (a) Include any prospectus required under Section 10(a)(3) of the Securities Act;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the provisions described under Item 24 above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted against the company by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The company hereby undertakes that (i) for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective; and (ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, State of Georgia, on January 7, 2000.


                                     BIOSHIELD TECHNOLOGIES, INC.


                                     By: /s/ TIMOTHY C. MOSES
                                     ----------------------------------------
                                                Timothy C. Moses
                                                    President

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy C. Moses and Jacques Elfersy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, January lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       TITLE                                             DATE
             ---------                       -----                                             ----

             /s/ Timothy C. Moses            President; Chief Executive Officer;               January 7, 2000
             -------------------             Director (Principal Executive Officer)
             Timothy C. Moses


             /s/ Jacques Elfersy             Chairman of the Board; Vice President of          January 7, 2000
             ------------------------        Operations and Director of Regulatory
             Jacques Elfersy                 Affairs


             /s/ Timothy S. Heyerdahl        Executive Vice President and Chief                January 7, 2000
             ------------------------        Financial Officer (Principal Financial
             Timothy S. Heyerdahl            and Accounting Officer)


             /s/ Carl T. Garner              Director                                          January 7, 2000
             ------------------------
             Carl T. Garner


             /s/ Michel Azran                Director                                          January 7, 2000
             ------------------------
             Michel Azran